--------------------------------------------------------------------------------

                           PRO FORMA VALUATION REPORT

                               ASB HOLDING COMPANY

                               HOLDING COMPANY FOR
                           AMERICAN BANK OF NEW JERSEY
                             Bloomfield, New Jersey


                                  Dated As Of:
                                  May 31, 2005

--------------------------------------------------------------------------------



                                  Prepared By:

                              RP(R) Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP(R) Financial, LC.
---------------------------------------
Financial Services Industry Consultants

                                                                    May 31, 2005


Board of Directors
American Savings, MHC
ASB Holding Company
American Bank of New Jersey
365 Broad Street
Bloomfield, New Jersey  07003

Members of the Boards of Directors:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by American Bancorp of New Jersey, Inc., Bloomfield, New Jersey ("Company") in connection with the mutual-to-stock conversion of American Savings, MHC (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 70% of the common stock of ASB Holding Company (the "MHC Shares"), the mid-tier holding company for American Bank of New Jersey, Bloomfield, New Jersey (the "Bank"). The remaining 30% of ASB Holding Company's ("ASB") common stock is owned by public stockholders. ASB, which was formed in June 2003, owns 100% of the common stock of the Bank. It is our understanding that ASB will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other
Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large.

         This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC").


Plan of Conversion and Reorganization
-------------------------------------

         On May 18, 2005, the respective Boards of Directors of the MHC, ASB and the Bank adopted the plan of conversion and reorganization (the "Plan"), pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the Plan, the Bank will establish a New Jersey chartered stock holding company named American Bancorp of New Jersey, Inc., and the shares of the ASB's stock that are currently owned by public stockholders

--------------------------------------------------------------------------------

Washington Headquarters
Rosslyn Center                                        Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                     Fax No.:  (703) 528-1788
Arlington, VA  22209                              Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                                E-Mail:  mail@rpfinancial.com

RP(R) Financial, LC.
Board of Directors
May 31, 2005
Page 2


will be converted, based on an exchange ratio, into shares of American Bancorp of New Jersey, Inc. stock. The MHC will be eliminated and the Bank will become a wholly-owned subsidiary of American Bancorp of New Jersey, Inc., which will be owned entirely by public stockholders.

         As part of the conversion and reorganization, the Company will sell shares of common stock in an offering that will represent the ownership interest in ASB currently owned by the MHC. As of March 31, 2005, the MHC's ownership interest in ASB approximated 70.00%. The Company will also issue shares of its common stock to the public stockholders of ASB pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued ASB common stock as owned immediately prior to the conversion. As of March 31, 2005, the public stockholders' ownership interest in ASB approximated 30.00%.


RP(R) Financial, LC.
--------------------

         RP(R) Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting  from  mutual-to-stock  form.  The  background  and  experience of RP
Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.


Valuation Methodology
---------------------

         In preparing our Appraisal, we have reviewed the regulatory applications of ASB, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of ASB, the Bank and the MHC that has included a review of audited financial information for fiscal years ended September 30, 2000 through 2004 and interim financial results through March 31, 2005, and due diligence related discussions with ASB's management; Crowe Chizek and Company LLC, ASB's independent auditor; Malizia Spidi & Fisch, P.C., ASB's conversion counsel; and Keefe, Bruyette & Woods, Inc., the Bank's financial and marketing advisors in connection with the Company's stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which ASB operates and have assessed ASB's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential

RP(R) Financial, LC.
Board of Directors
May 31, 2005
Page 3


impact on ASB and the industry as a whole. We have analyzed the potential effects of the stock conversion on ASB's operating characteristics and financial performance as they relate to the pro forma market value of ASB. We have analyzed the assets held by the MHC, which will be consolidated with ASB's assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company's primary market area. We have compared ASB's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

         The Appraisal is based on ASB's representation that the information contained in the regulatory applications and additional information furnished to us by ASB and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by ASB, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of ASB. The valuation considers ASB only as a going concern and should not be considered as an indication of ASB's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for ASB and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of ASB's stock alone. It is our understanding that there are no current plans for selling control of ASB following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which ASB's common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of May 31, 2005, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in ASB, and (2) exchange shares issued to existing public shareholders of ASB, was $107,142,850 at the midpoint. Based on this valuation and the approximate 70.00% ownership interest being sold in the public offering, the midpoint value of

RP(R) Financial, LC.
Board of Directors
May 31, 2005
Page 4


the Company's stock offering is $75,000,000, equal to 7,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering value of $63,750,000 and a maximum offering value of $86,250,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 6,375,000 shares at the minimum and 8,625,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $99,187,500 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 9,918,750 shares.


Establishment of the Exchange Ratio
-----------------------------------

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ASB stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ASB equal to 30.00% as of March 31, 2005. The exchange ratio to be received by the existing minority shareholders of ASB will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, The exchange ratio to be received by the existing minority shareholders of ASB will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.63960 shares, 1.92894 shares, 2.21828 shares and 2.55102 shares of newly issued shares of ASB stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.


Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of ASB immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP(R) Financial, LC.
Board of Directors
May 31, 2005
Page 5


         RP Financial's valuation was based on the financial condition, operations and shares outstanding of ASB as of March 31, 2005, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of ASB and the exchange of the public shares for newly issued shares of ASB common stock as a full public company was determined independently by the Boards of Directors of the MHC, ASB and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of ASB, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of ASB's stock offering.


                                                 Respectfully submitted,

                                                 RP(R) FINANCIAL, LC.


                                                 /s/Ronald S. Riggins

                                                 Ronald S. Riggins
                                                 President


                                                 /s/James P. Hennessey

                                                 James P. Hennessey
                                                 Senior Vice President

RP(R) Financial, LC.


                                TABLE OF CONTENTS
                               ASB HOLDING COMPANY
                             Bloomfield, New Jersey


                                                                                                        PAGE
  DESCRIPTION                                                                                           NUMBER
  -----------                                                                                           ------


CHAPTER ONE                         OVERVIEW AND FINANCIAL ANALYSIS
-----------

      Plan of Conversion and Reorganization                                                              1.1
      Strategic Overview                                                                                 1.2
      Balance Sheet Trends                                                                               1.6
      Income and Expense Trends                                                                          1.10
      Interest Rate Risk Management                                                                      1.15
      Lending Activities and Strategy                                                                    1.16
      Asset Quality                                                                                      1.20
      Funding Composition and Strategy                                                                   1.21
      Subsidiaries and Other Activities                                                                  1.22
      Legal Proceedings                                                                                  1.22



CHAPTER TWO                         MARKET AREA ANALYSIS
-----------

      Introduction                                                                                       2.1
      Market Area Demographics                                                                           2.2
      Summary of Local Economy and Workforce                                                             2.4
      Market Area Deposit Characteristics                                                                2.6



CHAPTER THREE                       PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                                                               3.1
      Financial Condition                                                                                3.7
      Income and Expense Components                                                                      3.9
      Loan Composition                                                                                   3.12
      Credit Risk                                                                                        3.14
      Interest Rate Risk                                                                                 3.16
      Summary                                                                                            3.16

RP(R) Financial, LC.

                                TABLE OF CONTENTS
                               ASB HOLDING COMPANY
                             Bloomfield, New Jersey
                                   (continued)

                                                                                                        PAGE
  DESCRIPTION                                                                                          NUMBER
  -----------                                                                                          ------


CHAPTER FOUR                        VALUATION ANALYSIS
------------
      Introduction                                                                                       4.1
      Appraisal Guidelines                                                                               4.1
      RP Financial Approach to the Valuation                                                             4.1
      Valuation Analysis                                                                                 4.2
             1.   Financial Condition                                                                    4.3
             2.   Profitability, Growth and Viability of Earnings                                        4.4
             3.   Asset Growth                                                                           4.5
             4.   Primary Market Area                                                                    4.5
             5.   Dividends                                                                              4.6
             6.   Liquidity of the Shares                                                                4.8
             7.   Marketing of the Issue                                                                 4.9
                       A.  The Public Market                                                             4.9
                       B.  The New Issue Market                                                          4.14
                       C.  The Acquisition Market                                                        4.17
                       D.  Trading in ASB Holding Company's Stock                                        4.17
             8.   Management                                                                             4.18
             9.   Effect of Government Regulation and Regulatory Reform                                  4.18
      Summary of Adjustments                                                                             4.19
      Valuation Approaches 4.19
      Comparison to Recent Conversions                                                                   4.22
      Valuation Conclusion 4.23
      Establishment of the Exchange Ratio                                                                4.23


RP(R) Financial, LC.


                                 LIST OF TABLES
                               ASB HOLDING COMPANY
                             Bloomfield, New Jersey


TABLE
NUMBER                           DESCRIPTION                                                               PAGE
------                           -----------                                                               ----

     1.1               Historical Balance Sheets                                                            1.7
     1.2               Historical Income Statements                                                         1.11


     2.1               Map of Branch Locations                                                              2.2
     2.2               Summary Demographic Data                                                             2.3
     2.3               Estimated and Projected Employment                                                   2.5
     2.4               Market Area Unemployment Trends                                                      2.6
     2.5               Essex County Deposit Detail                                                          2.8


     3.1               Peer Group of Publicly-Traded Thrifts                                                3.3
     3.2               Balance Sheet Composition and Growth Rates                                           3.8
     3.3               Income as a Percent of Average Assets and Yields, Costs, Spreads                     3.10
     3.4               Loan Portfolio Composition and Related Information                                   3.13
     3.5               Credit Risk Measures and Related Information                                         3.15
     3.6               Interest Rate Risk Measures and Net Interest Income Volatility                       3.17


     4.1               Peer Group Market Area Comparative Analysis                                          4.7
     4.2               Pricing Characteristics and After-Market Trends                                      4.15
     4.3               Public Market Pricing                                                                4.25


RP(R) Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS



         American Bank of New Jersey ("American" or the "Bank") is a federally-chartered stock savings bank headquartered in Bloomfield, New Jersey. American conducts retail banking operations in northern New Jersey out of a main office and administrative facility located in Bloomfield, New Jersey, and a branch office in Cedar Grove, New Jersey. The Company's offices are located approximately 15 miles west of New York City. The Bank is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

         ASB Holding Company ("ASB" or the "Company") is a federal corporation that commenced operations in June 2003, for the purpose of being a holding company for the Bank in conjunction with the mutual holding company reorganization and minority stock issuance. Specifically, on October 3, 2003, the Company sold 1,666,350 shares of common stock to the public, reflecting a 30% ownership, while the remaining shares (3,888,150) were retained by American Savings, MHC (the "MHC"). The public shares were issued at $10.00 per share resulting in gross proceeds of $16.7 million, and net proceeds after expenses of $16.1 million.

         The publicly-held shares have traded on the Over-The-Counter Bulletin Board ("OTC BB") under the ticket "ASBH" since the initial public offering ("IPO"). As of the valuation date, ASB's stock price closed at $23.00 per share. ASB's stock has historically had limited trading volume since the IPO, often with periods of several days of no trades, which is typical for stocks with a small public market capitalization.


Plan of Conversion and Reorganization
-------------------------------------

         On May 18, 2005, the respective Boards of Directors of the MHC, the Company and the Bank adopted a plan of conversion and reorganization (the "Plan"), pursuant to which the organization will convert from the two-tier mutual holding company structure to the full stock holding company structure and undertake a second-step conversion offering. The MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the Plan of Conversion and Reorganization (the "Plan"), the Bank will establish a New Jersey-chartered stock holding

RP(R) Financial, LC.
Page 1.2

company named American Bancorp of New Jersey, Inc. ("Bancorp"), and the shares of the ASB's stock that are currently owned by public stockholders will be converted, based on an exchange ratio, into shares of Bancorp stock. The MHC will be eliminated and the Bank will become a wholly-owned subsidiary of Bancorp, which will be owned entirely by public stockholders.

         It is anticipated that the offering shares will be offered in a Subscription Offering to the Bank's Eligible Account Holders, Tax-Qualified Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription Offering, the shares may be offered for sale in a Community Offering. After completion of the offering, Bancorp is expected to downstream 50% of the net offering proceeds. The net proceeds retained by Bancorp will be used to extend a loan to the employee stock ownership plan ("ESOP") and for deposit in the subsidiary bank.

         Hereinafter, the historical operations of ASB and the prospective operations of Bancorp as the successor will be collectively referred to as "ASB" or the "Company" unless specifically stated otherwise.


Strategic Overview
------------------

         The Company has historically emphasized community-oriented banking operations through the Bank, its wholly-owned and principal operating subsidiary. In this regard, the Company has emphasized providing financial services that meet the borrowing and savings needs of its local customer base. The Company has historically maintained an operating strategy that is consistent with a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits constitute the principal components of the Company's assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans (including home equity loans), the Company's lending diversification has been comparatively modest, consisting primarily of commercial real estate and multi-family loans and, to a lesser extent, construction and non-mortgage consumer and commercial and industrial ("C&I") lending. As will be discussed in the following analysis, the Company's future operations are expected to be focused

RP(R) Financial, LC.
Page 1.3

more heavily upon the building of commercial loan and deposit relationships through an expanded retail branch structure.

         Investments have served as a supplement to the Company's lending activities and the investment portfolio is considered to be indicative of a low credit risk investment philosophy. The investment portfolio is comprised primarily of mortgage-backed securities ("MBS") and collateralized mortgage obligations ("CMOs") as well as an adjustable rate mortgage ("ARM") mutual fund and U.S. agency securities. The majority of the Company's investment portfolio is classified as available for sale ("AFS"), while a small balance is classified as held-to-maturity ("HTM"). The Company also currently maintains a moderate balance of cash and cash equivalents for liquidity purposes.

         Retail deposits have consistently served as the primary interest-bearing funding source for the Company. Deposit growth has generally been adequate enough to fund most of the Company's asset growth, with such growth consisting of a mixture of certificates of deposit ("CDs") and transaction and savings accounts. The Company has relatively large balances of non-CD accounts (savings and interest-bearing demand accounts) which have increased modestly as a ratio of total deposits in recent years. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs (i.e., to limit the requirement to pay aggressively to attract deposit funds to meet established growth objectives) and interest rate risk. FHLB advances constitute the Company's principal source of borrowings with many advances consisting of fixed term fixed rate or fixed rate amortizing borrowings.

         The Company's earnings base has historically been dependent upon net interest income and operating expense levels, reflecting the Company's traditional thrift operating strategy. In this regard, the Company's recent earnings have been favorably impacted by balance sheet growth trends, which have facilitated growth of net interest income and improvements to the Company's operating efficiency. The pro forma increase capital is expected to facilitate growth and leveraging opportunities, but the implementation of the de novo branching and lending staff expansion plans will limit improvement in operating efficiency over the next couple of years.

         In  summary,   the  Company  has   historically   pursued  a  portfolio
residential lending strategy with a moderate diversification into construction lending and commercial and multi-family real

RP(R) Financial, LC.
Page 1.4

estate mortgage lending. In the first half of fiscal 2005, the Company employed a new President and Chief Operating Officer ("COO") with the objective of pursuing a commercial focus, given his substantial experience in commercial lending and executive management in several larger regional banking organizations. In addition, the Bank is in the process of hiring locally-based commercial lenders.

         ASB plans to gradually restructure the loan portfolio to include a greater proportion of commercial real estate and non-mortgage loans, multi-family loans, as well as construction loans. In this regard, the Company will seek to emphasize high quality and flexible service, capitalizing on its local orientation and expanded array of products and services. Accordingly, in the future, ASB's portfolio lending operations consists of two principal segments as follows: (1) residential mortgage lending; and (2) multi-family and commercial mortgage lending, C&I lending and construction lending. Moreover, the Company will also seek to more actively participate in secondary market loan origination and sales, with the dual objectives of generating fee and mortgage loan servicing income while offering a broader array of long term fixed rate residential mortgage loan products without incurring undue interest rate risk exposure. The Company plans to add up to three additional loan officers in this regard.

         The Company is seeking to develop the related infrastructure required to undertake more diversified lending. In this regard, management is in the process of developing extensive policies and procedures pertaining to credit standards and the administration of commercial accounts and construction loans. Additionally, the Company anticipates employing up to six additional commercial loan officers over the next three years with the objective of developing and maintaining commercial account relationships, while additional support personnel are also expected to meet the targeted growth and lending objectives. Importantly, the employment of experienced commercial account officers and support personnel is expected to increase overhead during the near term until offsetting revenues can be generated through the related lending activities.

         ASB is planning to undertake, several major initiatives to enhance its infrastructure and office facilities, primarily including significant capital investments in fixed assets. In order to support anticipated growth, particularly in the area of commercial account relationships, the Company's business plan calls for the opening of a new branch office every six months for a total of five over the next three year period. While definitive locations have not been identified

RP(R) Financial, LC.
Page 1.5

in all locations, new offices are expected to be situated in nearby areas of northern New Jersey and will be sited with the objective of supporting the anticipated growth in commercial account relationships. Given the cost of land and construction in ASB's northern New Jersey market, the total capital investment in each of these offices is expected to be in the range of $3 million each, including land, construction and furniture and fixtures investments. In addition to these new branch facilities, the Company is seeking to lease new office space to house additional personnel to be employed to support targeted growth. Thus, the employment of additional staff for the de novo branches, lending expansion and administrative support will increase personnel costs in the short-run without a commensurate increase in revenues.

         The capital realized from the stock offering will increase the operating flexibility and overall financial strength of ASB, as well as support the de novo branching and lending diversification initiatives. In addition, the increase may facilitate the opportunity to expand through acquisitions of other commercial banks or thrifts or other financial service providers. The projected use of stock proceeds is highlighted below.

     o    Company.  The  Company  is  expected  to  retain  up to 50% of the net
          -------
          offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into short to intermediate term investment securities. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o    Bank.  At least 50% of the net offering  proceeds will be infused into
          ----
          the Bank in exchange for all of the Bank's newly-issued stock. The increase in the Bank's capital will be less than the 50% of the net offering proceeds infused, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., repaying overnight borrowings, funding lending activities and for general corporate purposes.


         Overall, it is the Company's objective to pursue growth that will serve to increase returns. At the same time, the Company has acknowledged that it intends to operate with excess capital

RP(R) Financial, LC.
Page 1.6

in the near term, operating with a below market return on equity ("ROE"), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.


Balance Sheet Trends
--------------------

         Over the last 5 years, the Company has sought to expand the balance sheet primarily on a retail basis through expansion of the loan portfolio funded predominantly by growth of deposits as well as through borrowed funds on a supplemental basis. One of the objectives of the foregoing growth strategy has been to leverage the capital raised in the Company's minority stock offering completed as of October 3, 2003.

         The Company's growth strategy is evidenced in the summary balance sheet data set forth in Table 1.1, which shows that total assets increased 16.3% annually from $223.5 million at the end of fiscal 2000, to $441.0 million as of March 31, 2005. The most significant portion of the balance sheet growth realized in recent periods has been achieved in the portfolio of residential mortgage loans, including both fixed rate and adjustable rate loans. The Company has sought to emphasize adjustable rate and/or hybrid loans (i.e., loans which are fixed for an initial period typically ranging from five or seven years and then converts to an adjustable rate loan). However, demand for adjustable rate and hybrid loans has historically been limited in the Company's market, particularly as long-term interest rates diminished to historically low levels over the last couple of years. Accordingly, a significant portion of the loan growth has been realized in fixed rate residential mortgage loans. Management has sought to partially mitigate the interest rate risk associated with long term fixed rate mortgage loans by partially funding a portion of the growth through fixed rate borrowings. While the terms on the Company's recent borrowings are shorter than the terms of the fixed rate loans placed into portfolio, management has indicated it is willing to incur what it perceives to be a manageable level of interest rate risk to enhance overall earnings levels, particularly in view of the non-interest bearing capital which will be raised in the second step stock offering.

         Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 17.4% since 2000. Recent deposit growth has been attributable to several factors, including the opening of the Cedar Grove branch in fiscal 2001 and the recent success in attracting several large municipal accounts. Borrowings have increased at a 10.4% compounded

RP(R) Financial, LC.
Page 1.7

                                                            Table 1.1
                                                       ASB Holding Company
                                                    Historical Balance Sheets
                                                  (Amount and Percent of Assets)

                                                                                                                          Compounded
                                              As of the Fiscal Year Ended September 30,                                     Annual
                     -------------------------------------------------------------------------------------     As of        Growth
                           2000              2001              2002            2003             2004       March 31, 2005    Rate
                     ---------------- ----------------  ---------------  ---------------- ---------------  ---------------- --------
                     Amount    Pct    Amount    Pct     Amount    Pct    Amount   Pct     Amount    Pct    Amount    Pct      Pct
                     ------    ---    ------    ---     ------    ---    ------   ---     ------    ---    ------    ---      ---
                     ($000)    (%)    ($000)    (%)     ($000)    (%)    ($000)   (%)     ($000)    (%)    ($000)    (%)      (%)
Total Amount of:
  Assets             $223,521 100.00% $258,208 100.00% $334,879 100.00% $427,066 100.00% $424,944 100.00% $440,954 100.00%  16.30%
  Cash and cash
    equivalents         4,152   1.86%   22,109   8.56%   17,330   5.18%   38,365   8.98%    8,034   1.89%    4,841   1.10%   3.47%
  Loans receivable
   (net)              139,906  62.59%  166,322  64.41%  208,374  62.22%  262,844  61.55%  308,970  72.71%  333,252  75.58%  21.27%
  Loans held for sale     452   0.20%        0   0.00%        0   0.00%        0   0.00%        0   0.00%      302   0.07%  -8.57%
  Securities - AFS     14,887   6.66%   52,022  20.15%   90,134  26.92%  107,391  25.15%   89,495  21.06%   75,992  17.23%  43.66%
  Securities - HTM     56,627  25.33%   10,187   3.95%    6,970   2.08%    2,839   0.66%    2,794   0.66%    8,526   1.93% -34.34%
  Federal Home Loan
    Bank stock          2,260   1.01%    2,300   0.89%    2,200   0.66%    3,150   0.74%    2,890   0.68%    3,513   0.80%  10.30%
  Deposits            159,302  71.27%  188,828  73.13%  264,587  79.01%  292,826  68.57%  322,716  75.94%  328,043  74.39%  17.41%
  Total borrowings     43,700  19.55%   46,000  17.82%   44,000  13.14%   55,000  12.88%   57,491  13.53%   68,263  15.48%  10.42%
  Total equity         17,077   7.64%   20,155   7.81%   21,872   6.53%   22,339   5.23%   39,314   9.25%   38,811   8.80%  20.01%

  Loans/Deposits               87.82%           88.08%           78.75%           89.76%           95.74%          101.59%

Source:  ASB Holding Company's audited financial statements and prospectus.

RP(R) Financial, LC.
Page 1.8


annual pace over this period as such funds have been used for certain asset-liability management strategies as well as to support balance sheet expansion.

         In the future, management has indicated that it will be seeking to continue to grow the Company's loan and deposit portfolios, with an increased focus on commercial deposits and loans. At the same time, ASB will continue to offer a broad mix of residential mortgage and consumer loan and deposit products to serve its traditional customer base.

         Annual equity growth equaled 20.01% since the end of fiscal 2000, reflecting the impact of retained earnings over the period and the infusion of $16.1 million of net offering proceeds from the minority stock offering completed as of October 2003. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment as well as the incremental cost of the stock benefit plans and planned expansion. Over the longer term, as the new equity is leveraged through growth, the ROE is expected to improve.


         Loans Receivable
         ----------------

             As described above, the Company's loan portfolio has increased at a comparatively rapid pace over the last five fiscal years, increasing at a 21.3% compounded annual growth rate. The Company's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 77.5% of total loans receivable consisted of 1-4 family mortgage loans at March 31, 2005, which reflects a modest increase from the 74.0% ratio maintained at September 30, 2000. The increase in the ratio of 1-4 family mortgage loans has been largely due to an increase in the balance of 1-4 family loans outstanding, as opposed to a reduction of other types of loans. The Company has engaged in home equity lending on a moderate basis, with such loans combined to total 3.2% of total loans as of March 31, 2005.

             Commercial real estate/multi-family loans represent the most significant area of lending diversification for the Company, with such loans equaling 16.4% of total loans outstanding as of March 31, 2005. The Company's diversification into construction and non-mortgage consumer and commercial types of lending has been limited and there has been little change in the outstanding balance of those loans since year end 2000.

RP(R) Financial, LC.
Page 1.9


         Cash, Investments and Mortgage-Backed Securities
         ------------------------------------------------

             The intent of the Company's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit rate risk objectives of the Company. The ratio of cash, investments and MBS to assets has diminished since the end of fiscal 2000 as ASB has focused on building the loan portfolio with the objective of enhancing overall yield and earnings.

             Investment  securities and MBS equaled $84.5  million,  or 19.2% of total assets, as of March 31, 2005, while cash and equivalents totaled $4.8 million, or 1.1% of assets. As of March 31, 2005, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations, and other high quality investments including mutual fund investments (see Exhibit I-3 for the investment portfolio composition). Additionally, the Company maintains permissible equity investments such as FHLB stock. The majority of the Company's investment securities are classified as available for sale ("AFS"), $76.0 million or 17.2% of assets, while the balance is classified as held-to-maturity ("HTM"), $8.5 million or 1.9% of assets.

             No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following the second step stock offering, pending gradual redeployment into higher yielding loans.


         Funding Structure
         -----------------

             Since fiscal year-end 2000, deposits have grown 17.4% annually. ASB's deposit composition has remained relatively stable over this with time deposits fluctuating around 40% of deposits with the balance of deposit funds consisting of savings and transaction accounts.

             Although the balance of borrowed funds has increased, the ratio of borrowings-to-assets has diminished since the end of fiscal 2000, from 19.6% to 15.5%. As of March 31, 2005, borrowed funds totaled $68.3 million (in the form of FHLB borrowings). The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue

RP(R) Financial, LC.
Page 1.10

enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Additionally, a portion of the Company's recent borrowings growth has been undertaken in conjunction with management's efforts to "pre-fund" the second step conversion offering with such "overnight" borrowings to be repaid with the infusion of the stock proceeds.


         Capital
         -------

              Annual capital growth for the Company has been relatively strong, equal to 20.0% on a compounded annual basis. The relatively strong growth rate primarily reflects the impact of the completion of the minority stock offering in fiscal 2004, which resulted in $16.1 million of net proceeds after expenses to bolster the Company's capital. Additionally, ASB's capital has been positively impacted by the retention of earnings, net of dividends paid to minority shareholders since 2004. As of March 31, 2005, the Company's equity totaled $38.8 million, or 8.80% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at March 31, 2005, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen the Bank's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Bank on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy over the long term.


Income and Expense Trends
-------------------------

         Table 1.2 shows the Company's historical income statements for the past five fiscal years and for the 12 months ended March 31, 2005. The Company reported positive earnings over the past five and one-half years, ranging from a low of $1.4 million, equal to 0.40% of average assets during fiscal 2003, to a high of $2.3 million, or 0.55% of average assets reported for the 12 months ended March 31, 2005. Consistent with the historical traditional thrift operating strategy, net interest income and operating expenses have been the dominant components of the Company's earnings. Non-interest operating income derived from retail banking activities has been a limited contributor to the Company's earnings. Loan loss provisions, as well as non-operating income items, have had only a modest impact on the Company's earnings over the past five and one-half fiscal years.

RP(R) Financial, LC.
Page 1.11

                                                             Table 1.2
                                                        ASB Holding Company
                                                    Historical Income Statements

                                                  For the Fiscal Year Ended September 30,                            For the 12
                            -------------------------------------------------------------------------------------   Months Ended
`                                   2000              2001            2002            2003             2004        March 31, 2005
                            -----------------  --------------- ---------------- ---------------- ---------------- ----------------
                              Amount   Pct(1)    Amount Pct(1)   Amount  Pct(1)  Amount   Pct(1)  Amount   Pct(1)  Amount   Pct(1)
                              ------   ------    ------ ------   ------  ------  ------   ------  ------   ------  ------   ------
                              ($000)    (%)     ($000)    (%)    ($000)    (%)   ($000)    (%)    ($000)    (%)    ($000)     (%)

Interest Income              $15,070   7.09%  $16,052   7.01%  $ 17,578  5.86%  $17,476   4.86%  $18,204   4.55%  $19,181   4.56%
Interest Expense              (8,398) -3.95%   (9,140) -3.99%    (8,829)-2.94%   (8,870) -2.47%   (8,105) -2.02%   (8,500) -2.02%
                             -------   ----   -------   ----   --------  ----   -------   ----   -------   ----   -------   ----
  Net Interest Income         $6,672   3.14%   $6,912   3.02%    $8,749  2.92%   $8,606   2.39%  $10,099   2.52%  $10,681   2.54%
Provision for Loan
  Losses                         (22) -0.01%       (2)  0.00%      (105)-0.04%     (254) -0.07%     (207) -0.05%     (265) -0.06%
                             -------   ----   -------   ----   --------  ----   -------   ----   -------   ----   -------   ----
  Net Interest Income
    after Provisions          $6,650   3.13%   $6,910   3.02%    $8,644  2.88%   $8,352   2.32%   $9,892   2.47%  $10,416   2.47%

Other Operating Income           555   0.26%      458   0.20%       595  0.20%      752   0.21%    1,095   0.27%    1,089   0.26%
Operating Expense             (4,338) -2.04%   (4,923) -2.15%    (6,274)-2.09%   (6,862) -1.91%   (7,657) -1.91%   (7,999) -1.90%
                             -------   ----   -------   ----   --------  ----   -------   ----   -------   ----   -------   ----
  Net Operating Income       $ 2,867   1.35%  $ 2,445   1.07%   $ 2,965  0.99%  $ 2,242   0.62%  $ 3,330   0.83%  $ 3,506   0.83%

Net Gain(Loss) on Sale
  of Investments             $     -   0.00%  $     -   0.00%   $     -  0.00%  $  (188) -0.05%  $     -   0.00%  $     0   0.00%
Net Gain(Loss) on Sale
  of Loans                         -   0.00%        -   0.00%         -  0.00%      151   0.04%       27   0.01%        7   0.00%
Other Gains and Losses             -   0.00%        -   0.00%         -  0.00%        3   0.00%      176   0.04%      176   0.04%
                             -------   ----   -------   ----   --------  ----   -------   ----   -------   ----   -------   ----
  Total Non-Operating
    Income/(Expense)         $     -   0.00%  $     -   0.00%   $     -  0.00%  $   (34) -0.01%  $   203   0.05%  $   183   0.04%

Net Income Before Tax        $ 2,867   1.35%  $ 2,445   1.07%   $ 2,965  0.99%  $ 2,208   0.61%  $ 3,533   0.88%  $ 3,689   0.88%
Income Taxes                  (1,039) -0.49%     (888) -0.39%    (1,075)-0.36%     (805) -0.22%   (1,371) -0.34%   (1,394) -0.33%
                             -------   ----   -------   ----   --------  ----   -------   ----   -------   ----   -------   ----
 Net Income (Loss)
   Before Extraord. Items    $ 1,828   0.86%  $ 1,557   0.68%   $ 1,890  0.63%  $ 1,403   0.39%  $ 2,162   0.54%  $ 2,295   0.55%

Estimated Core Net Income
-------------------------
Net Income                   $ 1,828   0.86%  $ 1,557   0.68%   $ 1,890  0.63%  $ 1,403   0.39%  $ 2,162   0.54%  $ 2,295   0.55%
Addback(Deduct):
  Non-Recurring (Inc)/Exp          -   0.00%        -   0.00%         -  0.00%       34   0.01%     (203) -0.05%     (183) -0.04%
Tax Effect (2)                     -   0.00%        -   0.00%         -  0.00%      (14)  0.00%      81    0.02%       73   0.02%
                             -------   ----   -------   ----   --------  ----   -------   ----   -------   ----   -------   ----
  Estimated Core Net Income  $ 1,828   0.86%  $ 1,557   0.68%   $ 1,890  0.63%  $ 1,423   0.40%  $ 2,040   0.51%  $ 2,185   0.52%

Memo:
      Expense Coverage
        Ratio (3)             153.80%          140.40%            139.45%         125.42%          131.89%          133.53%
      Efficiency Ratio (4)     60.02%           66.80%             67.14%          73.33%           68.40%           67.96%
      Effective Tax Rate       36.24%           36.32%             36.26%          36.46%           38.81%           37.79%

(1) Percent of average assets.
(2) Assumes a marginal tax rate of 40%.
(3) Net interest income divided by operating expenses.
(4) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: ASB Holding Company's audited financial statements and prospectus.

RP(R) Financial, LC.
Page 1.12

         Net Interest Income
         -------------------

              Net interest income has historically been at modest levels relative to industry averages, reflecting both the conservative nature of the investment portfolio and the high ratio of residential mortgage loans. Net interest income reflects a growth trend over the past five fiscal periods, both as a result of balance sheet growth and the increase in the loans/assets ratio. Specifically, net interest income has increased from $6.7 million, equal to 3.14% of average assets, for the fiscal year ended September 30, 2000, to $10.7 million, equal to 2.54% of average assets for the 12 month ended March 31, 2005.

              Specifically, the Company's interest rate spread decreased from 2.63% in fiscal 2002 to 2.14% in fiscal 2003, as assets repriced downward more rapidly than liabilities in the declining interest rate environment prevailing through the period, reflecting the high rate of mortgage refinancing which impacted the average yields on the loan portfolio and portfolio of mortgage-related securities (details regarding the Company's yields, costs and spreads are included as Exhibit I-4). ASB's spreads increased modestly in fiscal 2004 and for the six months ended March 31, 2005, primarily owing to an increase in the Company's average asset yield. While there may be further improvements in ASB's asset yields as the Company seeks to increase the loan portfolio, particularly with respect to commercial loans, further potential short-term rate increases by the Federal Reserve coupled with ASB's deposit growth targets will place upward pressures on funding costs as well. Further, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.


         Loan Loss Provisions
         --------------------

              Over the past five and one-half years, credit quality related losses generally have not been a material factor in the Company's earnings, a characteristic which has been supported by maintenance of generally favorable credit quality measures and a loan portfolio composition that consists of a high concentration of relatively low risk 1-4 family permanent mortgage loans and home equity loans. The highest amount of loan loss provisions established by the Company over the past five and one-half years was in fiscal 2002, in which loan loss provisions established equaled $265,000, or 0.07% of average assets, with the increase relative to the prior fiscal years

RP(R) Financial, LC.
Page 1.13

primarily attributable to ongoing growth of the loan portfolio which necessitated an increase to the reserve levels in accordance with the Company's policies and procedures. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs"), and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies. To the extent that commercial mortgage and C&I loans account for a significant portion of the Company's future growth, the level of periodic loan loss provisions may likely increase in response to the heightened credit risk profile.


         Non-Interest Income
         -------------------

              Consistent with the Company's adherence to a traditional thrift operating philosophy and limited revenue diversification, sources of non-interest operating income have been a somewhat modest contributor to earnings. Throughout the period shown in Table 1.2, non-interest operating income increased modestly and equaled $1.1 million, or 0.26% of average assets, for the 12 months ended March 31, 2005. Sources of non-interest operating income consist substantially of fees and service charges generated from the retail customer base, with the general upward trend in the non-interest operating income ratio supported by growth of transaction accounts, which have generated higher levels of deposit-related service charges, as well as elevated loan prepayment fees due to high loan refinancing activity. The Company has not sold loans in the secondary market historically, although this activity may increase in the future to realize servicing income and gains on sale.

              The Company will be seeking to build the level of non-interest income primarily in three ways. First, the development of commercial accounts relationships is expected to generate higher levels of fee income, both from the lending and deposit perspective. Second, the ASB will also be seeking to expand the level of secondary market loan sales with the objective of increasing revenues from marketing gains and mortgage loan servicing income. Third, over the long term, ASB will seek to build revenues from annuity sales and other non-traditional sources. Over the near term however, the Company's earnings can be expected to remain highly dependent upon the net interest margin and non-interest income can be expected to be a limited contributor to overall earnings.

RP(R) Financial, LC.
Page 1.14


         Operating Expenses
         ------------------

              The Company's operating expenses have increased in recent years due to expanded business volumes which have resulted in growth of both the retail deposit base and loan portfolio. In this regard, such key elements of ASB's operating expenses including salary and employee benefits, occupancy and equipment, data processing and other miscellaneous expenses have all been subject to increase. Furthermore, employee benefit costs have been subject to increase after the Company adopted stock-related benefit plans in conjunction with its minority stock issuance in October 2003. However, the increases in the Company's overhead costs have been comparatively modest in relation to asset growth, which has resulted in a reduction in ASB's ratio of operating expenses to average assets, from 2.15% of average assets in fiscal 2001 to 1.90% for the 12 months ended March 31, 2005.

              Operating expenses and the operating expense ratio are expected to increase following the second step stock offering as a result of the expense of the stock-related benefit plans and the long-term plans to continue to expand the branch network and commercial lending functions.


         Non-Operating Income/Expense
         ----------------------------

              Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years, particularly as secondary market loan sales have been limited. For the 12 months ended March 31, 2005, non-operating income was comprised of gains on the sale of loans equal to $7,000 and gains on the sale of other real estate owned of $176,000, equal to 0.06% of average assets. Overall, non-operating income for the 12 months ended March 31, 2005, equaled $183,000, or 0.04% of average assets.


         Taxes
         -----

              The Company's average tax rate has fluctuated in a range of 36% to 39% over the last five fiscal years and equaled 37.79% for the 12 months ended March 31, 2005.

              During fiscal 2004, the Bank formed a subsidiary known as American Savings Investment Corp., which holds the majority of the Bank's investment securities. Investment

RP(R) Financial, LC.
Page 1.15

income generated by this special purpose investment subsidiary is not included in the Bank's New Jersey taxable income, but is separately taxed at a reduced effective rate.

         Efficiency Ratio
         ----------------

              The Company's efficiency ratio reflects improvement over the several years largely owing to expansion of net interest income, which is attributable to both balance sheet growth and improving spreads, while the ratio of the Company's operating expenses and non-interest income to average assets has remained relatively unchanged. Specifically, the efficiency ratio diminished from 73.3% in fiscal 2003, to 68.0% for the 12 months ended March 31, 2005. On a post-offering basis, the efficiency ratio is expected to initially show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses due to the stock plans, de novo branch and lending diversification may limit or negate such improvement.


Interest Rate Risk Management
-----------------------------

         The Company's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of March 31, 2005, the Net Portfolio Value ("NPV") analysis provided by the Office of Thrift Supervision ("OTS") indicated that a 200 basis point instantaneous and permanent increase in interest rates would result in a 293 basis point reduction in the NPV ratio, and result in a post-shock NPV ratio equal to 7.72% of assets (see Exhibit I-5). These rate shock simulations indicate a moderate level of risk exposure pursuant to OTS definitions. By way of comparison, OTS estimates NPV data on a regional and national basis. Based on OTS estimates incorporating December 31, 2004, financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts with total assets between $100 million and $1 billion equaled 12.40%, which reflects a 138 basis point decline relative to the base scenario.

         The NPV analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that the Company has a lower post-shock

RP(R) Financial, LC.
Page 1.16


NPV ratio and higher interest sensitivity measure (i.e., the change in the post-shock NPV ratio is greater) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. In this regard, the Company's interest rate risk exposure is primarily the result of the large balance of permanent long-term fixed rate mortgage which predominate the loan portfolio, which are primarily funded by comparatively short term deposits and borrowed funds.

         Overall, the data suggests that the Company's earnings would be adversely impacted by increasing interest rates. On a pro forma basis, the Company's interest rate risk position is expected to improve as the proceeds from the second step stock offering are reinvested into interest earning assets.


Lending Activities and Strategy
-------------------------------

         The Company's historical lending activities have traditionally emphasized 1-4 family permanent mortgage loans, and such loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Company primarily includes commercial and multi-family real estate mortgage loans, and to a lesser extent, loans secured by properties under construction as well as non-mortgage commercial and consumer loans. Details regarding the Company's loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of March 31, 2005, permanent first and second mortgage loans secured by residential properties totaled $262.3 million, equal to 77.5% of total loans, while home equity lines of credit totaled $11.2 million, or 3.3% of loans. Commercial real estate and multi-family mortgage loans together totaled $55.5 million, equal to 16.4% of total loans, while the modest remaining balance of the loan portfolio was comprised of construction loans and various types of non-mortgage and unsecured consumer and commercial credit.

         In the future, the Company will be seeking to achieve a more diversified mix of residential, commercial mortgage and non-mortgage loans as well as construction loans. Importantly, growth in this regard will be gradual as the Company employs experienced commercial loan officers and builds out the branch infrastructure which will facilitate the realization of the established goals for the loan portfolio composition.

RP(R) Financial, LC.
Page 1.17


         Residential Lending
         -------------------

              At March 31, 2005, the Company's loan portfolio was concentrated in 1-4 family residential mortgage loans totaling $262.3 million, or 77.5% of loans receivable. The Company originates permanent first mortgage loans (both fixed and adjustable rate or hybrid loans) for portfolio. Residential loans are originated with fixed or adjustable rates and typically have terms of ten to thirty years. The Company also offers mortgage loans with bi-weekly payments. The majority of ASB's adjustable rate loan products provide for an interest rate that is tied to the one-year Constant Maturity U.S. Treasury index and have terms of up to thirty years with initial fixed rate periods of one, three, five, seven, or ten years according to the terms of the loan. The Company also offers an adjustable rate loan with a rate that adjusts every three years to the three-year Constant Maturity U.S. Treasury index.

              The fixed rate mortgage loans originated by the Company generally meet the secondary mortgage market standards of Fannie Mae. For the purposes of interest rate risk management, the Company occasionally sells qualifying 1-4 family residential mortgages in the secondary market to Fannie Mae and other investors without recourse and with servicing retained. However, sales have typically been limited and totaled only $4.8 million in fiscal 2004.

              As a  complement  to the 1-4  family  permanent  mortgage  lending activities, the Company also offers home equity loans including fixed rate amortizing term loans ("HELs") as well as variable rate lines of credit ("HELOCs"). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending and are consistent with the Company's residential lending orientation. Adjustable rate home equity lines of credit are tied to the prime rate of interest and carry a 20 year term. Fixed rate home equity loans generally have 5 to 15 year terms. The maximum loan amount is $500,000 for home equity loans, with a maximum LTV of 75%. This type of lending will continue to be emphasized by the Company in the future, due to the comparatively higher yields and perceived moderate credit risk associated with these loans, along with the benefits in terms of interest rate risk (the loans either change with any change in the prime rate of interest, or have fixed rates for fixed terms which average 15 years). During 2001, ASB began offering home equity loans on investment properties in addition to loans on primary residences. Loans on investment properties are made in amounts of up to 65% of value on term loans and up to 60% of value of home equity lines of credit. As of

RP(R) Financial, LC.
Page 1.18

March 31, 2005, home equity lines of credit and home equity loans totaled $11.2 million (3.3% of loans).


         Multi-Family and Commercial Mortgage Lending
         --------------------------------------------

              The Company has historically been a moderately active originator of commercial and multi-family/mixed use commercial real estate loans. Typically, these properties are small commercial buildings (i.e., offices, retail shops, etc.), the majority of which are non-owner occupied. Over the last five fiscal years, the portfolio of multi-family and commercial mortgage loans has increased at approximately the same rate as the loan portfolio overall, and thus have maintained their relative proportion to the total loan portfolio. As of March 31, 2005, multi-family and commercial mortgage loans totaled $55.5 million, equal to 16.4% of total loans receivable.

              Multi-family and commercial mortgage loans are typically offered with adjustable rates of interest, which typically adjust every 5 years based on changes in the 5 Year Constant Maturity U.S. Treasury Index. Such loans typically possess amortization periods of up to 25 years, and loan-to-value ratios of up to 75%, and target a debt-coverage ratio of at least 1.2 times. The majority of the Company's multi-family and commercial mortgage loans are secured by properties in northern New Jersey and all the collateral properties are within the State of New Jersey.

              In the future, the Company will seek to generate commercial loans (both mortgage and C&I loans) through an active officer call program. Most loans will be originated to businesses or secured by properties within the State of New Jersey. Most C&I loans will be originated to businesses with total revenues of $20 million or less while the size of the typical real estate loan will be in the range of $1 million to $4 million. Larger relationships may likely be developed with a portion of the credit participated out to other lenders based on the Bank's regulatory loans-to-one borrower limit and other factors. Management believes its efforts to build commercial account relationships will be enhanced by planned branch expansion, which will provide the Company with a broader retail footprint.

RP(R) Financial, LC.
Page 1.19


         Construction Loans
         ------------------

              ASB also originates construction loans on local residential property, as a strategy to enhance the overall yield of the loan portfolio, shorten the term to maturity of the loan portfolio, and increase the Company's presence in the local market area in connection with builders and real estate agents. ASB maintains no formal limits as to the number of projects a builder has under construction or development but makes a case by case determination on loans to builders and developers who have multiple projects under development. The Company generally does not make construction loans to builders on a speculative basis. However, the Company will allow a model unit without a contract in place. In some cases, ASB converts a construction loan to the permanent end mortgage loan upon completion of construction. Construction loan terms include a maximum LTV of 75%, and terms of no more than 24 months

              The balance of construction loans declined from fiscal 2000 through end of fiscal 2003 as the Company elected to reduce construction lending following the retirement of the loan officer who had previously managed this portfolio. However, the Company will be seeking to be more active in the construction lending arena in the future in concert with the expansion of its community bank operating strategy. In this regard, the nature of the ASB's lending, which will primarily be focused on residential construction lending will be unchanged. However, it is expected that total volumes and the potential size of the loan relationships will be larger.


         Non-Mortgage Lending
         --------------------

              The  Company's   commercial   lending  emphasis  has  historically
centered on the development of real estate secured relationships, as non-mortgage C&I lending remains limited. As of March 31, 2005, commercial business loans totaled $663,000, equal to 0.20% of total loans. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory, equipment or accounts receivable. ASB's commercial term loans generally have terms from one to five years and are typically fixed rate loans. Commercial lines of credit have terms from one to three years and are typically adjustable rate loans.

RP(R) Financial, LC.
Page 1.20


              Consumer lending by the Company (other than home equity lending referenced above) is relatively modest and primarily consists of lending on the security of a deposit account. The Company also offers unsecured personal loans and checking overdraft loans. Such lending has been relatively limited historically and is expected to remain limited over the foreseeable future. As of March 31, 2005, consumer loans excluding HELs and HELOCs totaled $701,000, equal to 0.21% of total loans.


         Loan Originations, Purchases and Sales
         --------------------------------------

              ASB primarily has historically been a portfolio lender. Gross loan originations totaled $111.8 million for the year ended September 30, 2004, the majority of which were permanent first and second mortgage loans secured by 1-4 family residential properties ($84.4 million). Net of principal repayments, net loan growth totaled approximately $46.1 million for fiscal 2004, as compared to the modest level of purchases which totaled $3.3 million, consisting of adjustable rate mortgage loans. During fiscal 2004, the Company sold 23 loans with a principal balance of $4.8 million; loan sales have principally been undertaken on a non-recourse basis with the objective of managing the Company's interest rate risk exposure.

              The Company will occasionally purchase participations in loans originated through other lending institutions including the Thrift Institutions Community Investment Corporation of New Jersey ("TICIC"). At March 31, 2005, participations through such entities were secured by one-to-four family properties as well as multi-family or other non-one- to-four family properties, such as assisted living facilities. The aggregate balance of TICIC participations at March 31, 2005 was $1.6 million. ASB may also sell participation interests in multi-family, commercial and other real estate loans or construction loans if the total loan would otherwise exceed the loans-to-one borrower limit. The balance of all other loan participations totaled $5.1 million at March 31, 2005.


Asset Quality
-------------

         The Company's asset quality has historically been strong and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-9, the NPA balance was $351,000, equal to 0.08% of assets, consisting of primarily of non-accruing 1-4 family mortgage loans

RP(R) Financial, LC.
Page 1.21

($261,000) and a limited balance of multi-family/commercial real estate loans and home equity loans in non-accrual status.

              The Company's management reviews and classifies loans on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Company maintained valuation allowances of $1.7 at March 31, 2005, equal to 0.50% of total loans while reserve coverage in relation to NPAs equaled 480.66% (see Exhibits I-9 and I-10).


Funding Composition and Strategy
--------------------------------

         Deposits have consistently accounted for the substantial portion of the Company's interest-bearing funding composition and, at March 31, 2005, deposits equaled 74.4% of ASB's interest-bearing liabilities ("IBL") composition. Exhibit I-11 sets forth the Company's deposit composition for the past three and one-half fiscal years and Exhibit I-12 provides the interest rate and maturities of the CD portfolio for March 31, 2005.

         Lower costing savings and transaction accounts totaling $192.7 million comprised approximately 58.8% of the Company's deposits at March 31, 2005. The proportion of savings and transaction accounts has remained relatively stable since fiscal 2000. The stability over the period reflects the following: (1) many depositors have opted for the safety and liquidity of insured deposits and foregone the potentially higher returns in alternative investments; (2) the success of the newly-opened Cedar Grove office in attracting transaction accounts; and (3) the growth in municipal deposits which are concentrated in savings and transaction account balances. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of March 31, 2005, CDs with balances equal to or in excess of $100,000 equaled $43.4 million.

          Borrowings serve as an alternative funding source for the Company to facilitate management of liquidity and funding costs. Borrowings held by the Company at March 31, 2005 consisted of $68.3 million of FHLB advances with a weighted average rate of 4.45%, with

RP(R) Financial, LC.
Page 1.22


maturities extending through 2012. Exhibit I-13 provides further detail of ASB's borrowing activities during the past three and one-half fiscal years.

         The Bank will continue to evaluate the costs and benefits of incrementally restructuring its portfolio of FHLB advances. Such a restructuring transaction took place during fiscal 2004 when the Bank prepaid $3.0 million of fixed rate FHLB advances at a cost of 6.28%. While the prepayment resulted in the assessment of prepayment penalties by the FHLB, the prepayment of the high rate advance will reduce future funding costs.


Subsidiaries and Other Activities
---------------------------------

         In addition to the Bank, ASB has one service corporation subsidiary, ASB Investment Corp, a New Jersey corporation. ASB Investment Corp. was organized in June 2003 for the purpose of selling insurance and investment products, including annuities, to the Bank's customers and the general public through a third party networking arrangement. Initially, activities at this subsidiary will be limited to the sale of fixed rate annuities. ASB Investment Corp is not a licensed insurance agency, and it may only offer insurance products through an agreement with a licensed insurance agency. In June 2003, ASB Investment Corp. entered into an agreement with Essex National Insurance Agency, Inc., a licensed insurance agency, through which it may offer insurance products.

         The Company has one second-tier subsidiary, which is a first-tier subsidiary of the Bank. American Savings Investment Corp. was formed in August 2004 under New Jersey law as an investment company. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities.


Legal Proceedings
-----------------

         ASB and its wholly-owned subsidiaries are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed to be immaterial to the Company's financial condition.

RP(R) Financial, LC.
Page 2.1

                            II. MARKET AREA ANALYSIS


Introduction
------------

         Chartered in 1919 and operating continuously since that time in Essex County, New Jersey, the Company currently conducts operations out of a main office and administrative facility located in Bloomfield, New Jersey, and a branch office in Cedar Grove, New Jersey. The Company's offices are located approximately 15 miles west of New York City and is within the New York Primary Metropolitan Statistical Area ("PMSA"). The Company currently serves Essex County and surrounding contiguous areas of Northern New Jersey including Bergen, Hudson, Morris, Passaic and Union Counties although operations are focused on making loans and raising deposits in Bloomfield, Cedar Grove and the immediate surrounding areas of Essex County.

         The Company's marketing is generally focused in the suburban areas of Essex County. The Company's market in northern New Jersey is part of the greater New York Metropolitan area which provides the market with a relatively large employment base, supported by a diverse array of industries and employers. Furthermore, the Company's market also serves as bedroom community for nearby New York City as well as other nearby suburban areas in northern New Jersey and downstate New York. A map showing the location of the Company's offices in Essex County is set forth below and details regarding the Company's office and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

         Future growth opportunities for ASB are influenced by growth, stability of the statewide and regional economies, other demographic population trends and the competitive environment. These factors have been examined to help determine the Company's growth potential and the relative economic health of the market areas served, as they have a direct bearing on the pro forma market value of ASB and have been factored into our valuation analysis accordingly.

RP(R) Financial, LC.
Page 2.2




                                    Table 2.1
                               ASB Holding Company
                             Map of Branch Locations

                                [GRAPHIC OMITTED]



Market Area Demographics
------------------------

         Key demographic and economic indicators in the Company's market include population, number of households and household/per capita income levels. Trends in these key measures are summarized by the data presented in Table 2.2 from 2000 to 2004 and projected through 2009. Data for the nation and the State of New Jersey have been included for comparative purposes. ASB operates in a densely populated metropolitan area, as Essex's County population alone is 800,000, notwithstanding the relatively small geographic area encompassed by the market. Importantly, the density of the area coupled with the relatively high costs of living and land values have contributed to limited population and household growth exhibited by Essex County.

RP(R) Financial, LC.
Page 2.3

                                    Table 2.2
                               ASB Holding Company
                            Summary Demographic Data

                                                Year                      Growth Rate
                                --------------------------------      --------------------
                                    2000        2004       2009       2000-2004   2004-2009
                                    ----        ----       ----       ---------   ---------
Population (000)
----------------
United States                    281,422     292,937    307,116          1.0%        0.9%
New Jersey                         8,414       8,687      9,018          0.8%        0.7%
Essex County                         794         800        807          0.2%        0.2%


Households (000)
----------------
United States                    105,480     109,949    115,474          1.0%        1.0%
New Jersey                         3,065       3,169      3,295          0.8%        0.8%
Essex County                         284         286        288          0.2%        0.1%


Median Household Income ($)
---------------------------
United States                    $42,729     $46,475    $51,597          2.1%        2.1%
New Jersey                       $55,908     $61,779    $69,479          2.5%        2.4%
Essex County                     $45,337     $49,176    $55,665          2.1%        2.5%


Per Capita Income ($)
---------------------
United States                    $21,587     $24,092    $27,309          2.8%        2.5%
New Jersey                       $27,006     $30,559    $35,032          3.1%        2.8%
Essex County                     $24,943     $27,501    $31,081          2.5%        2.5%


                                 Less Than  $25,000 to
2004 HH Income Dist. (%)          $25,000     50,000    $50,000 +
------------------------          -------     ------    ---------
United States                       26.0%       28.0%      46.0%
New Jersey                          19.0%       22.0%      59.0%
Essex County                        28.0%       23.0%      49.0%


Source:  Claritas.

RP(R) Financial, LC.
Page 2.4


         Specifically, the population of Essex County increased at a 0.2% annual rate since 2000, with this trend projected to continue over the next five years through 2009. Moreover, the growth in households was consistent with the total population growth. The market's comparatively limited growth trend contrasts with comparatively stronger growth realized in the State of New Jersey and the U.S (0.8% annually and 1.0% annually, respectively, from 2000 to 2004). Growth trends with regard to households have paralleled the population growth trends, with the Company's markets in Essex County generally experiencing slack household growth rates which are well below the prevailing average for New Jersey and the U.S.

         Median household and per capita income levels in Essex County fall below the state average as the median household income for Essex County equaled $49,176 which is above the national average of $46,475 but well below the New Jersey average of $61,779. Essex County is home to a broad socioeconomic spectrum of citizens with a wide range of income levels, and a significant portion of Newark's core city population is employed in relatively low wage blue collar jobs or service jobs. Moreover, urban areas within Essex County are home to a significant population of recent immigrants, many of whom have limited education and language skills which limits their earnings potential.

         Importantly, while the aggregate income characteristics of the market reflect comparatively modest income levels, the Company's retail offices and lending operations are located in suburban areas of Essex County which provide the Company with exposure to residents or commuters with comparatively higher income levels.


Summary of Local Economy and Workforce
--------------------------------------

         The economy of the Company's markets in Essex County is oriented toward professional and related occupations and services, each of which provide approximately 21% of total employment (see Table 2.3 for details). The high level of professional employment is reflective of the suburban areas of Essex County which the Company primarily serves which serve as bedroom communities for other areas of northern New Jersey and New York. Similarly, management, business and financial occupations provide approximately 10% of total employment reflecting the area's status as a major money center. Moreover, projections by the New Jersey Department of Labor reflect that notwithstanding modest population growth

RP(R)Financial, LC.
Page 2.5

                                                    Table 2.3
                                               ASB Holding Company
                              Estimated and Projected Employment In Essex County
                                     By Major Occupational Group, 2002-2012

------------------------------------------------------------------------------------------------------------------------
                              2002                2012               Change: 2002-2012     Annual Average Job Openings
                         -----------------------------------------------------------------------------------------------
Occupation                   Number    Percent   Number    Percent   Number    Percent   Total*    Growth*  Replacements
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Total, All Occupations      411,050     100.0   438,000     100.0    26,900       6.5    13,140     3,750         9,390
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Management, Business,
  and Financial Occupations  41,650      10.1    45,650      10.4     4,000       9.6     1,200       430           770
------------------------------------------------------------------------------------------------------------------------
Professional and Related
  Occupations                86,850      21.1    99,850      22.8    13,000      15.0     3,030     1,340         1,690
------------------------------------------------------------------------------------------------------------------------
Service Occupations          80,300      19.5    90,500      20.7    10,200      12.7     3,130     1,040         2,090
------------------------------------------------------------------------------------------------------------------------
Sales and Related
  Occupations                33,950       8.3    35,600       8.1     1,700       5.0     1,250       190         1,050
------------------------------------------------------------------------------------------------------------------------
Office and Administrative
  Support Occupations        86,950      21.2    85,900      19.6    -1,050      -1.2     2,310       380         1,930
------------------------------------------------------------------------------------------------------------------------
Farming, Fishing, and
  Forestry Occupations            0       0.0         0       0.0         0      -9.5         0         0             0
------------------------------------------------------------------------------------------------------------------------
Construction and
  Extraction Occupations    O13,450       3.3    14,400       3.3       950       7.0       360       100           260
------------------------------------------------------------------------------------------------------------------------
Installation, Maintenance,
  an Repair Occupations      14,450       3.5    14,800       3.4       350       2.6       410        90           320
------------------------------------------------------------------------------------------------------------------------
Production Occupations       20,600       5.0    17,600       4.0    -3,000     -14.5       490        10           470
------------------------------------------------------------------------------------------------------------------------
Transportation and
  Material Moving
  Occupations               32,850O       8.0    33,600       7.7       750       2.2       970       170           800
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

* Average Annual New Jobs will not equal annualized "Employment Change" since, for declining occupations, new jobs are tabulated as zero since no net job growth is projected , while the employment change is based solely on the difference between 2002 and 2012 employment totals.

Note:Occupational data include estimates of self-employed and unpaid family workers and are not directly comparable to the industry employment total. Totals may not add due to rounding. Employment data are rounded to the nearest hundred and, job opeinings are rounded to the nearest ten. Percentages and percent changes are based on unrounded data.

Prepared By:  NJ Department of Labor and Workforce Development
              Labor Market and Demographic Research
              Occupational and Demographic Research

RP(R) Financial, LC.
Page 2.6


projected for Essex County, the labor market is projected to increase by 6.5% over the 10 year period ending in 2012, with the majority of growth to be realized in the professional and management areas.

         Unemployment trends in the Company's market have generally been favorable the unemployment rate remains higher than the state and national average overall (see Table 2.4 for details). Specifically, the unemployment rate has diminished by 1.2% to equal 5.6% as of March 2005. While the improvement is greater than the 0.3% reduction registered on a national basis and the 1.0% reduction registered statewide. At the same time, the 5.2% national unemployment rate and the 4.6% unemployment rate for the State of New Jersey are more favorable than the prevailing rate in Essex County.


                            Table 2.4
                       ASB Holding Company
                 Market Area Unemployment Trends

                                 March 2004        March 2005         +/-
        Region                  Unemployment      Unemployment      Change
        ------                  ------------      ------------      ------

        United States              5.5%               5.2%         (0.3)%
        New Jersey                 5.6                4.6          (1.0)
        Essex County               6.8                5.6          (1.2)


 (1) Unemployment rates are not seasonally adjusted.

 Source:  CACI, U.S. Bureau of Labor Statistics.


Market Area Deposit Characteristics
-----------------------------------

         As a savings institution with its primary business functions of real estate lending and the gathering of deposits in northern New Jersey, the Company's primary competitors are: (1) other financial institutions with offices proximate to the Company's locations; (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the Company's markets, but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.

RP(R) Financial, LC.
Page 2.7

         Competition among financial institutions in the Company's market is significant. Over the past decade, New Jersey has experienced the effects of substantial banking consolidation. In the early 1990s, certain out-of-state banks acquired New Jersey financial institutions and, later in the decade, such acquirors became subject to mergers themselves. In the northern New Jersey market, for example, large out-of-state competitors include Fleet Bank, Bank of New York, PNC Bank, Sovereign Bank, First Union National Bank, and Bank of New York. Additionally, there are a number of strong locally-based competitors such as Valley National Bank, Commerce Bank, City National and Hudson City Savings Bank. As larger institutions compete for market share to achieve economies of scale, the environment for the Company's products and services is expected to remain highly competitive. Community-sized institutions such as the Company typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels. The Company's business plan reflects elements of both strategies.

         Table 2.5 displays deposit market trends over recent years for the markets where the Company maintains branches. The large size of the markets overall are indicated by the deposit totals, which equaled $12.7 billion in Essex County, with commercial banks controlling more than 60% of the total deposit market, which falls below the statewide average of 73.2%. Deposit growth trends are moderate, as the Essex County deposit market realized 8.0% annual growth for the two years ended June 30, 2004, which approximated the growth rate for the state as a whole.

         The proceeds from the second step stock offering will enhance the Company's competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

RP(R) Financial, LC.
Page 2.8

                                                              Table 2.5
                                                         ASB Holding Company
                                                     Essex County Deposit Detail

                                                                                   Total Deposits
                                                                                   as of June 30,         Market Share
                                                   HQ        HQ         # of  -------------------------- --------------- 2002-2004
Holding Company Name   Institution Name           City     State  Type  Brchs     2002         2004       2002    2004       CAGR
--------------------   ----------------           ----     -----  ----  -----     ----         ----       ----    ----       ----
                                                                                 ($000)       ($000)       (%)     (%)       (%)
Wachovia Corp.       Wachovia Bank NA           Charlotte    NC   Bank     44   $1,799,890   $1,946,932   14.18%  13.15%     4.00%
Bank of America Corp.Fleet National Bank        Providence   RI   Bank     43   $1,611,110   $1,608,753   12.69%  10.87%    -0.07%
PNC Financial
  Services Group     PNC Bank NA                Pittsburgh   PA   Bank     34   $1,510,187   $1,423,317   11.89%   9.61%    -2.92%
Valley National
  Bancorp            Valley National Bank       Passaic      NJ   Bank     30   $1,106,502   $1,349,468    8.71%   9.11%    10.43%
JPMorgan Chase & Co. JPMorgan Chase Bank, NA    Columbus     OH   Bank     12     $555,569     $795,581    4.38%   5.37%    19.67%
Commerce Bancorp Inc.Commerce Bank/North        Ramsey       NJ   Bank      6     $147,672     $352,459    1.16%   2.38%    54.49%
Popular Inc.         Banco Popular North Amer   New York     NY   Bank      5     $232,172     $252,987    1.83%   1.71%     4.39%
Bank of New York Co. Bank of New York           New York     NY   Bank      6     $232,824     $247,304    1.83%   1.67%     3.06%
North Fork Bancorp.  North Fork Bank            Mattituck    NY   Bank      9     $254,271     $222,969    2.00%   1.51%    -6.36%
Hudson United
  Bancorp            Hudson United Bank         Mahwah       NJ   Bank     15     $219,672     $221,886    1.73%   1.50%     0.50%
City National
  Bancshares Corp.   City NB of New Jersey      Newark       NJ   Bank      3     $129,738     $207,902    1.02%   1.40%    26.59%
Banco Comercial
  Portugues SA       BCPBank NA                 Newark       NJ   Bank      3     $111,054     $169,615    0.87%   1.15%    23.58%
Caixa Geral
  de Depositos SA    Crown Bank NA              Ocean City   NJ   Bank      2      $57,257      $77,833    0.45%   0.53%    16.59%
Franklin Bank        Franklin Bank              Nutley       NJ   Bank      1      $34,961      $68,250    0.28%   0.46%    39.72%
Allegiance Community
  Bank               Allegiance Community Bank  South Orange NJ   Bank      1      $33,129      $59,149    0.26%   0.40%    33.62%
Lakeland Bancorp     Lakeland Bank              Newfoundland NJ   Bank      1      $16,111      $17,194    0.13%   0.12%     3.31%
                                                                          ---   ----------   ----------   -----   -----      ----
TOTAL BANKS                                                               215   $8,052,119   $9,021,599   63.41%  60.94%     5.85%

Independence Cmnty
  Bank Corp.         Independence Community BankBrooklyn     NY    SB      15     $505,264   $1,080,336    3.98%   7.30%    46.22%
Hudson City Bancorp
  Inc. (MHC)         Hudson City Savings Bk, FSBParamus      NJ  Thrift    10     $770,233     $980,063    6.07%   6.62%    12.80%
PennFed Financial
  Services Inc.      Penn FSB                   Newark       NJ  Thrift    14     $756,537     $798,230    5.96%   5.39%     2.72%
Sovereign Bancorp
  Inc.               Sovereign Bank             Wyomissing   PA  Thrift    10     $566,819     $607,477    4.46%   4.10%     3.52%
Investors Bancorp
  MHC                Investors Savings Bank
                       (MHC)                    Short Hills  NJ    SB       9     $489,907     $524,358    3.86%   3.54%     3.46%
Provident Financial
  Services           Provident Bank             Jersey City  NJ    SB       6     $514,190     $519,325    4.05%   3.51%     0.50%
-----------------------------------------------------------------------------------------------------------------------------------
ASB Holding Co (MHC) American Bk of NJ (MHC)    Bloomfield   NJ  Thrift     2     $242,791     $304,977    1.91%   2.06%    12.08%
-----------------------------------------------------------------------------------------------------------------------------------
Washington Mutual
  Inc.               Washington Mutual Bank, FA Stockton     CA  Thrift     4     $165,741     $181,967    1.31%   1.23%     4.78%
Kearny Financial
  Corp (MHC)         Kearny FSB (MHC)           Kearny       NJ  Thrift     4     $142,790     $138,548    1.12%   0.94%    -1.50%
Lusitania Financial
  MHC                Lusitania SB FSB (MHC)     Newark       NJ  Thrift     2     $112,575     $130,808    0.89%   0.88%     7.79%
Llewellyn-Edison
  SB FSB             Llewellyn-Edison SB FSB    West Orange  NJ  Thrift     3     $124,501     $123,346    0.98%   0.83%    -0.46%
Golden West
  Financial          World SB FSB               Oakland      CA  Thrift     2      $57,951     $122,752    0.46%   0.83%    45.54%
New York Community
  Bancorp            New York Community Bank    Westbury     NY    SB       2      $80,548      $69,662    0.63%   0.47%    -7.00%
Haven Savings Bank   Haven Savings Bank         Hoboken      NJ    SB       1           $0      $68,280    0.00%   0.46%      N.M.
Spencer Savings
  Bank SLA           Spencer Savings Bank SLA   Elmwood Park NJ  Thrift     2      $51,129      $66,266    0.40%   0.45%    13.84%
Columbia Savings
  Bank M.H.C.        Columbia Bank (MHC)        Fair Lawn    NJ  Thrift     1      $32,661      $45,468    0.26%   0.31%    17.99%
Gibraltar Savings
  Bank FSB           Gibraltar Savings Bank FSB Oak Ridge    NJ  Thrift     2      $22,390      $22,076    0.18%   0.15%    -0.70%
Dollar SB            Dollar SB                  Newark       NJ  Thrift     1       $9,211           $0    0.07%   0.00%  -100.00%
                                                                          ---   ----------   ----------   -----   -----      ----
TOTAL SAVINGS INSTITUTIONS                                                 90   $4,645,238   $5,783,939   36.59%  39.07%    11.59%

TOTAL BANKS AND SAVINGS INSTITUTIONS                                      305  $12,697,357  $14,805,538  100.00% 100.01%     7.98%

NEW JERSEY                                                              3,926 $180,955,065 $211,318,456   99.94% 100.00%     8.06%
  BANKS                                                                 2,951 $133,096,359 $154,679,021   73.46%  73.22%     7.80%
  SAVINGS INSTITUTIONS                                                    975  $47,858,706  $56,639,435   26.48%  26.78%     8.79%

Source:  SNL Securities.

RP(R) Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS



         This chapter presents an analysis of ASB's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of ASB is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to ASB, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.


Peer Group Selection
--------------------

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 180 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

RP(R) Financial, LC.
Page 3.2


differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since ASB will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of ASB. In the selection process, we applied two "screens" to the universe of all public companies:

     o    Screen #1. New Jersey  institutions  with assets  between $100 million
          ----------------------------------------------------------------------
          and $1 billion.  Two companies met the criteria for Screen #1 and both
          --------------
          were included in the Peer Group including Synergy Financial Group and Pamrapo Bancorp, Inc. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in New Jersey.

     o    Screen #2. Mid-Atlantic  institutions with assets between $100 million
          ----------------------------------------------------------------------
          and $1 billion,  tangible equity-to-assets ratios of at least 5.0% and
          ----------------------------------------------------------------------
          a positive return on equity ratio  approximating  12% or less.  Eleven
          -------------------------------------------------------------
          companies met the criteria for Screen #2 and nine companies were included in the Peer Group: Rome Bancorp, Inc. was excluded from the Peer Group due to the recency of its conversion, which was completed in March 2005; and Carver Bancorp of New York was due to its unique customer base and relatively low pricing ratios. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

         Table 3.1 shows the general characteristics of each of the eleven Peer Group companies While there are expectedly some differences between the Peer Group companies and ASB, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of ASB's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

         A summary description of the key characteristics of each of the Peer Group companies is detailed below.

RP(R) Financial, LC.
Page 3.3


                                                          Table 3.1
                                           Peer Group of Publicly-Traded Thrifts
                                                       May 31, 2005(1)

                                                                              Operating  Total          Fiscal Conv. Stock   Market
 Ticker             Financial Institution          Exchg.    Primary Market  Strategy(2) Assets Offices   Year  Date Price   Value
 ------             ---------------------          ------    --------------  ----------- --------------   ----  ---- -----   -----
                                                                                                                      ($)    ($Mil)

WGBC   Willow Grove Bancorp Inc. of PA             NASDAQ Philadelphia PA      Thrift     $990     14    06-30 04/02 $15.34    $149
SYNF   Synergy Financial Group of NJ               NASDAQ Central NJ           Thrift     $896     18    12-31 01/04 $12.13    $150
HARL   Harleysville Savings Financial Corp. of PA  NASDAQ Southeastern PA      Thrift     $748      5    09-30 08/87 $17.75     $69
FSBI   Fidelity Bancorp, Inc. of PA                NASDAQ Southwestern PA      Thrift     $645     13    09-30 06/88 $20.99     $61
THRD   TF Financial Corp. of Newtown PA            NASDAQ PA, NJ               Thrift     $641     14    12-31 07/94 $29.00     $86
PBCI   Pamrapo Bancorp, Inc. of NJ                 NASDAQ Northern NJ          Thrift     $640      9    12-31 11/89 $21.90    $109
FKFS   First Keystone Financial, Inc. of PA        NASDAQ Southeastern PA      Thrift     $576      7    09-30 01/95 $17.31     $35
WVFC   WVS Financial Corp. of PA                   NASDAQ Pittsburgh PA        Thrift     $426      6    06-30 11/93 $17.10     $41
ESBK   Elmira Savings Bank, FSB of NY (3)          NASDAQ NY, PA               Thrift     $318      6    12-31 03/85 $30.75     $34
LARL   Laurel Capital Group Inc. of PA             NASDAQ Southwestern PA      Thrift     $308      8    06-30 02/87 $21.75     $42
ALFC   Atlantic Liberty Financial of NY            NASDAQ Brooklyn NY          Thrift     $184      2    03-31 10/02 $23.75     $40


NOTES: (1) Or most  recent date  available  (M=March,  S=September,  D=December,
           J=June, E=Estimated, and P=Pro Forma).

       (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

       (3) BIF-insured savings bank institution.

Source: Corporate offering circulars, data derived from information published in
        SNL Securities Quarterly  Thrift  Report,   and  financial   reports  of
        publicly-traded thrifts.

RP(R) Financial, LC.
Page 3.4


o Willow Grove Bancorp, Inc. of PA. is a $990 million institution operating through 14 offices in the Philadelphia metropolitan area. Willow Grove completed its second step conversion to a fully converted company in April 2002 which provides it with a relatively strong capital ratio (10.5%) exceeding the Peer Group average. Willow Grove's ROA is comparatively moderate which coupled with its high capital position, provides it with a comparatively moderate ROE. Lending reflects greater diversification into commercial and multi-family mortgage lending relative to the Peer Group average and credit risk exposure appears to be modestly above the Peer Group average based on its higher level of NPAs and lower reserve coverage as a percent of NPAs.

o Synergy Financial Group of NJ. Selected for the Peer Group due to New Jersey market area where it operates 18 offices and maintains $896 million in total assets. Additionally, Synergy Financial completed its second step conversion from a mutual holding company as of January 2004, enhancing the comparability to the Company. Its earnings levels are comparatively modest which, coupled with its relatively strong equity/assets ratio, provides for a comparatively moderate ROE. Synergy Financial's loan portfolio has been diversified to include a higher proportion of commercial and multi-family mortgage loans as well as C&I loans, providing for a relatively high risk-weighted assets ratio. Notwithstanding the high level of risk-weighted assets, NPAs are comparatively modest.

o Harleysville Savings Financial Corp. of PA. maintains $748 million in total assets and operates through a total of 5 branches northwest of Philadelphia. The balance sheet composition reflects a high degree of wholesale leveraging with respect to the high level of investments funded by borrowings, which has effectively served to leverage its capital ratio. The modest profitability of such activities is reflected in the ROA measure, which falls below the Peer Group average. Harleysville Savings Financial Corp. is primarily a residential lender, enhancing the comparability to ASB while asset quality problems are limited.

o Fidelity Bancorp, Inc. of PA. operates through a total of 13 branch offices in the Pittsburgh metropolitan area. The balance sheet reflects a comparatively high ratio of leveraging, with investments and borrowings comprising significant segments of the balance sheet. ROA is comparatively moderate in relation to the Peer Group average reflecting the impact of the aforementioned wholesale leveraging. Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and a significant investment in MBS. Credit quality measures are less favorable than the Peer Group average, both in terms of the level of non-performing loans and the reserve coverage ratio.

o TF Financial Corp of PA. with assets of $641 million operates through a total of 14 branches in Pennsylvania and New Jersey within the Philadelphia metropolitan area. The asset structure reflects a higher proportion of loans overall, with the majority of loans invested in 1-4 family mortgage loan portfolio. The relatively high ratio of loans provides TF Financial a relatively strong net interest margin and ROA. NPAs are comparatively in relation to the Peer Group average while reserve coverage falls within the range exhibited by the Peer Group.

RP(R) Financial, LC.
Page 3.5


o Pamrapo Bancorp, Inc. of NJ. was selected for the Peer Group primarily based on its size ($640 million of assets) and location in northern New Jersey. Pamrapo Bancorp reported the strongest ROA of any Peer Group company which, in turn, provided for the highest ROE of any of the comparable companies. Earnings were supported by its loan portfolio, which included a relatively high level of diversification into multi-family and commercial mortgage loans. NPAs were above the Peer Group average while reserve coverage was generally lower.

o First Keystone Financial, Inc. of PA., with assets of $576 million operates through a total of 7 branches in Pennsylvania within the Philadelphia metropolitan area. First Keystone operates with the most leveraged equity position of any of the Peer Group companies. Other key balance sheet aggregates are otherwise relatively comparable to the Peer Group averages. First Keystone Financial's ROA is the lowest of the eleven Peer Group companies, reflecting its comparatively modest net interest margin. The loan portfolio reflects an emphasis on 1-4 family residential mortgage lending while credit quality measures appear to be unfavorable in comparison to the Peer Group averages, both in terms of the ratio of NPAs and the reserve coverage.

o WVS Financial Corp of PA. with assets of $426 million operates through a total of 6 branches within the Pittsburgh metropolitan area. The balance sheet reflects a significant wholesale element, as MBS and investments constitute the majority of assets while borrowed funds comprise the largest segment of liabilities. Not unexpectedly given the balance sheet composition, the net interest income ratio is comparatively thin, offset by very low operating costs providing for an ROA which is only modestly below the Peer Group average. WVS Financial operates with a low risk-weighted asset ratio and limited credit risk exposure as a result of significant investment in securities and MBS.

o Elmira Savings Bank, FSB of NY. is a $318 million institution operating through 6 offices in the southern tier of New York State. Equity is relatively leveraged owing to recent growth in borrowings while the loan portfolio reflects the recent emphasis on commercial mortgage and C&I lending, which has supported yields, spreads and overall earnings levels. Credit quality measures, including the ratio of NPAs and reserve coverage are favorable in comparison to the Peer Group average.

o Laurel Capital Group, Inc. of PA. with assets of $308 million operates through a total of 8 branches within the Pittsburgh metropolitan area. In comparison to the Peer Group, the balance sheet reflects a higher ratio of loans and more limited employment of borrowed funds. ROA is modestly below the Peer Group average reflecting its thin net interest margin and notwithstanding the moderate operating expense ratio. Laurel Capital is primarily a 1-4 family mortgage lender as diversification has been limited. In terms of credit risk exposure, the ratio of NPLs and NPAs approximates the Peer Group average.

RP(R) Financial, LC.
Page 3.6


o Atlantic Liberty Financial of NY, is the smallest Peer Group company operating with $184 million of total assets through two offices in Brooklyn, New York. Key balance sheet aggregates such as loans compare closely to the Peer Group average while the strong equity/assets ratio exceeds all the Peer Group companies individually. Moreover, the strong capital position supports Atlantic Liberty's higher profitability, relative to the Peer Group average. Reflecting in part its inner-city market area, Atlantic Liberty's loan portfolio has been diversified to include a relatively high proportion of multi-family and commercial real estate loans. However, credit quality measures as reflecting in the ratio of NPAs and reserve coverage were more favorable than the Peer Group average.

         In aggregate, the Peer Group companies maintain a lower level of capital than the industry average (8.67% of assets versus 11.02% for all public companies), generate comparable earnings as a percent of average assets (0.76% ROAA for both the Peer Group and all public companies), and generate a higher ROE (9.03% ROE versus 7.90% for all public companies). Overall, the Peer Group's average P/B ratio and average P/E multiple were slightly below the respective averages for all publicly-traded thrifts.

                                                        All
                                                   Publicly-Traded    Peer Group
                                                   ---------------    ----------

           Financial Characteristics (Averages)
           ------------------------------------
           Assets ($Mil)                               $   2,566        $   579
           Market capitalization ($Mil)                $     377        $    74
           Equity/assets (%)                               11.02%          8.67%
           Return on average assets (%)                     0.76           0.76
           Return on average equity (%)                     7.90           9.03

           Pricing Ratios (Averages)(1)
           ----------------------------
           Price/earnings (x)                              19.35x         18.25x
           Price/book (%)                                 151.48%        148.97%
           Price/assets (%)                                16.51          12.97

          (1)  Based on market prices as of May 31, 2005.


         Ideally, the Peer Group companies would be comparable to ASB in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to ASB, as will be highlighted in the following comparative analysis.

RP(R) Financial, LC.
Page 3.7


Financial Condition
-------------------

         Table 3.2 shows comparative balance sheet measures for ASB and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company's and the Peer Group's ratios reflect balances as of March 31, 2005. ASB's equity-to-assets ratio of 8.8% approximated the Peer Group's average net worth ratio of 8.7%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.8% and 8.4%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.2% of assets. The Company's pro forma tangible capital position will increase with the addition of stock proceeds. The increase in ASB's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the same time, the Company's higher pro forma capitalization will also result in a lower return on equity in the intermediate term. Both the Company's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

         The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for ASB and the Peer Group. ASB's loans-to-assets ratio of 75.6% was above the comparable Peer Group ratio of 55.8%. Comparatively, ASB's cash and investments-to-assets ratio of 20.3% was lower than the comparable Peer Group measure of 40.8%. Overall, ASB's interest-earning assets amounted to 95.9% of assets, which was modestly below the Peer Group ratio of 96.6%.

         ASB's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's. The Company's deposits equaled 74.5% of assets, which was above the Peer Group average of 63.7%. Comparatively, borrowings accounted for a lower portion of the Company's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 15.5% and 26.1% for ASB and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 90.0% and 89.8% for ASB and the Peer Group, respectively.

         A key measure of balance sheet strength for a thrift institution is its
interest-earning    assets/interest-bearing   liabilities   ("IEA/IBL")   ratio.
Presently, the Peer Group's IEA/IBL ratio

RP(R) Financial, LC.
Page 3.8

                                                       Table 3.2
                                      Balance Sheet Composition and Growth Rates
                                            Comparable Institution Analysis
                                                   As of March 31, 2005

                                                          Balance Sheet as a Percent of Assets
                                  ------------------------------------------------------------------------------
                                                                                                           MEMO:
                                     Cash &   MBS &                 Borrowed  Subd. Net  Goodwill Tng Net  Pref.
                                  Equivalents Invest Loans Deposits  Funds    Debt Worth & Intang  Worth   Stock
                                  ----------- ------ ----- -------- --------  ---------- --------  -----   -----
ASB Holding Company
-------------------
  March 31, 2005                        1.1%  19.2%  75.6%   74.5%    15.5%   0.0%  8.8%    0.0%    8.8%    0.0%



All Public Companies                    3.7%  23.9%  67.4%   66.2%    20.9%   0.7% 10.8%    1.0%    9.8%    0.0%
State of NJ                             4.2%  35.3%  56.0%   69.9%    15.4%   0.8% 13.0%    1.3%   11.7%    0.0%
Comparable Group Average                2.0%  38.8%  55.8%   63.7%    26.1%   0.5%  8.7%    0.2%    8.4%    0.0%
   Mid-Atlantic Companies               2.0%  38.8%  55.8%   63.7%    26.1%   0.5%  8.7%    0.2%    8.4%    0.0%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALFC   Atlantic Liberty Financial of NY 3.5%  27.8%  65.3%   59.3%    23.6%   0.0% 15.1%    0.0%   15.1%    0.0%
ESBK   Elmira Savings Bank, FSB of NY   1.8%  32.5%  61.8%   76.3%    16.2%   0.0%  6.8%    0.1%    6.7%    0.0%
FSBI   Fidelity Bancorp, Inc. of PA     1.4%  48.5%  46.6%   56.2%    35.1%   1.6%  6.4%    0.4%    5.9%    0.0%
FKFS   First Keystone Financial, Inc.
         of PA                          3.5%  38.3%  53.1%   61.7%    28.4%   3.7%  5.1%    0.0%    5.1%    0.0%
HARL   Harleysville Savings Fin. Corp.
         of PA                          0.4%  50.2%  46.4%   55.0%    38.1%   0.0%  6.1%    0.0%    6.1%    0.0%
LARL   Laurel Capital Group Inc. of PA  4.6%  24.5%  66.1%   82.3%     7.0%   0.0%  8.9%    1.1%    7.8%    0.0%
PBCI   Pamrapo Bancorp, Inc. of NJ      1.8%  32.5%  63.8%   76.3%    13.9%   0.0%  8.7%    0.0%    8.7%    0.0%
SYNF   Synergy Financial Group of NJ    0.7%  28.5%  66.6%   63.3%    24.6%   0.0% 11.5%    0.1%   11.4%    0.0%
THRD   TF Financial Corp. of Newtown PA 0.7%  23.8%  70.9%   71.0%    18.6%   0.0%  9.5%    0.7%    8.8%    0.0%
WVFC   WVS Financial Corp. of PA        0.9%  83.8%  14.2%   37.7%    54.9%   0.0%  6.8%    0.0%    6.8%    0.0%
WGBC   Willow Grove Bancorp Inc. of PA  2.3%  36.4%  58.6%   61.7%    26.6%   0.0% 10.6%    0.1%   10.5%    0.0%

                                                       Balance Sheet Annual Growth Rates              Regulatory Capital
                                          --------------------------------------------------------- ----------------------
                                                       MBS                    Borrows.
                                                     Cash &                      &      Net  Tng Net
                                           Assets  Investments  Loans Deposit Subdebt  Worth  Worth  Tangible  Core  Reg.Cap.
                                           ------  -----------  ----- ------- -------  -----  -----  --------  ----  --------
ASB Holding Company
-------------------
  March 31, 2005                            11.71%  -14.13%   21.47%  11.66%   18.93%   3.14%   3.14%   7.94%   7.94%  15.32%



All Public Companies                        13.91%    3.54%   15.72%  11.19%   13.54%   3.41%   0.81%   9.60%   9.34%  17.13%
State of NJ                                 16.88%    6.65%   21.85%   9.79%    0.09%   7.76%   0.90%  11.22%  11.22%  25.26%
Comparable Group Average                     8.53%    4.82%   10.15%   2.69%   33.93%  -0.15%   0.02%   8.83%   8.31%  16.52%
   Mid-Atlantic Companies                    8.53%    4.82%   10.15%   2.69%   33.93%  -0.15%   0.02%   8.83%   8.31%  16.52%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALFC   Atlantic Liberty Financial of NY     14.97%   40.66%    6.27%   1.15%   86.85%   6.08%   6.08%  11.63%  11.63%  21.70%
ESBK   Elmira Savings Bank, FSB of NY        7.92%    5.67%    9.69%   0.05%   98.56%  -3.54%  -3.13%   7.12%   7.12%  13.13%
FSBI   Fidelity Bancorp, Inc. of PA          2.43%   -3.37%    9.07%  -0.43%    8.32%  -2.46%  -2.51%    N.M.   7.57%  13.90%
FKFS   First Keystone Financial, Inc.
         of PA                               0.92%   -3.29%    4.16%   0.62%    5.93% -11.91% -11.91%   8.30%   8.30%  15.30%
HARL   Harleysville Savings Fin. Corp.
         of PA                               7.86%    6.68%    8.01%   4.19%   13.49%   8.17%   8.17%    N.M.   6.22%  14.04%
LARL   Laurel Capital Group Inc. of PA       2.15%  -23.02%   19.83%   2.26%   -0.03%  -0.82%   0.53%   7.57%   7.57%  16.08%
PBCI   Pamrapo Bancorp, Inc. of NJ           0.15%  -11.36%    7.70%  -0.29%   -0.04%   7.16%   7.16%   8.23%   8.23%  16.10%
SYNF   Synergy Financial Group of NJ        29.77%   21.26%   33.02%  14.41%     N.M.  -2.60%  -2.76%  10.13%  10.13%  15.86%
THRD   TF Financial Corp. of Newtown PA      4.45%   -3.95%    8.45%  -3.41%   51.26%   5.55%   5.91%   8.09%   8.09%  15.59%
WVFC   WVS Financial Corp. of PA             6.44%   11.23%  -13.86%   4.01%   10.02%  -2.42%  -2.42%    N.M.   6.95%  22.40%
WGBC   Willow Grove Bancorp Inc. of PA      16.77%   12.55%   19.30%   6.97%   64.89%  -4.86%  -4.85%   9.60%   9.60%  17.60%


Source:  Audited  and  unaudited  financial  statements,  corporate  reports and
         offering  circulars,   and  RP(R)  Financial,  LC.  calculations.   The
         information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.9


of 107.6% is slightly higher than the Company's IEA/IBL ratio of 106.6%. The additional capital realized from stock proceeds should support an increase in ASB's IEA/IBL ratio, as the capital realized from ASB's stock offering will be primarily deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company's and the Peer Group's annual growth for the twelve months ended March 31, 2005. ASB recorded an 11.7% increase in assets, which was modestly higher than the Peer Group's average asset growth rate of 8.5%. Asset growth experienced by the Company was the result of strong loan growth, as the loan portfolio expanded by 21.5% over the twelve months ended March 31, 2005, as compared to growth of 10.2% reported by the Peer Group on average. Similarly, the Company's deposit growth rate the last 12 months equaled 11.7% versus modest deposit growth of 2.7% reported for the Peer Group. The Peer Group's asset growth was primarily funded with borrowings which increased by 33.9% on average; the Company's borrowings also increased at a relatively strong pace equal to 18.9%.

         Both the Company and the Peer Group realized little or no equity growth, as capital increased by 3.1% for ASB and remained substantially unchanged for the Peer Group. The limited change in equity for both ASB and the Peer Group is primarily the result of their dividend and capital management strategies, which has substantially limited the impact of retention of earnings. On a post-offering basis, the Company's capital growth rate is expected to decline due to the increased equity level, the marginal short-term net proceeds reinvestment benefit and the intermediate term effect of investing in fixed assets and expanding staffing levels.


Income and Expense Components
-----------------------------

         ASB reported net income to average assets ratios of 0.55%, which is below the Peer Group average of 0.76% of assets for the twelve months ended March 31, 2005 (see Table 3.3). The Peer Group's higher profitability was the result of its relative advantages in the areas of net interest income and non-interest operating income, which was partially offset by the Company's modestly lower operating expense ratio.

RP(R) Financial, LC.
Page 3.10

               Table 3.3
   Income as Percent of Average Assets and Yields, Costs, Spreads
    Comparable Institution Analysis
For the 12 Months Ended March 31, 2005

                                                          Net Interest Income                     Other Income
                                                    --------------------------------         ----------------------
                                                                               Loss     NII                         Total
                                               Net                            Provis  .After   Loan   R.E.   Other  Other
                                             Income  Income  Expense   NII    on IEA  Provis   Fees   Oper.  Income Income
                                             ------  ------  -------   ---    ------  ------   ----   -----  ------ ------
ASB Holding Company
-------------------
  March 31, 2005                              0.55%   4.56%   2.02%   2.54%    0.06%   2.48%   0.00%  0.00%  0.26%  0.26%



All Public Companies                          0.78%   4.99%   1.98%   3.02%    0.12%   2.90%   0.05%  0.00%  0.65%  0.70%
State of NJ                                   0.79%   4.71%   1.83%   2.88%    0.04%   2.83%   0.06%  0.00%  0.27%  0.34%
Comparable Group Average                      0.76%   4.88%   2.11%   2.77%    0.06%   2.72%   0.01%  0.00%  0.42%  0.43%
   Mid-Atlantic Companies                     0.76%   4.88%   2.11%   2.77%    0.06%   2.72%   0.01%  0.00%  0.42%  0.43%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALFC    Atlantic Liberty Financial of NY      1.13%   5.47%   1.58%   3.90%    0.07%   3.83%   0.00%  0.00%  0.82%  0.82%
ESBK    Elmira Savings Bank, FSB of NY        0.83%   5.16%   1.79%   3.37%    0.04%   3.33%   0.00%  0.00%  0.50%  0.50%
FSBI    Fidelity Bancorp, Inc. of PA          0.65%   4.72%   2.56%   2.16%    0.05%   2.10%   0.06% -0.02%  0.54%  0.58%
FKFS    First Keystone Financial, Inc. of PA  0.35%   4.64%   2.62%   2.02%    0.04%   1.98%   0.00%  0.00%  0.47%  0.46%
HARL    Harleysville Savings Fin. Corp. of PA 0.68%   4.71%   2.93%   1.78%    0.00%   1.78%   0.00%  0.00%  0.19%  0.19%
LARL    Laurel Capital Group Inc. of PA       0.62%   4.39%   2.00%   2.40%    0.00%   2.39%   0.00%  0.01%  0.46%  0.46%
PBCI    Pamrapo Bancorp, Inc. of NJ           1.24%   5.64%   1.79%   3.85%    0.02%   3.83%   0.02%  0.03%  0.30%  0.35%
SYNF    Synergy Financial Group of NJ         0.53%   4.74%   1.85%   2.89%    0.19%   2.69%   0.00%  0.00%  0.43%  0.43%
THRD    TF Financial Corp. of Newtown PA      1.03%   5.03%   1.46%   3.57%    0.10%   3.48%   0.01%  0.00%  0.39%  0.40%
WVFC    WVS Financial Corp. of PA             0.65%   4.23%   2.77%   1.45%    0.01%   1.44%   0.00%  0.00%  0.16%  0.16%
WGBC    Willow Grove Bancorp Inc. of PA       0.69%   4.96%   1.84%   3.12%    0.12%   3.00%   0.03%  0.00%  0.38%  0.41%

                                             G&A/Other Exp.  Non-Op. Items  Yields, Costs, and Spreads
                                            ---------------- ------------- ---------------------------
                                                                                                        MEMO:    MEMO:
                                              G&A   Goodwill Net   Extrao.    Yield    Cost   Yld-Cost Assets/  Effective
                                            Expense  Amort.  Gains  Items   On Assets Of Funds Spread  FTE Emp. Tax Rate
                                            -------  ------  -----  -----   --------- -------- ------  -------- --------
ASB Holding Company
-------------------
  March 31, 2005                             1.90%   0.00%   0.04%  0.00%      4.72%   2.41%   2.31%    $7,229   37.79%



All Public Companies                         2.45%   0.02%   0.06%  0.01%      5.09%   2.18%   2.91%    $5,242   32.83%
State of NJ                                  2.00%   0.03%   0.08%  0.00%      4.92%   2.12%   2.80%    $6,129   35.63%
Comparable Group Average                     2.01%   0.02%  -0.02%  0.00%      5.06%   2.33%   2.73%    $6,052   29.72%
   Mid-Atlantic Companies                    2.01%   0.02%  -0.02%  0.00%      5.06%   2.32%   2.73%    $6,052   29.72%


Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALFC    Atlantic Liberty Financial of NY     2.67%   0.00%  -0.46%  0.00%      5.68%   1.90%   3.78%    $7,665   55.64%
ESBK    Elmira Savings Bank, FSB of NY       2.64%   0.03%   0.10%  0.00%      5.39%   1.94%   3.44%    $3,348   33.63%
FSBI    Fidelity Bancorp, Inc. of PA         1.82%   0.01%   0.02%  0.00%      4.89%   2.76%   2.12%    $4,959   17.81%
FKFS    First Keystone Financial, Inc. of PA 2.06%   0.00%   0.01%  0.00%      4.90%   2.80%   2.10%    $5,818   11.18%
HARL    Harleysville Savings Fin. Corp. of P 1.08%   0.00%   0.02%  0.00%      4.84%   3.14%   1.70%    $9,848   25.30%
LARL    Laurel Capital Group Inc. of PA      1.86%   0.12%   0.00%  0.00%      4.61%   2.23%   2.38%    $4,734   29.79%
PBCI    Pamrapo Bancorp, Inc. of NJ          2.10%   0.00%   0.00%  0.00%      5.74%   1.97%   3.77%    $6,036   40.43%
SYNF    Synergy Financial Group of NJ        2.29%   0.01%   0.00%  0.00%      4.94%   2.14%   2.80%    $6,181   36.21%
THRD    TF Financial Corp. of Newtown PA     2.45%   0.02%   0.00%  0.00%      5.28%   1.63%   3.65%    $3,660   27.09%
WVFC    WVS Financial Corp. of PA            0.86%   0.00%   0.09%  0.00%      4.27%   3.00%   1.27%    $9,680   21.96%
WGBC    Willow Grove Bancorp Inc. of PA      2.25%   0.01%  -0.03%  0.00%      5.09%   2.09%   3.00%    $4,646   27.89%




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.11


         The Company's weaker net interest income ratio resulted from a lower ratio of interest income to average assets as the ratio of interest expense to average assets was modestly favorable in comparison to the Peer Group average. The Company's lower interest income ratio was the result of its lower yield on interest-earning assets (4.72% versus 5.06% for the Peer Group), which was realized notwithstanding the Company's higher loans/assets ratio. The Company's lower interest expense ratio was realized notwithstanding its modestly higher cost of funds in comparison to the Peer Group (2.41% versus 2.33% for the Peer Group). Overall, ASB and the Peer Group reported net interest income to average assets ratios of 2.54% and 2.77%, respectively.

         Non-interest operating income is a lower contributor to ASB's earnings relative to the Peer Group, at 0.26% and 0.43%, respectively, which is indicative of the Company's more traditional strategy and lesser contribution from other fee income generating activities. While the Company will be seeking to expand the level of non-interest income in the future through a greater emphasis on building commercial account relationships and undertaking secondary market loan sales, the increase is expected to be gradual and may result in an interim increase in operating costs as well (as noted below).

         ASB operates with a lower operating expense ratio than the Peer Group, reflecting its historical emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending), and more limited emphasis on non-traditional fee generating activities. Additionally, the Company's operating costs have been constrained by its large average branch size in comparison to the Peer Group as its efficient two office operation limits overhead costs. In this regard, the Company maintains a relatively higher level of assets per employee in comparison to the Peer Group ($7.2 million for ASB versus $6.1 million for the Peer Group on average. Overall, the operating expense ratios for ASB and the Peer Group were 1.90% and 2.01%, respectively.

              ASB's operating expenses are expected to increase following the second step stock offering as a result of the expense of the stock-related benefit plans and the long-term plans to continue to expand the branch network and commercial lending functions. However, over the

RP(R) Financial, LC.
Page 3.12


long term, the Company will be seeking to offset such costs through growth and increased efficiency.

         ASB's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 68.0% is less favorable than the Peer Group's ratio of 62.8%, as the Company's revenue ratio disadvantages were only partially offset by its lower operating expense ratio. On a post-offering basis, the Company's efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the costs of developing ASB's branch office and commercial lending infrastructure as well as stock plans expenses) may limit the improvement. Thus, the efficiency ratio is expected to remain at a competitive disadvantage relative to the Peer Group.

         Loan loss provisions had a comparable impact on the Company's earnings, amounting to 0.06% of average assets for both the Company and the Peer Group. To the extent that commercial mortgage and C&I loans account for a significant portion of the Company's future growth, the level of loan loss provisions established on an annual basis may increase in response to the heightened credit risk profile.

         Gains and losses from the sale of assets had a slightly more favorable impact on the Company's earnings for the twelve month period shown in Table 3.3, as the Company reported net gains equal to 0.04% of average assets versus a net loss equal to 0.02% of average assets reported by the Peer Group.

         The Company's effective tax rate for the last 12 months of 37.79% is modestly above the Peer Group average of 29.72%. The Company expects that its effective tax rate may improve with its investment subsidiary limiting state income tax payable, but the Company's reduced tax rate is expected to remain at a comparative disadvantage relative to the Peer Group


Loan Composition
----------------

         Table 3.4 presents data related to the Company's and the Peer Group's loan portfolio compositions as of March 31, 2005, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. In comparison to the Peer Group,

RP(R) Financial, LC.
Page 3.13

                                                   Table 3.4
                              Loan Portfolio Composition and Related Information
                                          Comparable Institution Analysis
                                               As of March 31, 2005

                                                   Portfolio Composition as a Percent of Assets
                                                ----------------------------------------------------
                                                         1-4    Constr.  5+Unit    Commerc.             RWA/   Serviced   Servicing
                  Institution                   MBS     Family  & Land   Comm RE   Business Consumer   Assets For Others   Assets
                  -----------                   ---     ------  ------   -------   -------- --------   ------ ----------   ------
                                                (%)      (%)      (%)      (%)       (%)      (%)        (%)    ($000)     ($000)

ASB Holding Company                            13.82%   59.48%   1.84%    12.58%      0.15%    2.71%   54.01%    $15,865       $72


All Public Companies                           13.11%   36.11%   5.44%    16.66%      3.37%    3.79%   60.66%   $698,126    $9,129
State of NJ                                    22.30%   40.84%   1.19%     9.91%      2.32%    1.17%   50.91%   $116,599    $1,172
Comparable Group Average                       24.23%   35.44%   2.88%    12.01%      2.75%    1.90%   53.91%    $17,898      $110


Comparable Group
----------------

ALFC  Atlantic Liberty Financial of NY         23.74%   31.93%   3.77%    29.02%      0.57%    0.00%   54.35%         $0        $0
ESBK  Elmira Savings Bank, FSB of NY           21.31%   31.62%   1.30%    11.02%      8.68%    9.45%   59.11%    $75,371      $526
FSBI  Fidelity Bancorp, Inc. of PA             21.71%   26.65%   4.94%     9.58%      0.66%    4.64%   61.89%         $4        $0
FKFS  First Keystone Financial, Inc. of PA     26.72%   35.56%   4.59%    11.18%      0.25%    1.60%   57.64%    $51,283      $240
HARL  Harleysville Savings Fin. Corp. of PA    35.94%   45.11%   0.08%     0.51%      0.14%    0.00%   45.54%     $3,435        $0
LARL  Laurel Capital Group Inc. of PA           5.55%   61.85%   0.96%     0.93%      0.89%    0.18%   51.15%       $150        $0
PBCI  Pamrapo Bancorp, Inc. of NJ              31.45%   40.94%   2.06%    18.75%      0.38%    0.10%   53.52%       $872        $0
SYNF  Synergy Financial Group of NJ            26.20%   27.83%   0.65%    16.61%     16.72%    1.36%   66.72%     $7,768        $0
THRD  TF Financial Corp. of Newtown PA         18.50%   51.65%   3.18%    12.68%      0.78%    1.08%   54.02%     $4,423       $41
WVFC  WVS Financial Corp. of PA                27.90%    7.96%   3.17%     3.20%      0.23%    0.20%   31.23%     $1,200        $0
WGBC  Willow Grove Bancorp Inc. of PA          27.55%   28.73%   7.01%    18.62%      0.95%    2.25%   57.80%    $52,374      $408


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.14


         the   Company's   loan   portfolio   composition   reflected  a  higher
concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (73.3% of assets versus 59.7% for the Peer Group). The Company maintained a higher concentration of 1-4 family loans, which was partially offset by the Peer Group's higher concentration of mortgage-backed securities. ASB's loans serviced for others represented a relatively comparable off-balance sheet item for the Peer Group in terms of the balance of loans serviced ($15.7 million for the Company versus $17.9 million for the Peer Group). Servicing assets were limited for both the Company and the Peer Group.

         Diversification into higher risk types of lending was comparable for the Company and the Peer Group on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Company (12.6% of assets), followed by consumer loans (2.7% of assets). The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans (12.0% of assets), with modest levels of construction, commercial and consumer lending. The similarity of the loan portfolio composition overall resulted in a similar risk-weighted assets-to-assets ratio (54.01% for the Company versus 53.91% for the Peer Group).


Credit Risk
-----------

         The Company's credit risk exposure appears to be modestly lower than the Peer Group's, on average, based on the ratios of NPAs/assets and reserve coverage ratio. As shown in Table 3.5, the Company's ratio of NPAs and accruing loans that are more than 90 days past due was equal to 0.08% of assets and was thus below the comparable Peer Group ratio of 0.30%. The Company maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.11% versus 0.52% for the Peer Group). The reserve coverage for the Company as a percent of NPAs was 481.5% versus an average of 271.9% for the Peer Group. The Company did not report any loan chargeoffs while chargeoffs were nominal for the Peer Group. The one area of credit quality where the Company falls short of the Peer Group is with respect to the ratio of reserves to total loans, which equaled 0.50% for the Company versus 0.87% for the Peer Group on average.

RP(R) Financial, LC.
Page 3.15


                                                   Table 3.5
                                 Credit Risk Measures and Related Information
                                        Comparable Institution Analysis
                              As of March 31, 2005 or Most Recent Date Available

                                                           NPAs &                               Rsrves/
                                                  REO/    90+Del/    NPLs/   Rsrves/  Rsrves/   NPAs &   Net Loan    NLCs/
                  Institution                    Assets    Assets    Loans    Loans     NPLs    90+Del   Chargoffs   Loans
                  -----------                    ------    ------    -----    -----     ----    ------   ---------   -----
                                                   (%)      (%)       (%)      (%)      (%)       (%)     ($000)      (%)
ASB Holding Company                               0.00%    0.08%     0.11%    0.50%  481.48%   481.48%        $0     0.00%



All Public Companies                              0.07%    0.46%     0.54%    0.91%  278.12%   252.28%      $341     0.07%
State of NJ                                       0.00%    0.14%     0.26%    0.70%  317.98%   353.28%      $108     0.00%
Comparable Group Average                          0.06%    0.30%     0.52%    0.87%  271.86%   284.63%       $89     0.06%


Comparable Group
----------------

ALFC     Atlantic Liberty Financial of NY         0.04%    0.09%     0.07%    0.61%  828.09%   441.32%        $0     0.00%
ESBK     Elmira Savings Bank, FSB of NY           0.00%    0.17%     0.26%    0.99%  376.35%   369.25%       $23     0.05%
FSBI     Fidelity Bancorp, Inc. of PA             0.19%     N.A.     1.12%    0.81%   72.06%      N.A.      $130     0.17%
FKFS     First Keystone Financial, Inc. of PA     0.16%    0.98%     1.51%    0.67%   44.64%    36.65%       $29     0.04%
HARL     Harleysville Savings Fin. Corp. of PA    0.00%    0.03%      N.A.    0.56%     N.A.   824.69%        $3     0.00%
LARL     Laurel Capital Group Inc. of PA          0.04%    0.31%     0.41%    0.97%  239.86%   207.91%        $7    -0.01%
PBCI     Pamrapo Bancorp, Inc. of NJ              0.00%    0.50%     0.56%    0.62%  111.64%    80.47%        $4     0.00%
SYNF     Synergy Financial Group of NJ            0.00%    0.02%     0.03%    0.78%     N.A.      N.A.      $167     0.12%
THRD     TF Financial Corp. of Newtown PA         0.11%    0.22%     0.16%    0.49%  305.50%   155.64%      $236     0.21%
WVFC     WVS Financial Corp. of PA                0.00%     N.A.      N.A.    1.99%     N.A.      N.A.      $185    -0.02%
WGBC     Willow Grove Bancorp Inc. of PA          0.07%    0.38%     0.52%    1.03%  196.70%   161.11%      $193     0.13%


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 3.16


Interest Rate Risk
------------------

         Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, ASB's lower IEA/IBL ratio suggests higher exposure while the slightly higher equity/assets ratio suggests lower exposure. Following the second step offering, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for ASB and the Peer Group. In general, the relative fluctuations in the Company's and the Peer Group's net interest income to average assets ratios were considered to be modestly greater during the period analyzed in Table 3.6, suggesting potentially greater risk exposure. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding ASB's assets.


Summary
-------

         Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of ASB. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) Financial, LC.
Page 3.17

                                           Table 3.6
                  Interest Rate Risk Measures and Net Interest Income Volatility
                                    Comparable Institution Analysis
                          As of March 31, 2005 or Most Recent Date Available

                                                Balance Sheet Measures
                                             ---------------------------
                                                                Non-Earn.          Quarterly Change in Net Interest Income
                                               Equity/   IEA/    Assets/    --------------------------------------------------------
                  Institution                  Assets    IBL     Assets      3/31/05  12/31/04  9/30/04  6/30/04  3/31/04  12/31/03
                  -----------                  ------    ---     ------      -------  --------  -------  -------  -------  --------
                                                 (%)     (%)      (%)  (change in net interest income is annualized in basis points)
ASB Holding Company                              8.8%    106.6%    4.1%         7         5       -1      -16        36       27



All Public Companies                             9.7%    107.4%    4.9%        -3        -1        2       -5         0        9
State of NJ                                     11.7%    111.6%    4.4%         0       -10       15       -7         3       22
Comparable Group Average                         8.4%    107.1%    3.5%         1        -4        4       -7         6       19


Comparable Group
----------------

ALFC     Atlantic Liberty Financial of NY       15.1%    116.5%    3.5%        -2         7      -23       -8        10       20
ESBK     Elmira Savings Bank, FSB of NY          6.7%    103.8%    4.0%        -4       -12       -2        0       -12       24
FSBI     Fidelity Bancorp, Inc. of PA            5.9%    104.0%    3.5%         0         1        2       -8        26        1
FKFS     First Keystone Financial, Inc. of PA    5.1%    101.2%    5.0%         9        -2       -6        9       -11       -2
HARL     Harleysville Savings Fin. Corp. of PA   6.1%    104.2%    3.0%         2         1        5       -5         7       13
LARL     Laurel Capital Group Inc. of PA         7.8%    106.6%    4.8%        11         3       14      -20        30      -15
PBCI     Pamrapo Bancorp, Inc. of NJ             8.7%    108.7%    1.9%         0        -7        7        6       -10       34
SYNF     Synergy Financial Group of NJ          11.4%    109.0%    4.2%        -8       -12       -3      -32      N.A.     N.A.
THRD     TF Financial Corp. of Newtown PA        8.8%    106.5%    4.5%         5       -11       -3       -2         0       93
WVFC     WVS Financial Corp. of PA               6.8%    106.9%    1.0%         0       -22       26        5        14       12
WGBC     Willow Grove Bancorp Inc. of PA        10.5%    110.2%    2.6%        -2         8       22      -22         3       14


NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.

RP(R) Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS


Introduction
------------

         This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company's conversion transaction.


Appraisal Guidelines
--------------------

         The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP Financial Approach to the Valuation
--------------------------------------

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

         The pro forma market value determined herein is a preliminary value for
the  Company's  to-be-issued  stock.   Throughout  the  conversion  process,  RP
Financial will: (1) review changes in

RP(R) Financial, LC.
Page 4.2


ASB's operations and financial conditions; (2) monitor ASB's operations and financial conditions relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP(R) Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP(R) Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including ASB's value, or ASB's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of ASB coming to market at this time.

RP(R) Financial, LC.
Page 4.3


1.       Financial Condition
         -------------------

         The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

     o    Overall  A/L  Composition.  Loans  and  investments  funded  by retail
          -------------------------
          deposits were the primary components of the Company's and Peer Group's balance sheets. The Company's interest-earning asset composition exhibited a higher concentration of loans with a comparable level of diversification into high risk-weight loans and a relatively similar risk-weighted assets/total assets ratio. ASB's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of
          assets,   the   Company   maintained   a  slightly   lower   level  of
          interest-earning assets and a slightly higher level of interest-bearing liabilities compared to the Peer Group, which provided for a slightly lower IEA/IBL ratio for the Company.

     o    Credit  Quality.  The  Company's  credit  risk  profile  appears to be
          ---------------
          comparatively favorable based on lower NPAs/assets and stronger reserve coverage ratios in relation to NPAs and non-performing loans ("NPLs"). At the same time, the Peer Group's credit quality ratios are also relatively strong and their history of loan losses and chargeoffs has been limited. The Peer Group maintains higher allowances for loan losses to total loans outstanding, however.

     o    Balance Sheet  Liquidity.  The Company  operated with a lower level of
          ------------------------
          cash and investment securities relative to the Peer Group (20.3% of assets versus 40.8% for the Peer Group). Following the infusion of stock proceeds, the Company's cash and investments ratio is expected to increase as the net proceeds will be initially deployed into investments. The Company's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the lower level of borrowings maintained by the Company.

     o    Funding   Liabilities.   Retail   deposits   served  as  the   primary
          ---------------------
          interest-bearing source of funds for the Company and the Peer Group, with the Company maintaining a higher deposits-to-assets ratio than the Peer Group. Comparatively, the Peer Group's funding compositions reflected slightly higher utilization of borrowings than the Company. In total, the Company maintained a slightly higher level of interest-bearing liabilities than the Peer Group and the Company's cost of funds was slightly higher than the cost of the Peer Group's interest-bearing liabilities. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets.

RP(R) Financial, LC.
Page 4.4



     o    Capital.  The Company  operates  with a slightly  higher  pre-offering
          -------
          capital  ratio  than  the  Peer  Group,   8.8%  and  8.7%  of  assets,
          respectively. Accordingly, following the second-step conversion offering, the difference between the Company's and the Peer Group's equity-to-assets ratio will become more significant. ASB's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company's higher pro forma capital position will depress its return on equity.

         On balance, ASB's balance sheet strength was considered to be more favorable than the Peer Group's, as implied by the Company's more favorable overall asset/liability composition, credit quality and capital strength. Accordingly, a slight upward adjustment was determined to be appropriate for the Company's financial condition.


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.


     o    Reported  Earnings.  The  Company's  pre-conversion  profitability  is
          ------------------
          modestly below the Peer Group average on an ROAA basis (0.55% of average assets versus 0.76% for the Peer Group). The Peer Group's favorable earnings are the result of their higher average revenues (both net interest income and non-interest income) and lower effective tax rate, which are only partially offset by the Company's lower operating expense ratio. On a pro forma basis, the Company's initial proceeds reinvestment benefit will be offset to an extent by the stock benefit plans expense, which will result in a lower pro forma ROA for the Company versus the Peer Group. Moreover, there remain certain unknown aspects of the Company's future earnings, such as the ability to realize profitable growth objectives that cover the anticipated investments in personnel and fixed assets.

          Interest  Rate Risk.  Quarterly  changes in the Company's net interest
          -------------------
          income to average assets ratios were modestly more volatile relative to the Peer Group average. Other quantitative risk measures show that the Company has greater risk exposure with respect to the volatility of its post-shock NPV ratios in comparison to all OTS regulated thrift institutions with total assets ranging between $100 million to $1 billion. At the same time, the capital raised in the second step stock offering will serve to mitigate the Company's interest rate risk exposure prospectively.

RP(R) Financial, LC.
Page 4.5


     o    Credit  Risk.  Factors  indicating  the  Company's  lower  credit risk
          ------------
          profile include, lower NPAs/assets and stronger reserve coverage. Additionally, loan loss provisions as a percent of average assets are comparable to the Peer Group average. At the same time, the Company's ratio of reserves to total loans is below the Peer Group average. Moreover, the Company's future diversification strategy may increase the relative credit risk exposure in comparison to the Peer Group.

     o    Earnings Growth  Potential.  The Company's faster balance sheet growth
          --------------------------
          in comparison to the Peer Group suggests stronger earnings growth potential for the Company. While the current equity level may restrict such growth in the future, the capital to be raised in the offering should allow such growth to continue for the Company. Moreover, management expects that on-going infrastructure investments (i.e., in fixed assets, personnel, etc.) and the building of commercial account relationships may enhance the long-term earnings growth potential. At the same time, such expenditures may depress near-term earnings growth potential and involve execution risk that management may not achieve the targeted portfolio goals for the Company or that such activities may not be as profitable as currently anticipated. One other factor that may favorably influence earnings is the expected reduction in the state income tax payable attributable to the newly-formed investment subsidiary.

     o    Return on Equity. The Company's pro forma capital position will exceed
          ----------------
          the Peer Group average. Coupled with its lower pro forma ROA, the Company's pro forma core ROE is anticipated to be lower than the Peer Group average.

         Overall,   we  concluded   that  a  slight   downward   adjustment  for
profitability, growth and viability of earnings was appropriate.



3.       Asset Growth
         ------------

         The Company's recent asset growth exceeded the Peer Group average, reflecting the Company's efforts to support earnings through leveraging equity, which has primarily been centered on loan portfolio growth. On a pro forma basis, the Company should have the equity to facilitate continued growth and expansion, and its pro forma equity position will be higher than for the Peer Group, on average. On balance, we believe a slight upward adjustment was warranted for this factor.


4.       Primary Market Area
         -------------------

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market

RP(R) Financial, LC.
Page 4.6


served. Operating in northern New Jersey, the Company faces significant competition for loans and deposits from other financial institutions, many of which are larger, provide a broader array of services and have significantly larger branch networks than maintained by the Company. ASB's primary market area for deposits and loans is Essex County, where both of the Company's branches are located. Essex County's population increased at a moderate pace during the first four years of this decade, with additional modest population growth projected over the next five years (see Table 4.1). Importantly, population growth rates for Essex County are comparable to the growth rates posted for the Peer Group's market areas on average.

         Per capita income measures for Essex County were lower than the comparable measures for New Jersey but approximated the median and average income measures for the Peer Group's markets. The comparability of income levels for Essex County and the Peer Group's primary market areas is reflective of the urban and suburban locations of many of the Peer Group's institutions markets on an individual basis. The local economy in Essex County has benefited from regional economic growth and the unemployment rate of 5.4%, which includes areas of inner-city Newark with relatively high unemployment, and is only modestly above the average for the Peer Group's market areas of 4.5%

         In general, with several exceptions, the Peer Group companies operate in large urban and suburban markets in the Mid-Atlantic region. Given the selection criteria which emphasized institutions with $100 to $1 billion of total assets, the Peer Group institutions necessarily hold a relatively small market share of their respective markets overall. Thus, the Company's deposit market share of 2.1% of the Essex County deposit market is relatively comparable to the Peer Group average.

         On balance, we concluded that no adjustment was appropriate for the Company's market area.


5.       Dividends
         ---------

         ASB has indicated its intention to pay dividends but has not specified the level of the future dividend to be paid. The Company paid its first regular quarterly dividend in June 2005, at a rate of $0.09 per share. Importantly, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth

RP(R) Financial, LC.
Page 4.7

                                                       Table 4.1
                                                  ASB Holding Company
                                     Peer Group Market Area Comparative Analysis

                                                                                           Per Capita
                                       Estimated                                            Income       6/30/04
                                       Population   Projected   Estimated  Projected   ----------------  Deposit   Unemployment
                      Headquarters    ------------  Population   2000-2004 2004-2009            % State  Market      Rate
Institution              City         2000    2004     2009      % Change   % Change    Amount  Average  Share(1)   12/31/2004
-----------              ----         ----    ----     ----      --------   --------    ------  -------  --------   ----------
                                      (000)   (000)    (000)
Atlantic Liberty
  Financial of NY      Brooklyn      2,465  2,497      2,533       1.28%     1.44%    $18,150   70.26%    0.38%       6.5%
Elmira Savings Bank,
  FSB of NY            Elmira           91     90         89      -0.96%    -1.34%    $20,491   79.32%   20.07%       5.1%
Fidelity Bancorp,
  Inc. of PA           Pittsburgh    1,282  1,264      1,242      -1.41%    -1.69%    $25,153  107.36%    0.79%       4.4%
First Keystone
  Financial, Inc.
  of PA                Media           551    555        562       0.83%     1.10%    $27,945  119.28%    3.88%       4.4%
Harleysville Savings
  Fin. Corp. of PA     Harleysville    750    778        813       3.72%     4.55%    $34,965  149.24%    2.49%       3.3%
Laurel Capital Group
  Inc. of PA           Allison Park  1,282  1,264      1,242      -1.41%    -1.69%    $25,153  107.36%    0.55%       4.4%
Pamrapo Bancorp,
  Inc. of NJ           Bayonne         609    608        607      -0.11%    -0.26%    $23,819   77.94%    1.49%       5.5%
Synergy Financial
  Group of NJ          Cranford        523    535        549       2.30%     2.69%    $30,127   98.59%    2.30%       4.2%
TF Financial Corp
  of Newtown PA        Newtown         598    620        648       3.75%     4.58%    $31,496  134.43%    1.59%       4.1%
Willow Grove
  Bancorp, Inc. of PA  Maple Glen      750    778        813       3.72%     4.55%    $34,965  149.24%    2.62%       3.3%
WVS Financial Corp.
  of PA                Pittsburgh    1,282  1,264      1,242      -1.41%    -1.69%    $25,153  107.36%    0.37%       4.4%

                          Averages:    926    932        940       0.94%     1.11%    $27,038  109.12%    3.32%       4.5%
                           Medians:    750    778        813       0.83%     1.10%    $25,153  107.36%    1.59%       4.4%

ASB Holding Co.        Essex           794    800        807       0.83%     0.90%    $27,501   89.99%    2.07%       5.4%


(1) Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

Sources:  Claritas, FDIC.

RP(R) Financial, LC.
Page 4.8


objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All eleven of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.18% to 4.02%. The average dividend yield on the stocks of the Peer Group institutions was 2.76% as of May 31, 2005, representing an average payout ratio of 44.6% of earnings. As of May 31, 2005, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.24% and an average payout ratio of 36.0% of earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         On balance, we concluded that no adjustment is warranted for purposes of dividends relative to the Peer Group, primarily taking into account the lack of a stated dividend policy, as well as the lower pro forma ROA and higher pro forma capital ratio.


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets. All eleven of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $33.8 million to $150.2 million as of May 31, 2005, with average and median market values of $74.1 million and $61.4 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.1 million to 12.4 million, with average and median shares outstanding of 4.2 million and 2.9 million, respectively. The Company's pro forma market value and shares outstanding for the Company will be in the upper end of the Peer Group range. The Company's stock will be quoted on the NASDAQ National Market System following the conversion. Overall, we anticipate that the Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

RP(R) Financial, LC.
Page 4.9


7.       Marketing of the Issue
         ----------------------

         We believe that four separate markets exist for thrift stocks, including those coming to market such as ASB: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the acquisition market for thrift franchises in New Jersey; and (4) the market for the public stock of ASB. All of these markets were considered in the valuation of the Company's to-be-issued stock.

         A.       The Public Market
                  -----------------

                  The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

                  Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward trend in stocks during the last week of July, with the Dow Jones Industrial Average ("DJIA") closing up for the week for the first time since mid-June. The recovery in the stock market was

RP(R) Financial, LC.
Page 4.10


short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

                  Stocks rallied at the start of the fourth quarter of 2004, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. Some favorable economic data, including a strong report on December consumer confidence and a five-month low in new unemployment claims, helped to extend the rally through the end of the year as the DJIA move to a three and one-half year high.

                  The broader stock market started 2005 in a downward trend, as investors reacted negatively to some disappointing economic data and indications by the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Concerns about slowing profit growth, weaker than expected growth in the fourth quarter of 2004 and the elections in Iraq extended the downward trend through mid-January. After three straight weekly declines, the DJIA edged higher in the last week of January on some upbeat earnings reports and a better than expected consumer confidence index. The positive trend in the broader stock market continued during the first half of February, as the Federal Reserve's quarter-point rate increase contained no surprises, oil prices declined and January retail sale beat expectations. The broader stock market had an uneven performance during the second half of February, reflecting concerns about inflation, higher oil prices and a weak dollar.

RP(R) Financial, LC.
Page 4.11


                  Despite surging oil prices, the DJIA moved back into positive territory for the year in early-March 2005. Strong job growth reflected in the February employment data and better than expected retail sales for February were factors that contributed to the positive move in stocks during the first week of March. Higher oil prices and interest rates pressured stocks lower in mid-March, as rising commodity prices rekindled inflation fears. The downturn in stocks continued going into the second half of March, as stocks were weighed down by news of a record U.S. trade deficit in 2004, General Motors' warning that earnings would be significantly below an earlier forecast and record high oil prices. Increased expectations of higher interest rates further depressed stocks in late-March, as the Federal Reserve surprised investors by signaling for the first time in more than four years that it was concerned with inflation. As expected, the Federal Reserve concluded its March meeting by raising its target for the federal funds rate to 2.75% from 2.5%. After dropping to a two-month low, a decline in oil prices helped lift the DJIA to its biggest one-day gain for the year at the end of March 2005. However, the first quarter of 2005 still showed a decline in the DJIA for the third year in a row.

                  Weaker-than-expected job growth reflected in the March 2005 employment data pushed stocks lower at the start of the second quarter. Following a brief rally in early-April, the broader stock market moved to a five-month low in mid-April. The sell-off was based on concerns of a slowing U.S. economy, higher inflation and rising oil prices. Comparatively, economic data which showed a decline in initial jobless claims, a pick-up in Mid-Atlantic manufacturing activity and strong new home sales combined with some favorable first quarter earnings reports fueled a sharp rise in the stock market heading into late-April. A stronger-than-expected employment report for April, optimism about interest rates and a big planned purchase of General Motors shares helped to lift stocks in early-May. Gains in the broader stock market generally continued into late-May, as the trade deficit fell sharply in March, oil prices dropped and the economy showed signs of sustaining growth with low inflation, supported by news that first quarter GDP growth was higher than originally indicated. On May 31, 2005, the DJIA closed at 10467.48, an increase of 2.7% from one year ago and a decline of 2.9% year-to-date, and the NASDAQ closed at 2068.22, an increase of 4.1% from one year ago and a decline of 4.9% year-to-date.

RP(R) Financial, LC.
Page 4.12


                  The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated and declined in conjunction with the broader market. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation was not viewed to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                  Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the second quarter of 2004, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker-than-expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

                  Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter of 2004. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was

RP(R) Financial, LC.
Page 4.13


mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues followed the broader market higher in early-December and then declined modestly into a narrow trading range through late-December. The year end rally in the broader stock market provided a slight boost to thrift prices as well.

                  The market for thrift stocks was mixed at the start of 2005, but, in general, thrift stocks eased lower during January. Fourth quarter earnings for the thrift sector were generally in line with expectations, but concerns about higher interest rates and margin compression hindered thrift stocks throughout most of January. Thrift stocks followed the broader market higher in early-February, but then eased slightly in mid-February as long-term interest rates spiked-up following an unexpected surge in the January 2005 wholesale core inflation rate. Comparatively, tame inflation data reflected in the January consumer price index provided a boost to the thrift sector in late-February. Thrift stocks followed the broader market higher in early-March, as long-term interest rates declined slightly. Likewise, thrift stocks declined in conjunction with broader market during mid-March on the spike-up in long-term interest rates and signals from the Federal Reserve that it was becoming more concerned about inflation. Thrift stocks participated in the broader market rally at the close of the first quarter, with the SNL Thrift Index posting a one-day gain of 1.3% compared to 1.1% gain for the DJIA.

                  Thrift issues started the second quarter trading in a narrow range and then followed the broader market lower in mid-April reflecting concerns that first quarter earnings in the thrift sector would show the negative effects of net interest margin compression resulting from the flattening of the yield curve. Acquisition speculation involving some large thrifts and a strong report on new home sales in March provided a boost to thrift stocks in late-April. Thrift stocks continued to show strength at the beginning of May, as long-term Treasury yields headed higher on news that the U.S. Treasury Department was considering bringing back the 30-year Treasury bond. Surprisingly strong job growth cooled off the thrift rally at the end of the first week of May. Thrift stocks rebounded in May on strength in the broader market and a smaller than expected increase in the April consumer price index, which served to ease inflation concerns and revisions to the first quarter GDP report in late May which boosted the equities market as a whole. On May 31, 2005, the SNL Index for all publicly-traded thrifts closed at 1546.4, an increase of 3.4% from one year ago and a decline of 3.7% year-to-date.

RP(R) Financial, LC.
Page 4.14


         B.       The New Issue Market
                  --------------------

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  After experiencing a fairly strong market during 2004 and early-2005, the new issue market for thrift stocks has not been as strong for the recent thrift offerings completed. Most notably, a number of recent thrift offerings are currently trading below their IPO prices. As shown in Table 4.2, two standard conversions, three second-step conversions and six mutual holding company offerings were completed during the past three months. The second-step conversion offerings are considered to be more relevant for our analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. All the second step offerings closed within the valuation range with Rome Bancorp and First Federal of Northern Michigan Bancorp closing between the midpoint and the maximum of the offering range after extending the offering period, and Hudson City Bancorp closing its syndicated community offering between the minimum and the midpoint of the offering range. Both of the recent offerings which have traded (Hudson City Bancorp was

RP(R) Financial, LC.
Page 4.15
                                 Pricing Characteristics and After-Market Trends
                                           Conversions Completed in 2005

----------------------------------------------------------------------------------------------------------------------------------
         Institutional Information                                Pre-Conversion Data       Offering Information  Contribution to
                                                             ----------------------------- ---------------------  ---------------
                                                             Financial Info. Asset Quality                        Char. Found.
---------------------------------------------------------------------------------------------------------------------------------

                                        Conversion                    Equity  NPAs/ Res.  Gross    %   % of Exp./        % of
Institution                          ST.   Date    Ticker      Assets Assets  Asset Cov.  Proc.  Offer Mid. Proc. Form Offering
                                                               ($Mil)   (%)    (%)  (%)  ($Mil.)  (%)  (%)  (%)         (%)
--------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Benjamin Franklin Bancorp, Inc.*(1.7) MA  4/5/05  BFBC-NASDAQ  $   781  6.86% 0.02%   NM $ 55.9   100% 112%  3.0% Stk.  6.7%
OC Financial, Inc.*                   OH  4/1/05  OCFL-OTCBB   $    56  5.20% 0.13% 294% $  5.6   100%  93%  8.3% N.A   N.A


                             Averages - Standard Conversions:  $   419  6.03% 0.08% 294% $ 30.8   100% 103%  5.7% N.A.  N.A.
                              Medians - Standard Conversions:  $   419  6.03% 0.08% 294% $ 30.8   100% 103%  5.7% N.A.  N.A.


Second Step Conversions
-----------------------
Hudson City Bancorp, Inc.*            NJ  6/7/05  HCBK-NASDAQ  $21,131  7.50% 0.11% 126% $3,929.8  66%  92%  3.2% N.A   N.A
First Federal of NM Bancorp, Inc.*    NM I4/4/05. FFNM-NASDAQ  $   263  8.37% 0.85%  72% $   17.0  55% 106%  4.4% C/S   3.9%
Rome Bancorp, Inc.*                   NY  3/31/05 ROME-NASDAQ  $   270 14.14% 0.31% 241% $   59.0  62% 106%  5.1% N.A   N.A


                           Averages - Second Step Conversions: $ 7,221 10.00% 0.42% 147% $1,335.3  61% 102%  4.2% N.A.  N.A.
                            Medians - Second Step Conversions: $   270  8.37% 0.31% 126% $   59.0  62% 106%  4.4% N.A  .N.A.


Mutual Holding Companies(6)
---------------------------
North Penn Bancorp, Inc.(1)           PA  6/2/05  NPEN-OTCBB   $    93  8.33% 1.46%  69% $    6.4  44%  85%  8.0% C/S   1.6%/4.4
Rockville Financial, Inc.(1)          CT  5/23/05 RCKB-NASDAQ  $   890  7.70% 0.29% 266% $   83.6  43% 115%  2.4% Stk  .4.7%
FedFirst Financial Corporation*       PA  4/7/05  FFCO-NASDAQ  $   270  7.41% 0.22% 215% $   29.8  45% 132%  3.5% N.A   N.A
Brooklyn Federal Bancorp, Inc.*       NY  4/6/05  BFSB-NASDAQ  $   304 12.33% 0.00%   NM $   39.7  30% 132%  2.8% N.A   N.A
Prudential Bancorp, Inc.(1)*          PA  3/30/05 PBIP-NASDAQ  $   407  9.59% 0.25% 116% $   56.5  45% 132%  2.7% N.A   N.A
Kentucky First Federal Bancorp(7)     KY  3/3/05  KFFB-NASDAQ  $   295 11.03% 0.59%  37% $   21.3  25% 132%  6.3% N.A   N.A


                          Averages - Mutual Holding Companies: $   376  9.40% 0.47% 140% $   39.5  39% 121%  4.3% N.A.  N.A.
                           Medians - Mutual Holding Companies: $   299  8.96% 0.27% 116% $   34.7  44% 132%  3.2% N.A.  N.A.


                                   Averages - All Conversions: $l2,251  8.95% 0.38% 160% $  336.8  56% 113%  4.5% N.A.  N.A.
                                    Medians - All Conversions: $   295  8.33% 0.25% 126% $   39.7  45% 112%  3.5% N.A.  N.A.

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
         Institutional Information                             Insider Purchases                     Pro Forma Data
                                                               -----------------        ----------------------------------------
                                                                                         Pricing Ratios(3)    Financial Charac.
-------------------------------------------------------------------------------         -------------------  -------------------
                                                             Benefit Plans      Initial
                                        Conversion                 Reco  Mgmt.& Dividend         Core         Core          Core
Institution                          ST.   Date    Ticker    ESOP  Plans Dirs.  Yield    P/TB    P/E    P/A   ROA   TE/A    ROE
                                                              (%)   (%) (%)(2)   (%)     (%)     (x)    (%)   (%)   (%)     (%)
---------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Benjamin Franklin Bancorp, Inc.*(1.7) MA  4/5/05  BFBC-NASDAQ 8.0%  4.0%  3.5%  0.00%   128.0%   32.1x  10.3%  0.3x  8.1%   4.0x
OC Financial, Inc.*                   OH  4/1/05  OCFL-OTCBB  8.0%  4.0% 25.0%  0.00%    75.8%     NM    9.2%   NM  12.2%    NM


                             Averages - Standard Conversions: 8.0%  4.0% 14.3%  0.00%   101.9%   32.1x   9.8% 32.0% 10.1% 399.0%
                              Medians - Standard Conversions: 8.0%  4.0% 14.3%  0.00%   101.9%   32.1x   9.8% 32.0% 10.1% 399.0%


Second Step Conversions
-----------------------
Hudson City Bancorp, Inc.*            NJ  6/7/05  HCBK-NASDAQ 4.0%  8.0%  0.3%  2.40%   121.5%   21.3x  24.4%  1.2% 20.1%   5.7%
First Federal of NM Bancorp, Inc.*    NM I4/4/05. FFNM-NASDAQ 8.2%  4.1%  1.7%  2.14%    96.3%   85.9x  11.2%  0.1% 11.6%   1.1%
Rome Bancorp, Inc.*                   NY  3/31/05 ROME-NASDAQ 4.0%  3.6%  1.0%  2.65%   107.0%   35.9x  29.8%  0.8% 27.9%   3.0%


                           Averages - Second Step Conversions 5.4%  5.2%  1.0%  2.40%   108.2%   47.7x  21.8%  0.7% 19.9%   3.3%
                            Medians - Second Step Conversions 4.0%  4.1%  1.0%  2.40%   107.0%   35.9x  24.4%  0.8% 20.1%   3.0%


Mutual Holding Companies(6)
---------------------------
North Penn Bancorp, Inc.(1)           PA  6/2/05  NPEN-OTCBB  8.4%  4.2% 8.9%   0.00%    73.6%   42.0x  13.8%  0.4% 13.0%   2.8%
Rockville Financial, Inc.(1)          CT  5/23/05 RCKB-NASDAQ 8.4%  4.2% 4.4%   0.00%    83.4%   55.4x  18.4%  0.4% 14.6%   2.4%
FedFirst Financial Corporation*       PA  4/7/05  FFCO-NASDAQ 8.7%  4.4% 5.3%   0.00%    87.3%  123.5x  20.3%  0.2% 14.9%   1.2%
Brooklyn Federal Bancorp, Inc.*       NY  4/6/05  BFSB-NASDAQ 8.0%  6.5% 2.3%   0.00%    88.3%   37.9x  31.8%  1.0% 20.9%   4.9%
Prudential Bancorp, Inc.(1)*          PA  3/30/05 PBIP-NASDAQ 8.0%  4.0% 1.4%   0.00%    86.2%   40.7x  24.5%  0.6% 19.2%   3.3%
Kentucky First Federal Bancorp(7)     KY  3/3/05  KFFB-NASDAQ 8.7%  7.9% 5.5%   4.00%    91.5%   35.5x  26.4%  0.6% 16.1%   3.6%


                          Averages - Mutual Holding Companies 8.4%  5.2% 4.6%   0.67%    85.0%   55.8x  22.5%  0.5% 16.4%   3.0%
                           Medians - Mutual Holding Companies 8.4%  4.3% 4.9%   0.00%    86.7%   41.4x  22.4%  0.5% 15.5%   3.0%


                                   Averages - All Conversions 7.5%  5.0% 5.4%   1.02%    94.4%   51.0x  20.0%  3.7% 16.2%  42.7%
                                    Medians - All Conversions 8.0%  4.2% 3.5%   0.00%    88.3%   39.3x  20.3%  0.6% 14.9%   3.1%

--------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
         Institutional Information                                             Post-IPO Pricing Trends
                                                                     -------------------------------------------
                                                                                    Closing Price
-------------------------------------------------------------        -------------------------------------------
                                                                       First          After         After
                                        Conversion              IPO   Trading    %    First     %   First   %
Institution                          ST.   Date    Ticker      Price    Day    Change Week   Change Month Change
                                                                ($)     ($)     (%)  (4)($)   (%)  (5)($)  (%)
----------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Benjamin Franklin Bancorp, Inc.*(1.7) MA  4/5/05  BFBC-NASDAQ   $10.0  $10.06   0.6% $10.39  3.9% $10.25   2.5%
OC Financial, Inc.*                   OH  4/1/05  OCFL-OTCBB    $10.0  $12.00  20.0% $10.80  8.0% $11.00  10.0%


                             Averages - Standard Conversions:   $10.0  $11.03  10.3% $10.60  6.0% $10.63   6.3%
                              Medians - Standard Conversions:   $10.0  $11.03  10.3% $10.60  6.0% $10.63   6.3%


Second Step Conversions
-----------------------
Hudson City Bancorp, Inc.*            NJ  6/7/05  HCBK-NASDAQ   $10.0  $10.00   0.0% $10.00  0.0% $10.00   0.0%
First Federal of NM Bancorp, Inc.*    NM I4/4/05. FFNM-NASDAQ   $10.0  $ 9.49  -5.1% $ 9.20 -8.0% $ 8.40 -16.0%
Rome Bancorp, Inc.*                   NY  3/31/05 ROME-NASDAQ   $10.0  $10.05   0.5% $ 9.75 -2.5% $ 9.44  -5.6%


                          Averages - Second Step Conversions:   $10.0  $ 9.85  -1.5% $ 9.65 -3.5% $ 9.28  -7.2%
                           Medians - Second Step Conversions:   $10.0  $10.00   0.0% $ 9.75 -2.5% $ 9.44  -5.6%


Mutual Holding Companies(6)
---------------------------
North Penn Bancorp, Inc.(1)           PA  6/2/05  NPEN-OTCBB    $10.0  $11.00  10.0% $11.00 10.0% $11.00  10.0%
Rockville Financial, Inc.(1)          CT  5/23/05 RCKB-NASDAQ   $10.0  $10.48   4.8% $11.05 10.5% $11.62  16.2%
FedFirst Financial Corporation*       PA  4/7/05  FFCO-NASDAQ   $10.0  $ 9.34  -6.6% $ 9.07 -9.3% $ 8.55 -14.5%
Brooklyn Federal Bancorp, Inc.*       NY  4/6/05  BFSB-NASDAQ   $10.0  $ 9.95  -0.5% $ 9.90 -1.0% $ 9.50  -5.0%
Prudential Bancorp, Inc.(1)*          PA  3/30/05 PBIP-NASDAQ   $10.0  $ 9.85  -1.5% $ 9.35 -6.5% $ 8.75 -12.5%
Kentucky First Federal Bancorp(7)     KY  3/3/05  KFFB-NASDAQ   $10.0  $10.79   7.9% $11.20 12.0% $11.24  12.4%


                          Averages - Mutual Holding Companies   $10.0  $10.24   2.4% $10.26  2.6% $10.11   1.1%
                           Medians - Mutual Holding Companies   $10.0  $10.22   2.2% $10.45  4.5% $10.25   2.5%


                                  Averages - All Conversions:   $10.0  $10.27   2.7% $10.16  1.6% $ 9.98  -0.2%
                                   Medians - All Conversions:   $10.0  $10.05   0.5% $10.00  0.0% $10.00   0.0%

---------------------------------------------------------------------------------------------------------------

Note: * - Appraisal  performed by RP  Financial;  "NT" - Not Traded;  "NA" - Not
          Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.
(2)  As  a  percent  of  MHC  offering  for  MHC transaction.
(3)  Does not take into account the adoption of SOP 93.6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full  conversion  basis.
(7)  Simultaneously  completed acquisition of another financial institution.
(8)  Simultaneously converted to a commercial bank charter.
(9)  Former credit union.

RP(R) Financial, LC.
Page 4.16

                  pending the close of its offering and was scheduled to trade as a fully converted company approximately one week following the appraisal date of this report), have traded down post-IPO reflecting current market weakness. On average, these three recent second step transactions were priced at 108.2% of pro forma book value, with Hudson City Bancorp at the upper end of the range (121.5% of pro forma book value and 21.3 times pro forma earnings) reflecting its large size and strong earnings while First Federal closed at the lower end of the range of the recent second step conversions (107.0% of pro forma book value and 85.9x pro forma earnings) owing to its comparatively small size and more limited earnings capacity.

                  The weakness in the second step market is evidenced in the relationship of the trading prices of the minority shares of Rome Bancorp, First Federal of Northern Michigan Bancorp and Hudson City Bancorp prior to the commencement of their offerings and their final exchange ratios (see below). For all the foregoing transactions, the values implied by their final exchange ratios were lower than their trading prices at the commencement of their offerings, suggesting that, under current market conditions, the final market values for these companies were below the values implied by the trading prices of their minority shares.


                           Post-Announcement Trading Activity of MHCs
                               Announcing Second Step Conversions

                                                      Rome       First     Hudson City
                                                     Bancorp     Federal      Bancorp
                                                     -------     -------      -------

Date of Announcement                               11/11/2004  11/12/2004  12/17/2004

Share Price at Announcement                            $28.00      $16.30     $39.93
Share Price at Commencement of Offering                $28.05      $24.75     $35.85
Share Price Implied by Final Exchange                  $22.68      $18.65     $32.06

Difference:  Announcement - Final Exchange (%)         -19.0%       14.4%     -19.7%
Difference:  Commencement - Final Exchange (%)         -19.1%      -24.6%     -10.6%

IPO Price                                              $10.00      $10.00     $10.00
Price as of May 31, 2005                                $9.63       $9.03     $10.46  (1)

(1) Adjusted for a 3.206x exchange ratio.

RP(R) Financial, LC.
Page 4.17


         C.       The Acquisition Market
                  ----------------------

                  Also  considered in the valuation was the potential  impact on the Company's stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-4, there were six New Jersey thrift acquisitions completed from 2001 through year-to-date 2005, and there are no currently pending transactions. The recent acquisition activity involving New Jersey savings institutions may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company's market and, thus, are subject to the same type of acquisition speculation that may influence ASB's stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in ASB's stock would tend to be less compared to the stocks of the Peer Group companies.

         D.       Trading in ASB Holding Company's Stock
                  --------------------------------------

                  Since ASB's minority stock currently trades under the symbol "ASBH" on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis. ASB had a total of 5,554,500 shares issued and outstanding at March 31, 2005, of which 1,666,350 shares were held by public shareholders and traded as public securities. As of May 31, 2005, the Company's closing stock price was $23.00 per share. There are significant differences between the Company's minority stock (currently being traded) and the conversion stock that will be issued by ASB. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

RP(R) Financial, LC.
Page 4.18


                  In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company's minority stock. Taking these factors and trends into account, RP(R) Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       Management
         ----------

         ASB's management team appears to have experience and expertise in all of the key areas of the Company's operations. The Company has recently appointed a new President and Chief Operating Officer with the objective of having this individual manage targeted growth and provide oversight to the development of commercial account relationships. While this individual has a limited track record with the Company, he has extensive commercial banking experience in the local market with a track record for success at other institutions. Exhibit IV-5 provides summary resumes of ASB's Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure as indicated by the financial characteristics of the Company. ASB currently does not have any executive management positions that are vacant.

         Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Additionally, many of the Peer Group companies have, like the Company, bolstered their management ranks with experienced individuals from their regional banking community. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.       Effect of Government Regulation and Regulatory Reform
         -----------------------------------------------------

         In summary, as a fully-converted OTS regulated institution, ASB will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are

RP(R) Financial, LC.
Page 4.19


adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.


Summary of Adjustments
----------------------

         Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

    Key Valuation Parameters:                               Valuation Adjustment
    -------------------------                               --------------------

    Financial Condition                                     Slight Upward
    Profitability, Growth and Viability of Earnings         Slight Downward
    Asset Growth                                            Slight Upward
    Primary Market Area                                     No Adjustment
    Dividends                                               No Adjustment
    Liquidity of the Shares                                 No Adjustment
    Marketing of the Issue                                  No Adjustment
    Management                                              No Adjustment
    Effect of Government Regulations and Regulatory Reform  No Adjustment



Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing ASB's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in ASB's prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

         RP Financial's valuation placed an emphasis on the following:

     o    P/E  Approach.  The P/E  approach is generally  the best  indicator of
          -------------
          long-term value for a stock. Given the similarities between the Company's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported

RP(R) Financial, LC.
Page 4.20


          earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

     o    P/B Approach.  P/B ratios have generally  served as a useful benchmark
          ------------
          in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o    P/A Approach.  P/A ratios are  generally a less reliable  indicator of
          ------------
          market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     o    Trading of ASBH stock.  Converting  institutions generally do not have
          ---------------------
          stock outstanding. ASB, however, has public shares outstanding due to the mutual holding company form of ownership. Since ASB is currently traded on the OTC Bulletin, it is an indicator of investor interest in the Company's conversion stock and therefore received some weight in our valuation. Based on the May 31, 2005 stock price of $23.00 per share and the 5,554,500 shares of ASB stock outstanding, the Company's implied market value of $127.8 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of ASB's stock was somewhat discounted herein but will become more important towards the closing of the offering.


         The Company has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

RP(R) Financial, LC.
Page 4.21


         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP(R) Financial concluded that, as of May 31, 2005, the aggregate pro forma market value of ASB's conversion stock was $107,142,850 at the midpoint, equal to 10,714,285 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 70.00% ownership interest to the public, which provides for a $75.0 million public offering at the midpoint value.

         1.  Price-to-Earnings  ("P/E").  The  application  of the P/E valuation
             --------------------------
method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings, equaled $2.295 million for the twelve months ended March 31, 2005. In deriving ASB's estimated core earnings for purposes of the valuation, the only adjustments made to reported earnings was to eliminate the net gains on the sale of loans and real estate owned which together, equaled $183,000 for the twelve month period. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 39.94%, the Company's core earnings were determined to equal $2.185 million for the twelve months ended March 31, 2005. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                             Amount(1)
                                                             ---------
                                                                ($000)


Net income                                                     $2,295
Deduct: Net non-operating income (1)                             (110)
                                                               ------
  Core earnings estimate                                       $2,185

(1) Adjustment was tax effected at 39.94%.


         Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples at the $107.1 million midpoint value equaled 44.42 times and 46.54 times, respectively, which provided for premiums of 162.7% and 178.7% relative to the Peer

RP(R) Financial, LC.
Page 4.22


Group's average reported and core earnings multiples of 18.25 times and 18.09 times, respectively (see Table 4.3).

         2. Price-to-Book  ("P/B").  The application of the P/B valuation method
            ----------------------
requires calculating the Company's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Company's pro forma book value. The Company's pre-conversion book value was adjusted to include $100,000 of equity held at the MHC level which will be consolidated with the Company's capital as the result of the conversion, and $312,000 ESOP-related contra-equity account which will be eliminated upon conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $107.1 million midpoint valuation, ASB's pro forma P/B and P/TB ratios both equaled 103.28%. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 148.97% and 153.57%, the Company's ratios reflected discounts of 30.7% and 32.8%, respectively. RP(R) Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity and the resulting pricing ratios under the earnings and assets approaches.

         3. Price-to-Assets  ("P/A"). The P/A valuation  methodology  determines
            ------------------------
market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, ASB's value equaled 21.20% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.97%, which implies a premium of 63.5% has been applied to the Company's pro forma P/A ratio.


Comparison to Recent Conversions
--------------------------------

         As indicated at the beginning of this chapter, RP(R) Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).

RP(R) Financial, LC.
Page 4.23


         The three second-step conversion offerings completed in the past three months closed with pro forma P/TB ratios of 107.0% (Rome Bancorp) and 96.3% (First Federal of Northern Michigan), after extension of their offerings, while Hudson City Bancorp closed at a pro forma P/TB ratio of 121.5% after completing its syndicated community offering. During their first week of trading as fully-converted companies, Rome Bancorp's and First Federal of Northern Michigan's stock prices had decreased by 2.5% and 8.0% from their respective IPO prices and remained below their IPO price as of May 31, 2005 (by 3.7% and 10.0%, respectively). Hudson City's offering was pending closing with the trading price as of May 31, 2005, up by approximately 5% relative to its proposed closing value adjusted for the final exchange ratio.


Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of May 31, 2005, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC's ownership interest to the public shareholders, was $107,142,850 at the midpoint. Based on this valuation and the approximate 70.00% ownership interest being sold in the public offering, the midpoint value of the Company's stock offering is $75,000,000, equal to 7,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering value of $63,750,000 and a maximum offering value of $86,250,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 6,375,000 shares at the minimum and 8,625,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $99,187,500 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 9,918,750 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.


Establishment of the Exchange Ratio
-----------------------------------

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ASB stock as a fully converted company. The Board of Directors of the MHC has independently determined the

RP(R) Financial, LC.
Page 4.24


exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ASB equal to 30.00% as of March 31, 2005. The exchange ratio to be received by the existing minority shareholders of ASB will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.63960 shares, 1.92894 shares, 2.21828 shares and
2.55102 shares of newly issued shares of ASB stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP(R) Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

RP(R) Financial, LC.
Page 4.25

                                                       Table 4.3
                                                 Public Market Pricing
                                         ASB Holding Company and the Comparables
                                                   As of May 31, 2005

                                    Market      Per Share Date
                                Capitalization  --------------
                                ---------------   Core   Book          Pricing Ratios(3)
                                Price/Market    12 Month Value/------------------------------------
                                Share(1) Value   EPS(2) Share    P/E    P/B    P/A    P/TB   P/Core
                                ------- ------   ------ -----    ---    ---    ---    ----   ------
                                 ($)    ($Mil)    ($)    ($)     (x)    (%)    (%)    (%)     (x)
ASB Holding Company
-------------------
  Superrange                    $10.00  $141.70   $0.17  $8.81  57.72x 113.53 26.91% 113.53% 60.43x
  Maximum                       $10.00  $123.21   $0.20  $9.21  50.67x 108.52 23.91% 108.52% 53.06x
  Midpoint                      $10.00  $107.14   $0.23  $9.68  44.42x 103.28 21.20% 103.28% 46.54x
  Minimum                       $10.00   $91.07   $0.26 $10.32  38.07x 96.94% 18.37% 96.94%  39.91x

All Public Companies(7)
-----------------------
  Averages                      $20.04  $376.96   $1.03 $13.53  19.35x 151.48 16.51% 169.40% 20.28x
  Medians                          ---      ---     ---    ---  16.28x 144.00 14.26% 157.83% 18.32x

All Non-MHC State of NJ(7)
--------------------------
  Averages                      $17.63  $356.36   $0.97 $10.91  19.14x 163.97 14.64% 178.11% 21.07x
  Medians                          ---      ---     ---    ---  14.46x 161.04 15.68% 180.91% 19.30x

Comparable Group Averages
-------------------------
  Averages                      $20.71   $74.13   $1.29 $13.97  18.25x 148.97 12.97% 153.57% 18.09x
  Medians                            -        -       -      -  15.27x 146.14 13.36% 149.16% 15.52x


Comparable Group
----------------
ALFC   Atlantic Liberty
         Financial of NY        $23.75   $39.97   $1.53 $16.53  19.63x 143.68 21.73% 143.68% 15.52x
ESBK   Elmira Savings Bank,
         FSB of NY              $30.75   $33.76   $2.19 $19.67  12.92x 156.33 10.62% 159.49% 14.04x
FSBI   Fidelity Bancorp,
         Inc. of PA             $20.99   $61.35   $1.38 $14.03  14.89x 149.61 %9.52% 160.72% 15.21x
FKFS   First Keystone
         Financial, Inc. of PA  $17.31   $34.65   $0.99 $14.56  17.31x 118.89 %6.02% 118.89% 17.48x
HARL   Harleysville Savings
         Fin. Corp. of PA       $17.75   $68.62   $1.24 $11.90  13.98x 149.16 %9.17% 149.16% 14.31x
LARL   Laurel Capital Group
         Inc. of PA             $21.75   $42.20   $0.98 $14.07  22.19x 154.58 13.71% 176.69% 22.19x
PBCI   Pamrapo Bancorp, Inc.
         of of NJ               $21.90  $108.97   $1.60 $11.25  13.69x 194.67 17.03% 194.67% 13.69x
SYNF   Synergy Financial
         Group of NJ            $12.13  $150.23   $0.35  $8.30  34.66x 146.14 16.76% 147.39% 34.66x
THRD   TF Financial Corp.
         of Newtown PA          $29.00   $85.55   $2.17 $20.63  13.30x 140.57 13.36% 152.39% 13.36x
WVFC   WVS Financial Corp.
         of PA                  $17.10   $41.13   $1.03 $11.99  15.27x 142.62 %9.66% 142.62% 16.60x
WGBC   Willow Grove Bancorp
         Inc. of PA             $15.34  $149.01   $0.70 $10.77  22.90x 142.43 15.06% 143.63% 21.91x



                                   Dividends(4)              Financial Characteristics(6)
                                ------------------- -----------------------------------------------
                                                                                 Reported     Core
                                  Amount/       Payout   Total  Equity NPAs/-------------  ---------- Offering Exchange
                                   Share  Yield Ratio(5) Assets Assets Assets ROA    ROE    ROA    ROE   Size    Ratio
                                   -----  ----- ------- ------- ------ ------ ---    ---    ---    ---   ----    -----
                                   ($)    (%)    (%)    ($Mil)  (%)    (%)   (%)    (%)    (%)    (%)  ($Mil)    (x)
ASB Holding Company
-------------------
  Superrange                       $0.00  0.00%  0.00%    $527 23.70% 0.07%  0.47%  1.97%  0.45%  1.88%  99.19  2.55102x
  Maximum                          $0.00  0.00%  0.00%    $515 22.03% 0.07%  0.47%  2.14%  0.45%  2.05%  86.25  2.21828x
  Midpoint                         $0.00  0.00%  0.00%    $505 20.52% 0.07%  0.48%  2.32%  0.46%  2.22%  75.00  1.92894x
  Minimum                          $0.00  0.00%  0.00%    $496 18.95% 0.07%  0.48%  2.55%  0.46%  2.43%  63.75  1.63960x

All Public Companies(7)
-----------------------
  Averages                         $0.45  2.24% 34.03%  $2,566 11.02% 0.46%  0.76%  7.90%  0.73%  7.10%
  Medians                            ---    ---    ---     ---    ---   ---    ---    ---    ---   ---

All Non-MHC State of NJ(7)
--------------------------
  Averages                         $0.43  2.24% 35.98%  $2,171  9.46% 0.17%  0.86% 10.31%  0.78%  9.28%
  Medians                            ---    ---    ---     ---    ---   ---    ---    ---    ---   ---

Comparable Group Averages
-------------------------
  Averages                         $0.57  2.76% 44.63%    $579  8.67% 0.30%  0.76%  9.03%  0.78%  9.03%
  Medians                           ---    ---    ---     ---    ---   ---    ---    ---    ---    ---


Comparable Group
----------------
ALFC   Atlantic Liberty
         Financial of NY           $0.28  1.18%  18.30%   $184 15.12% 0.09%  1.14%  7.52%  1.44%  9.51%
ESBK   Elmira Savings Bank,
         FSB of NY                 $0.80  2.60%  36.53%   $318  6.79% 0.17%  0.84% 12.05%  0.77% 11.09%
FSBI   Fidelity Bancorp,
         Inc. of PA                $0.47  2.24%  34.06%   $645  6.36%  N.A.  0.65%  9.98%  0.63%  9.77%
FKFS   First Keystone
         Financial, Inc. of PA     $0.44  2.54%  44.44%   $576  5.06% 0.98%  0.35%  6.68%  0.35%  6.62%
HARL   Harleysville Savings
         Fin. Corp. of PA          $0.60  3.38%  48.39%   $748  6.15% 0.03%  0.68% 11.09%  0.67% 10.83%
LARL   Laurel Capital Group
         Inc. of PA                $0.80  3.68%    N.M.   $308  8.87% 0.31%  0.62%  6.93%  0.62%  6.93%
PBCI   Pamrapo Bancorp, Inc.
         of of NJ                  $0.88  4.02%  55.00%   $640  8.75% 0.50%  1.24% 14.71%  1.24% 14.71%
SYNF   Synergy Financial
         Group of NJ               $0.16  1.32%  45.71%   $896 11.47% 0.02%  0.53%  4.15%  0.53%  4.15%
THRD   TF Financial Corp.
         of Newtown PA             $0.72  2.48%  33.18%   $641  9.50% 0.22%  1.03% 10.89%  1.02% 10.84%
WVFC   WVS Financial Corp.
         of PA                     $0.64  3.74%  62.14%   $426  6.77%  N.A.  0.65%  9.23%  0.60%  8.48%
WGBC   Willow Grove Bancorp
         Inc. of PA                $0.48  3.13%  68.57%   $990 10.57% 0.38%  0.69%  6.15%  0.72%  6.43%



(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:  Corporate  reports,   offering   circulars,   and  RP  Financial,   LC.
         calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2005 by RP(R) Financial, LC.

                                    EXHIBITS

RP(R) Financial, LC.

                              LIST OF EXHIBITS


Exhibit
Number                   Description
------                   -----------

  I-1                    Audited Financial Statements

  I-2                    Key Operating Ratios

  I-3                    Investment Portfolio Composition

  I-4                    Yields and Costs

  I-5                    Interest Rate Risk Analysis

  I-6                    Fixed Rate and Adjustable Rate Loans

  I-7                    Loan Portfolio Composition

  I-8                    Contractual Maturity By Loan Type

  I-9                    Non-Performing Assets

  I-10                   Loan Loss Allowance Activity

  I-11                   Deposit Composition

  I-12                   CDs by Rate and Maturity

  I-13                   Borrowings Activity



  II-1                   Description of Office Facilities

  II-2                   Historical Interest Rates

RP(R) Financial, LC.

Exhibit
Number                   Description
------                   -----------

 III-1                   General Characteristics of Publicly-Traded Institutions

 III-2                   Public Market Pricing of New Jersey Thrifts

 III-3                   Public Market Price of Mid-Atlantic Thrifts



  IV-1                   Stock Prices:  As of May 31, 2005

  IV-2                   Historical Stock Price Indices

  IV-3                   Historical Thrift Stock Indices

  IV-4                   Market Area Acquisition Activity

  IV-5                   Director and Senior Management Summary Resumes

  IV-6                   Pro Forma Regulatory Capital Ratios

  IV-7                   Pro Forma Analysis Sheet

  IV-8                   Pro Forma Effect of Conversion Proceeds

  IV-9                   Peer Group Core Earnings Analysis


   V-1                   Firm Qualifications Statement

                                   EXHIBIT I-1

                               ASB Holding Company
                          Audited Financial Statements

                           [Incorporated by Reference]

                                   EXHIBIT I-2

                               ASB Holding Company
                              Key Operating Ratios

                                   Exhibit I-2
                               ASB Holding Company
                              Key Operating Ratios

                                                        At or For the
                                                       Six Months Ended              At or For the Year Ended
                                                          March 31,                       September 30,
                                                      ----------------    ----------------------------------------------
                                                       2005      2004      2004      2003      2002      2001      2000
                                                       ----      ----      ----      ----      ----      ----      ----
PERFORMANCE RATIOS(1):
  Return on average assets (ratio of net income
     to average total assets) .................        0.55%     0.54%     0.54%     0.39%     0.63%     0.68%     0.86%

  Return on average equity (ratio of net income
     to average equity) .......................        6.22%     5.73%     5.77%     6.48%     9.30%     8.28%    11.13%

  Net interest rate spread ....................        2.36%     2.29%     2.28%     2.14%     2.63%     2.49%     2.63%

  Net interest margin on average
     interest-earning assets ..................        2.67%     2.61%     2.60%     2.44%     3.00%     3.10%     3.20%

  Average interest-earning assets to average
     interest-bearing liabilities .............      114.62%   115.25%   115.67%   111.69%   112.30%   115.01%   113.99%

  Operating expense ratio (noninterest expenses
     to average total assets) .................        1.91%     1.92%     1.92%     1.89%     2.09%     2.16%     2.03%

  Efficiency ratio (noninterest expense divided
     by sum of net interest income and
     noninterest income) ......................       67.31%    67.88%    67.18%    73.60%    67.14%    68.80%    60.03%

ASSET QUALITY RATIOS:
  Non-performing loans to total loans .........        0.11%     0.13%     0.17%     0.20%     0.27%     0.36%     0.53%

  Non-performing assets to total assets .......        0.08%     0.14%     0.12%     0.12%     0.17%     0.24%     0.35%

  Net charge-offs to average loans outstanding         0.00%     0.00%     0.00%     0.00%     0.00%     0.00%     0.01%

  Allowance for loan losses to non-performing
     loans ....................................      480.66%   403.88%   304.05%   265.18%   195.96%   160.67%   128.92%

  Allowance for loan losses to total loans ....        0.50%     0.52%     0.51%     0.52%     0.53%     0.58%     0.68%

CAPITAL RATIOS:

  Equity to total assets at end of period .....        8.80%     9.80%     9.25%     5.23%     6.53%     7.81%     7.79%

  Average equity to average assets ............        8.90%     9.42%     9.37%     5.98%     6.78%     8.24%     7.70%


(1) Performance ratios for the six month periods ended March 31, 2005 and 2004 are annualized where appropriate.

                                  EXHIBIT I-3

                               ASB Holding Company
                        Investment Portfolio Composition

                                   Exhibit I-3
                               ASB Holding Company
                        Investment Portfolio Composition

                                                 At March 31,          At September
                                                 ------------  ---------------------------
                                                    2005       2004         2003      2002
                                                 ------------  ----         ----      ----
                                                            (In thousands)
Securities Held-to-Maturity:
  U.S. government and federal agency obligations.. $  2,000   $     --   $     --   $     --
  Collateralized mortgage non-agency obligations..    2,785         --         --         --
  Collateralized mortgage agency obligations .....       90        107        193      3,076
  Government National Mortgage Association .......      278        327        476        711
  Federal Home Loan Mortgage Corporation .........      445        490        657        986
  Federal National Mortgage Association ..........    2,928      1,870      1,513      2,197
                                                   --------   --------   --------   --------
    Total securities held-to-maturity ............    8,526      2,794      2,839      6,970
                                                   --------   --------   --------   --------

Securities Available-for-Sale:
  U.S. government and federal agency obligation...   11,740     13,840     13,484         --
  Collateralized mortgage non-agency obligations..      599      1,234      4,962     19,177
  Collateralized mortgage agency obligations .....   34,311     42,870     61,685     57,346
  Government National Mortgage Association .......      177        202        320        513
  Federal Home Loan Mortgage Corporation .........    4,854      5,219        346        885
  Federal National Mortgage Association ..........   14,482     16,261     16,664      2,213
  Mutual fund ....................................    9,829      9,869      9,930     10,000
                                                   --------   --------   --------   --------
    Total securities available-for-sale ..........   75,992     89,495    107,391     90,134
                                                   --------   --------   --------   --------

    Total ........................................ $ 84,518   $ 92,289   $110,230   $ 97,104
                                                   ========   ========   ========   ========

                                   EXHIBIT I-4

                               ASB Holding Company
                                Yields and Costs

                                   Exhibit I-4
                               ASB Holding Company
                                Yields and Costs

                                                        At March 31,           Six Months Ended March 31,
                                                   ---------------------   -------------------------------------
                                                           2005                           2005
                                                   ---------------------   ------------------------------------
                                                                           Average      Interest       Average
                                                   Balance    Yield/Cost   Balance     Earned/Paid   Yield/Cost
                                                   -------    ----------   -------     -----------   ----------
                                                                      (Dollars in thousands)
   INTEREST-EARNING ASSETS:
     Loans receivable, net(1)...............        $333,554      5.36%    $318,539       8,483        5.33%
     Investment securities(2)...............          84,518      3.42%      91,109       1,450        3.18%
     Other interest-earning assets(3).......           5,971      3.38%       7,052          61        1.72%
                                                    --------               --------      ------
     Total interest-earning assets..........         424,043      4.94%     416,700       9,994        4.80%
     Noninterest-earning assets.............          16,911                 14,806
                                                    --------               --------
     Total assets...........................        $440,954               $431,505
                                                    ========               ========
   INTEREST-BEARING LIABILITIES:
     NOW & money market.....................        $ 34,018      1.18%    $ 37,307         206        1.11%
     Savings deposits(4)....................         134,637      1.58%     140,934       1,108        1.57%
     Certificates of deposit................         135,295      2.94%     123,542       1,705        2.76%
                                                    --------               --------      ------
     Total interest-bearing deposits........         303,950      2.14%     301,783       3,019        2.00%
     Federal Home Loan Bank advances........          68,263      4.45%      61,780       1,404        4.54%
                                                    --------               --------      ------
     Total interest-bearing liabilities....          372,213      2.56%     363,563       4,423        2.43%
     Noninterest-bearing deposits...........          24,093                 23,685
     Other noninterest-bearing liabilities..           5,837                  5,834
                                                    --------               --------
     Total liabilities......................         402,143                393,082
     Stockholders' equity...................          38,811                 38,423
                                                    --------               --------
     Total liabilities and equity...........        $440,954               $431,505
                                                    ========               ========

     Net interest spread(5).................                      2.38%                  $5,571        2.36%
                                                                  ====                   ======        ====
     Net interest margin(6).................                      2.70%                                2.67%
                                                                  ====                                 ====
     Ratio of interest-earning assets to
       interest-bearing liabilities.........         113.92%                114.62%
                                                     ======                 ======
                                                            Six Months Ended March 31,
                                                       -------------------------------------
                                                                 2004
                                                       -------------------------------------
                                                       Average      Interest      Average
                                                       Balance    Earned/Paid    Yield/Cost
                                                       -------    -----------    -----------
                                                              (Dollars in thousands)
   INTEREST-EARNING ASSETS:
     Loans receivable, net(1)...............          $270,680         7,405         5.47%
     Investment securities(2)...............           105,579         1,587         3.01%
     Other interest-earning assets(3).......             5,978            25         0.84%
                                                      --------        ------
     Total interest-earning assets..........           382,237         9,017         4.72%
     Noninterest-earning assets.............            11,060
                                                      --------
     Total assets...........................          $393,297
                                                      ========
   INTEREST-BEARING LIABILITIES:
     NOW & money market.....................          $ 21,913           109         0.99%
     Savings deposits(4)....................           131,707         1,033         1.57%
     Certificates of deposit................           118,306         1,458         2.46%
                                                      --------        ------
     Total interest-bearing deposits........           271,926         2,600         1.91%
     Federal Home Loan Bank advances........            59,780         1,428         4.78%
                                                      --------        ------
     Total interest-bearing liabilities....            331,706         4,028         2.43%
     Noninterest-bearing deposits...........            22,154
     Other noninterest-bearing liabilities..             2,400
                                                      --------
     Total liabilities......................           356,260
     Stockholders' equity...................            37,037
                                                      --------
     Total liabilities and equity...........          $393,297
                                                      ========

     Net interest spread(5).................                          $4,989         2.29%
                                                                      ======         ====
     Net interest margin(6).................                                         2.61%
                                                                                     ====
     Ratio of interest-earning assets to
       interest-bearing liabilities.........           115.23%
                                                       ======

-----------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  Includes money market savings accounts.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                               ASB Holding Company
                                Yields and Costs

                                                                         Year Ended September 30,
                                                ------------------------------------------------------------------------------
                                                               2004                                    2003
                                                ------------------------------------    ----------------------------------
                                                Average       Interest      Average     Average      Interest      Average
                                                Balance     Earned/Paid   Yield/Cost    Balance    Earned/Paid   Yield/Cost
                                                -------     -----------   ----------    -------    -----------   ----------
                                                                                              (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net(1)...............         $278,632       $15,017        5.39%    $238,474       $14,343        6.01%
  Investment securities(2)...............          103,978         3,125        3.01%     100,787         2,918        2.90%
  Other interest-earning assets(3).......            6,302            62        0.98%      13,462           215        1.60%
                                                  --------       -------                 --------       -------
  Total interest-earning assets..........          388,912        18,204        4.68%     352,723        17,476        4.95%
  Noninterest-earning assets.............           10,755                                  9,459
                                                  --------                               --------
  Total assets...........................         $399,667                               $362,182
                                                  ========                               ========
Interest-bearing liabilities:
  NOW & money market.....................          $23,086           225        0.97%     $22,511           290        1.29%
  Savings deposits(4)....................          136,100         2,109        1.55%     117,052         2,307        1.97%
  Certificates of deposit................          116,926         2,912        2.49%     121,310         3,439        2.83%
                                                  --------       -------                 --------       -------
  Total interest-bearing deposits........          276,113         5,246        1.90%     260,873         6,036        2.31%
  Federal Home Loan Bank advances........           60,125         2,859        4.76%      54,923         2,834        5.16%
                                                  --------       -------                 --------       -------
  Total interest-bearing liabilities....           336,238         8,105        2.41%     315,796         8,870        2.81%
  Noninterest-bearing deposits...........           22,080       -------                   20,303       -------
  Other noninterest-bearing liabilities..            3,884                                  4,441
                                                  --------                               --------
  Total liabilities......................          362,202                                340,540
  Stockholders' equity...................           37,465                                 21,642
                                                  --------                               --------
  Total liabilities and equity...........         $399,667                               $362,182
                                                  ========                               ========
  Net interest spread(5).................                        $10,099        2.28%                   $ 8,606        2.14%
                                                                 =======        ====                    =======        ====
  Net interest margin(6).................                                       2.60%                                  2.44%
                                                                                ====                                   ====
  Ratio of interest-earning assets to
    interest-bearing liabilities.........          115.67%                                111.69%
                                                   ======                                 ======

                                                     Year Ended September 30,
                                                -----------------------------------
                                                              2002
                                                -----------------------------------
                                                Average      Interest      Average
                                                Balance    Earned/Paid   Yield/Cost
                                                --------   -----------   ----------

Interest-earning assets:
  Loans receivable, net(1)...............        $186,974       $12,907        6.90%
  Investment securities(2)...............          91,141         4,414        4.84%
  Other interest-earning assets(3).......          13,506           257        1.90%
                                                 --------       -------
  Total interest-earning assets..........         291,621        17,578        6.03%
  Noninterest-earning assets.............           8,223
                                                 --------
  Total assets...........................        $299,844
                                                 ========
Interest-bearing liabilities:
  NOW & money market.....................         $14,381           211        1.47%
  Savings deposits(4)....................          86,475         2,196        2.54%
  Certificates of deposit................         114,965         4,158        3.62%
                                                 --------       -------
  Total interest-bearing deposits........         215,821         6,565        3.04%
  Federal Home Loan Bank advances........          43,859         2,264        5.16%
                                                 --------       -------
  Total interest-bearing liabilities....          259,680         8,829        3.40%
  Noninterest-bearing deposits...........          16,333       -------
  Other noninterest-bearing liabilities..           3,507
                                                 --------
  Total liabilities......................         279,520
  Stockholders' equity...................          20,324
                                                 --------
  Total liabilities and equity...........        $299,844
                                                 ========
  Net interest spread(5).................                       $ 8,749        2.63%
                                                                =======        ====
  Net interest margin(6).................                                      3.00%
                                                                               ====
  Ratio of interest-earning assets to
    interest-bearing liabilities.........         112.30%
                                                  ======

---------------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  Includes money market savings accounts.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                   EXHIBIT I-5

                               ASB Holding Company
                           Interest Rate Risk Analysis

                                   Exhibit I-5
                               ASB Holding Company
                           Interest Rate Risk Analysis

                                                        Net Portfolio Value
                    Net Portfolio Value           as % of Present Value of Assets
                   ---------------------      ----------------------------------------
  Changes in                                               Net Portfolio   Basis Point
   Rates(1)        $ Amount     $ Change      % Change      Value Ratio       Change
  -----------      --------     --------      --------     -------------   -----------
                                  (Dollars in thousands)
   +300 bp           24,991      -23,067          -48%          5.98%       -468 bp
   +200 bp           33,146      -14,912          -31%          7.72%       -293 bp
   +100 bp           41,117       -6,940          -14%          9.33%       -132 bp
      0 bp           48,058                                    10.66%
   -100 bp           53,007        4,950          +10%         11.53%        +87 bp
   -200 bp           53,372        5,314          +11%         11.49%        +84 bp

(1) The-300bp scenario is not shown due to the low prevailing interest rate environment.

                                   EXHIBIT I-6
                               ASB Holding Company
                      Fixed Rate and Adjustable Rate Loans

                                   Exhibit I-6
                               ASB Holding Company
                      Fixed Rate and Adjustable Rate Loans


         The following table sets forth the dollar amount of all loans at March 31, 2005 due after March 31, 2006, which have fixed interest rates and which have floating or adjustable interest rates.

                                                  Floating or
                                   Fixed Rates  Adjustable Rates        Total
                                   -----------  ----------------        -----
                                                (In thousands)
One- to four-family............       $153,365       $108,385        $261,750
Multi-family and commercial....         19,695         34,634          54,329
Construction...................              -          4,417           4,417
Consumer.......................              9              -               9
Home equity....................              -         11,232          11,232
Commercial.....................             33            103             136
                                      --------       --------        --------
  Total........................       $173,102       $158,771        $331,873
                                      ========       ========        ========

         The following table sets forth the dollar amount of all loans at September 30, 2004 due after September 30, 2005, which have fixed interest rates and which have floating or adjustable interest rates.

                                                  Floating or
                                   Fixed Rates  Adjustable Rates        Total
                                   -----------  ----------------        -----
                                                (In thousands)
One- to four-family............       $156,752        $93,990        $250,742
Multi-family and commercial....         19,399         23,522          42,921
Construction...................              -          6,150           6,150
Consumer.......................              6             --               6
Home equity....................              -         10,647          10,647
Commercial.....................            125            121             246
                                      --------       --------        --------
  Total........................       $176,282       $134,430        $310,712
                                      ========       ========        ========

                                   EXHIBIT I-7
                               ASB Holding Company
                           Loan Portfolio Composition

                                   Exhibit I-7
                               ASB Holding Company
                           Loan Portfolio Composition

                                           At March 31,                               At September 30
                                        ------------------     ------------------------------------------------------------------
                                              2005                   2004                    2003                   2002
                                        ------------------     ------------------     ------------------     ------------------
                                        Amount     Percent     Amount     Percent     Amount     Percent     Amount     Percent
                                        ------     -------     ------     -------     ------     -------     ------     -------
                                                                                               (Dollars in thousands)
Type of Loans:
Mortgage Loans
  One- to four-family(1)............    $262,286      77.49%   $251,531      80.17%   $215,984      81.59%   $167,564      79.06%
  Multi-family and commercial.......      55,454      16.38      43,197      13.77      36,202      13.68      29,503      13.92
Construction........................       8,132       2.40       7,175       2.29       1,233       0.47       4,875       2.30
Consumer............................         701       0.21         746       0.24         780       0.29         795       0.38
Home equity.........................      11,249       3.32      10,666       3.40       8,893       3.36       6,904       3.26
Commercial..........................         663       0.20         398       0.13       1,610       0.61       2,298       1.08
                                        --------     ------    --------     ------    --------     ------    --------     ------
     Total loans receivable.........     338,485     100.00%    313,713     100.00%    264,702     100.00%    211,939     100.00%
                                                     ======                 ======                 ======                 ======
Less:
  Allowance for loan losses.........      (1,689)                (1,578)                (1,371)                (1,117)
  Net deferred origination costs....         977                    935                    796                    673
  Loans in process..................      (4,219)                (4,100)                  (783)                (3,121)
                                        --------               --------               --------               --------
     Total loans receivable, net....    $333,554               $308,970               $263,344               $208,374
                                        ========               ========               ========               ========

                                                       At September 30
                                          -----------------------------------------
                                                 2001                   2000
                                          ------------------     ------------------
                                          Amount     Percent     Amount     Percent
                                          ------     -------     ------     -------
                                                 (Dollars in thousands)
Type of Loans:
Mortgage Loans
  One- to four-family(1)............      $131,513      76.18%   $108,678      73.97%
  Multi-family and commercial.......        24,903      14.42      21,867      14.88
Construction........................         9,402       5.45      10,697       7.28
Consumer............................           540       0.31         547       0.37
Home equity.........................         5,863       3.40       4,903       3.34
Commercial..........................           417       0.24         238
                                          --------     ------    --------     ------
     Total loans receivable.........       172,638     100.00%    146,930     100.00%
                                                       ======                 ======
Less:
  Allowance for loan losses.........        (1,009)                (1,003)
  Net deferred origination costs....           532                    400
  Loans in process..................        (5,839)                (5,369)
                                          --------               --------
     Total loans receivable, net....      $166,322               $140,958
                                          ========               ========

(1) Includes loans held for sale of $300,000, $500,000 and $452,000 at March 31, 2005, September 30, 2003 and September 30, 2000, respectively.

                                   Exhibit I-8
                               ASB Holding Company
                        Contractual Maturity By Loan Type

                                   Exhibit I-8
                               ASB Holding Company
                        Contractual Maturity By Loan Type

                                                                 At March 31, 2005
                           ------------------------------------------------------------------------------------------

                                          Multi-family
                           One- to Four-      and
                              Family      Commercial    Construction    Consumer   Home Equity   Commercial    Total
                           ------------   -----------   ------------    --------   -----------   ----------    -----
                                                                     (In thousands)
Amounts Due:
Within 1 Year ..........   $    536       $  1,125       $  3,715       $    692   $     17       $    527   $  6,612
After 1 year:
  1 to 5 years .........      2,358          1,454          4,417              9         50             71      8,359
  5 to 10 years ........     31,584          5,100             --             --      1,997             65     38,746
  10 to 15 years .......     58,619         15,442             --             --      7,957             --     82,018
  Over 15 years ........    169,189         32,333             --             --      1,228             --    202,750
Total due after one year    261,750         54,329          4,417              9     11,232            136    331,873
                           --------       --------       --------       --------   --------       --------   --------
Total amount due .......   $262,286       $ 55,454       $  8,132       $    701   $ 11,249       $    663   $338,485
                           ========       ========       ========       ========   ========       ========   ========

                                   ESHIBIT I-9
                               ASB Holding Company
                              Non-Performing Assets

                                   Exhibit I-9
                               ASB Holding Company
                              Non-Performing Assets

                                                       At
                                                     March 31,                  At September 30,
                                                     ---------   ----------------------------------------------
                                                        2005      2004      2003       2002     2001      2000
                                                                      (Dollars in thousands)
  Loans accounted for on a non-accrual basis:
  One- to four-family ...............................   $261      $445      $147      $147      $309      $374
  Multi-family and commercial .......................     74        74       369       423       287       343
  Construction ......................................     --        --        --        --        --        --
  Consumer ..........................................     --        --         1        --        21        --
  Home equity .......................................     17        --        --        --        11        61
  Commercial ........................................     --        --        --        --        --        --
                                                        ----      ----      ----      ----      ----      ----
     Total ..........................................   $352      $519      $517       570       628       778

Accruing loans contractually past due 90 days or more     --        --        --        --        --        --
                                                        ----      ----      ----      ----      ----      ----

Total non-performing loans ..........................    352       519       517       570       628       778
Real estate owned ...................................     --        --        --        --        --        --
Other non-performing assets .........................     --        --        --        --        --        --
                                                        ----      ----      ----      ----      ----      ----
Total non-performing assets .........................   $352      $519      $517      $570      $628      $778
                                                        ====      ====      ====      ====      ====      ====

Allowance for loan losses to non-performing loans ... 480.66%   304.05%   265.18%   195.96%   160.67%   128.92%
Total non-performing loans to total loans ...........   0.11%     0.17%     0.20%     0.27%     0.36%     0.53%
Total non-performing loans to total assets ..........   0.08%     0.12%     0.12%     0.17%     0.24%     0.35%
Total non-performing assets to total assets .........   0.08%     0.12%     0.12%     0.17%     0.24%     0.35%

                                                             Exhibit I-10
                                                          ASB Holding Company
                                                    Loan Loss Allowance Activity

                                                             Exhibit I-10
                                                          ASB Holding Company
                                                    Loan Loss Allowance Activity

                                                  Six Months Ended                            Year Ended
                                                        March 31,                            September 30,
                                                --------------------     ------------------------------------------------------
                                                  2005         2004         2004       2003      2002        2001        2000
                                                  ----         ----         ----       ----      ----        ----        ----
                                               (Dollars in thousands)

Allowance balance at beginning of period ....   $   1,578   $   1,371    $   1,371  $   1,117  $   1,009   $   1,003  $     999

Provision for loan losses ...................         112          54          207        254        105           2         22

Charge-offs:
  One- to four-family .......................          --          --           --         --         --          --        (19)
  Consumer...................................          --          --           --         --         (1)         --         --
                                                ---------   ---------    ---------  ---------  ---------   ---------  ---------
     Total charge-offs ......................         (19)         --           --         --         --          (1)        --
                                                ---------   ---------    ---------  ---------  ---------   ---------  ---------
Recoveries:
  Consumer                                             --          --           --         --          4           4          1
                                                ---------   ---------    ---------  ---------  ---------   ---------  ---------
     Total recoveries                                  --          --           --         --          4           4          1
                                                ---------   ---------    ---------  ---------  ---------   ---------  ---------

Net (charge-offs) recoveries ................          --          --           --         --          3          4          18
                                                ---------   ---------    ---------  ---------  ---------   ---------  ---------
Allowance balance at end of period ..........   $   1,690   $   1,425    $   1,578  $   1,371  $   1,117   $   1,009  $   1,003
                                                =========   =========    =========  =========  =========   =========  =========
Total loans outstanding at end of period ....   $ 338,485   $ 275,774    $ 313,713  $ 264,702  $ 211,939   $ 172,638  $ 146,930
                                                =========   =========    =========  =========  =========   =========  =========
Average loans outstanding during period .....   $ 318,539   $ 270,680    $ 278,632  $ 238,474  $ 186,974   $ 150,938  $ 128,463
                                                =========   =========    =========  =========  =========   =========  =========
Allowance as a % of total loans .............        0.50%       0.52%        0.50%      0.52%      0.53%       0.58%      0.68%

Net loans charge-offs as a % of average loans        0.00%       0.00%        0.00%      0.00%      0.00%       0.00%      0.01%

                                  EXHIBIT I-11
                               ASB Holding Company
                               Deposit Composition

                                  Exhibit I-11
                               ASB Holding Company
                               Deposit Composition

                                           At March 31,                At September 30,
                                  ---------------------------------  ----------------------------------
                                              2005                              2004
                                  ---------------------------------  -------------------------------
                                                          Weighted                          Weighted
                                              Percent      Average              Percent     Average
                                             of Total      Nominal              of Total     Nominal
                                  Amount     Deposits       Rate     Amount     Deposits       Rate
                                  ------     --------     --------   ------     --------    --------
                                                                  (Dollars in thousands)
Noninterest-bearing demand
   deposits................       $ 24,093     7.34%         -%     $ 22,599     7.00%          -%
Interest-bearing demand
   deposits................         34,018     10.37       1.18       38,696     11.99        1.06

Time deposits..............        135,295     41.24       2.94      143,401     44.44        1.60

Savings deposits...........        134,637     41.05       1.58      118,020     36.57        2.65
                                  --------    ------       ----     --------    ------        ----
     Total deposits........       $328,043    100.00%      1.98%    $322,716    100.00%       1.81%
                                  ========    ======       ====     ========    ======        ====

                                                                At September 30,
                                      --------------------------------------------------------------------
                                                  2003                                2002
                                      -------------------------------     --------------------------------
                                                             Weighted                            Weighted
                                                 Percent     Average                 Percent     Average
                                                 of Total    Nominal                 of Total    Nominal
                                      Amount     Deposits      Rate       Amount     Deposits      Rate
                                      ------     --------    --------     ------     --------    --------
                                              (Dollars in thousands)
Noninterest-bearing demand
   deposits................          $ 21,676      7.40%          -%     $ 16,816       6.36%       -%
Interest-bearing demand
   deposits................            21,721       7.42        0.98       27,733      10.48     1.55

Time deposits..............           127,720      43.62        1.60      101,433      38.34     2.30

Savings deposits...........           121,709      41.56        2.55      118,605      44.82     3.14
                                     --------     ------        ====     ========     ======     ====
     Total deposits........          $292,826     100.00%       1.79%    $264,587     100.00%    2.45%
                                     ========     ======        ====     ========     ======     ====

                                  Exhibit I-12
                               ASB Holding Company
                            CDs By Rate and Maturity

                                  Exhibit I-12
                               ASB Holding Company
                            CDs By Rate and Maturity

         The following table sets forth the time deposits at the Bank classified by interest rate as of the dates indicated.

                                   At March 31,                              At September 30,
                               ------------------    -----------------------------------------------------------------
                                      2005                  2004                  2003                   2002
                               ------------------    ------------------      -----------------      ------------------
                                         Percent                Percent                Percent                Percent
                               Amount    of Total    Amount     of Total     Amount    of Total     Amount    of Total
                               ------    --------    ------     --------     ------    --------     ------    --------
                                                              (Dollars in thousands)
  Interest Rate
  0.00% - 0.99%..........    $      -          -%   $      -          -%    $    240       0.20%  $    498       0.42%
  1.00% - 1.99%..........      36,415      26.92      51,664      43.78       56,504      46.43          8       0.42
  2.00% - 2.99%..........      32,971      24.37      20,848      17.66       18,576      15.26     66,213      55.82
  3.00% - 3.99%..........      34,763      25.69      16,353      13.86       23,047      18.94     28,792      24.28
  4.00% - 4.99%..........      19,369      14.32      19,198      16.27       18,414      15.13     16,557      13.96
  5.00% - 5.99%..........      11,334       8.38       9,494       8.04        3,941       3.24      5,129       4.32
  6.00% - 6.99%..........         443       0.33         463       0.39          987       0.81      1,383       1.17
  7.00% - 7.99%..........           -          -           -          -            -          -         33       0.03
                             --------     ------    --------     ------     --------     ------   --------     ------
    Total................    $135,295     100.00%   $118,020     100.00%    $121,709     100.00%  $118,605     100.00%
                             ========     ======    ========     ======     ========     ======   ========     ======

         The following table sets forth the amount and maturities of time deposits at the Bank at March 31, 2005.

                                                                           Amount Due
                                     ------------------------------------------------------------------------------------
                                                                                                                 After
                                      March 31,      March 31,       March 31,       March 31,     March 31,    March 31,
       Interest Rate                    2006           2007            2008            2009          2010         2010
       -------------                  ---------      ---------       ---------       --------      ---------    ---------
                                                                   (In thousands)
       0.00% - 0.99%........           $36,410       $     -          $     -          $    -       $    -        $    -
       1.00% - 1.99%........            28,541             6                -               -            -             -
       2.00% - 2.99%........            13,033         4,345               84               -            -             -
       3.00% - 3.99%........             5,382        14,268            3,570           3,162          667            63
       4.00% - 4.99%........                93           692            6,192           3,481        1,796         1,826
       5.00% - 5.99%........               392           185            3,204             186           66         7,601
       6.00% - 6.99%........                 -             -               50               -            -             -
                                       -------       -------          -------          ------       ------        ------
           Total............           $83,851       $19,496          $13,100          $6,829       $2,529        $9,490
                                       =======       =======          =======          ======       ======        ======

                                  Exhibit I-13
                               ASB Holding Company
                               Borrowings Activity

                                  Exhibit I-13
                               ASB Holding Company
                               Borrowings Activity

                                                                                At or For the
                                                     At or For the          Year Ended September 30,
                                                   Six Months Ended   -------------------------------------
                                                    March 31, 2005      2004          2003           2002
                                                   ----------------   --------      --------       --------
                                                                      (Dollars in thousands)
Federal Home Loan Bank Advances:

Average balance outstanding...............             $ 61,780       $ 60,125      $ 54,923       $ 43,859

Maximum amount outstanding
  at any month-end during the period......             $ 68,263       $ 65,500      $ 61,800       $ 48,500

Balance outstanding at end of period......             $ 68,263       $ 57,491      $ 55,000       $ 44,000

Weighted average interest rate during
   the period.............................                4.54%          4.76%         5.16%          5.16%

Weighted average interest rate at end
   of period..............................                4.45%          4.72%         5.13%          5.59%

                                  Exhibit II-1
                               ASB Holding Company
                        Description of Office Facilities

                                  Exhibit II-1
                               ASB Holding Company
                        Description of Office Facilities

                                                   Year Facility      Leased or      Net Book Value at
        Office Location                                Opened           Owned          March 31, 2005
        ---------------                            -------------      ---------      -----------------
                                                                                       (In thousands)
        Main Office
        365 Broad Street
        Bloomfield, New Jersey  07003                   1965            Owned              $1,377

        Main Office Drive Up Facility
        16 Pitt Street
        Bloomfield, New Jersey  07003                   1998            Owned              $  346


        Full Service Branch
        310 Pompton Avenue
        Cedar Grove, New Jersey  07009                  2001            Owned              $1,928

        Deposits in connection with branch site
        acquisitions                                                                       $  408

                                  Exhibit II-2
                          Historical Interest Rates(1)

                                  Exhibit II-2
                          Historical Interest Rates(1)

                                           Prime            90 Day             One Year            10 Year
       Year/Qtr. Ended                     Rate             T-Bill              T-Bill             T-Bond
       ---------------                     ----             ------              ------             ------

       1997:   Quarter 1                  8.50%             5.35%                6.02%             6.92%
               Quarter 2                  8.50%             5.25%                5.67%             6.51%
               Quarter 3                  8.50%             5.06%                5.47%             6.12%
               Quarter 4                  8.50%             5.36%                5.51%             5.75%

       1998:   Quarter 1                  8.50%             5.16%                5.41%             5.67%
               Quarter 2                  8.50%             5.10%                5.38%             5.44%
               Quarter 3                  8.25%             4.37%                4.41%             4.44%
               Quarter 4                  7.75%             4.48%                4.53%             4.65%

       1999:   Quarter 1                  7.75%             4.49%                4.72%             5.25%
               Quarter 2                  7.75%             4.78%                5.07%             5.81%
               Quarter 3                  8.25%             4.88%                5.22%             5.90%
               Quarter 4                  8.50%             5.33%                5.98%             6.45%

       2000:   Quarter 1                  9.00%             5.88%                6.28%             6.03%
               Quarter 2                  9.50%             5.88%                6.08%             6.03%
               Quarter 3                  9.50%             6.23%                6.07%             5.80%
               Quarter 4                  9.50%             5.89%                5.32%             5.12%

       2001:   Quarter 1                  8.00%             4.30%                4.09%             4.93%
               Quarter 2                  6.75%             3.65%                3.72%             5.42%
               Quarter 3                  6.00%             2.40%                2.49%             4.60%
               Quarter 4                  4.75%             1.74%                2.17%             5.07%

       2002:   Quarter 1                  4.75%             1.79%                2.70%             5.42%
               Quarter 2                  4.75%             1.70%                2.06%             4.86%
               Quarter 3                  4.75%             1.57%                1.53%             3.63%
               Quarter 4                  4.25%             1.22%                1.32%             3.83%

       2003:   Quarter 1                  4.25%             1.14%                1.19%             3.83%
               Quarter 2                  4.00%             0.90%                1.09%             3.54%
               Quarter 3                  4.00%             0.95%                1.15%             3.96%
               Quarter 4                  4.00%             0.95%                1.26%             4.27%

       2004:   Quarter 1                  4.00%             0.95%                1.20%             3.86%
               Quarter 2                  4.00%             1.33%                2.09%             4.62%
               Quarter 3                  4.75%             1.70%                2.16%             4.12%
               Quarter 4                  5.25%             2.22%                2.75%             4.24%

       2005:   Quarter 1                  5.75%             2.80%                3.43%             4.51%
       As of  May 31, 2005                6.00%             2.99%                3.32%             4.00%

       (1) End of period data.

       Sources:  Federal Reserve.

                                 Exhibit III-1

            General Characteristics of Publicly-Traded Institutions

                               [GRAPHICS OMITTED]

                                 EXHIBIT III-2

                  Public Market Pricing of New Jersey Thrifts

                               [GRAPHICS OMITTED]

                                 EXHIBIT III-3

                  Public Market Pricing of Mid-Altanic Thrifts

                               [GRAPHICS OMITTED]

                                  EXHIBIT IV-1

                                  Stock Prices:

                               As of May 31, 2005

                               [GRAPHICS OMITTED]

                                  EXHIBIT IV-2

                         Historical Stock Price Indices

                                  Exhibit IV-2

                        Historical Stock Price Indices(1)


                                                                   SNL     SNL
                                                      NASDAQ      Thrift  Bank
       Year/Qtr. Ended          DJIA      S&P 500    Composite    Index   Index
       ---------------          ----      -------    ---------    -----   -----

       1998:   Quarter 1        8799.8     1101.8      1,835.7    869.3   456.1
               Quarter 2        8952.0     1133.8      1,894.7    833.5   457.7
               Quarter 3        7842.6     1017.0      1,693.8    651.3   363.5
               Quarter 4        9181.4     1229.2      2,192.7    705.9   439.6

       1999:   Quarter 1        9786.2     1286.4      2,461.4    707.6   448.4
               Quarter 2       10970.8     1372.7      2,686.1    695.6   479.3
               Quarter 3       10337.0     1282.7      2,746.2    609.1   409.9
               Quarter 4       11497.1     1469.3      4,069.3    562.4   416.7

       2000:   Quarter 1       10921.9     1498.6      4,572.8    545.6   421.2
               Quarter 2       10447.9     1454.6      3,966.1    567.8   387.4
               Quarter 3       10650.9     1436.5      3,672.8    718.3   464.6
               Quarter 4       10786.9     1320.3      2,470.5    874.3   479.4

       2001:   Quarter 1        9878.8     1160.3      1,840.3    885.2   459.2
               Quarter 2       10502.4     1224.4      2,160.5    964.5   493.7
               Quarter 3        8847.6     1040.9      1,498.8    953.9   436.6
               Quarter 4       10021.5     1148.1      1,950.4    918.2   473.7

       2002:   Quarter 1       10403.9     1147.4      1,845.4   1006.7   498.3
               Quarter 2        9243.3      989.8      1,463.2   1121.4   468.9
               Quarter 3        7591.9      815.3      1,172.1    984.3   396.8
               Quarter 4        8341.6      879.8      1,335.5   1073.2   419.1

       2003:   Quarter 1        7992.1      848.2      1,341.2   1096.2   401.0
               Quarter 2        8985.4      974.5      1,622.8   1266.6   476.1
               Quarter 3        9275.1      996.0      1,786.9   1330.9   490.9
               Quarter 4       10453.9     1112.0      2,003.4   1482.3   548.6

       2004:   Quarter 1       10357.7     1126.2      1,994.2   1585.3   562.2
               Quarter 2       10435.5     1140.8      2,047.8   1437.8   546.6
               Quarter 3       10080.3     1114.6      1,896.8   1495.1   556.0
               Quarter 4       10783.0     1211.9      2,175.4   1605.6   595.1

       2005:   Quarter 1       10503.8     1180.6      1,999.2   1516.6   551.0
       As of  May 31, 2005     10467.5     1191.5      2,068.2   1546.4   563.7

       (1) End of period data.
       Sources:  SNL Securities and Wall Street Journal.

                                  EXHIBIT IV-3
                         Historical Thrift Stock Indices

                               [GRAPHICS OMITTED]

                                  EXHIBIT IV-4
                        Market Area Acquisition Activity

                                  Exhibit IV-4
                   New Jersey Thrift Acquisitions 2001-Present

                                                                                                         Target Financials at
                                                                                                             Announcement
                                                                                                      ----------------------------
                                                                                                        Total
  Announce      Complete                                                                               Assets  E/A   ROAA   ROAE
    Date         Date      Buyer Short Name                    Target Name                             ($000)  (%)    (%)    (%)
  --------      --------   ----------------                    -----------                            -------  ----  ----   -----
 01/10/2002   10/21/2002   Kearny, MHC                    NJ   Pulaski Bancorp, Inc. (MHC)      NJ    237,596  10.50  0.32   3.05
 09/11/2002   07/01/2003   Kearny, MHC                    NJ   West Essex Bancorp Inc.,(MHC)    NJ    390,333  13.02  0.88   6.51
 05/16/2002   12/31/2002   NSB Holding Corp.              NY   Liberty Bancorp, Inc. (MHC)      NJ    323,043   9.69  0.36   3.63
 10/18/2001   08/23/2002   Oritani Financial Corp M.H.C   NJ   Hamilton Bancorp, MHC            NJ    123,151   6.40  0.45   6.95
 10/17/2001   07/31/2002   Pacific MHC                    CA   College Savings Bank             NJ    323,236   5.39  0.56  10.31
 12/22/2003   07/14/2004   Provident Financial Services   NJ   First Sentinel Bancorp, Inc.     NJ  2,245,130   9.68  1.12  11.66

                                                               Average:                               607,082   9.11  0.62   7.02
                                                               Median:                                323,140   9.69  0.51   6.73

Target Financials
 at Announcement             Deal Terms and Pricing at Announcement
  --------------   -----------------------------------------------------
  NPAs/   Rsrvs/   Deal  Value/                                  Prem/
  Assets  NPLs     Value Share     P/B    P/TB      P/E   P/A     Cdeps
  (%)     (%)      ($M)   ($)      (%)     (%)       (x)   (%)      (%)
  ------  ------   ----- -----    -----   -----     ----  ----    -----
  0.29   182.58   32.900 Cash     253.27  253.27      NM  27.06   23.60
  0.36   114.15   35.100 Cash     334.60  356.71   52.39  44.90   60.81
  0.20   140.73   26.500 Cash     276.62  276.62     NM   27.68   25.15
  0.05       NA       NA              NA      NA      NA      NA     NA
  0.00       NA       NA              NA      NA      NA      NA     NA
  0.04       NM   22.246 Mixed    283.03  288.17   23.92  28.68   32.93

  0.16   145.82  29.19            286.88  293.69   38.16  32.08   35.62
  0.13   140.73  29.70            279.83  282.40   38.16  28.18   29.04


Source: SNL Finanical, LC.

                                  Exhibit IV-5
                               ASB Holding Company
                 Director and Senior Management Summary Resumes

                                  Exhibit IV-5
                               ASB Holding Company
                 Director and Senior Management Summary Resumes


     Robert A. Gaccione has been a member of the Board since 2003. He has been a senior partner of the law firm of Gaccione, Pomaco & Malanga, P.C. in Belleville, New Jersey for thirty years. He is a former Federal Bureau of Investigation agent. Mr. Gaccione also serves as the Essex County Tax Board Commissioner. He served as a director of Franklin Community Bank, a commercial bank located in Nutley, New Jersey for three years. Mr. Gaccione is a member and the past president of the Belleville Rotary Club, is the president of the Clara Maass Foundation and is a member of the Belleville Foundation.

     Joseph Kliminski has been a member of the Board since 1986. He has been employed by the Bank since 1967 and became President and Chief Executive Officer of the Bank in 1987 and President and Chief Executive Officer of ASB Holding Company upon its formation in June 2003. Mr. Fred Kowal succeeded Mr. Kliminski as President of the Bank and ASB Holding Company in 2005. Mr. Kliminski continues to serve as Chief Executive Officer of the Bank and ASB Holding Company and will also hold this position for American Bancorp of New Jersey, Inc. Mr. Kliminski is a member and past president of the Bloomfield Lions Club, is president of the Advisory Board to the Bloomfield Town Council, chairman of the Bloomfield Education Foundation, and former chairman of the Deborah Hospital Children of the World Golf Tournament. Mr. Kliminski also serves on the Executive Committee of the Bloomfield Center Alliance, and is a member and former president of the Board of Trustees of the Bloomfield Public Library. He is also a former member of the Board of Governors of the New Jersey League of Community Bankers and past president of the Essex County Savings League.

     Fred G. Kowal was appointed as President and Chief Operating Officer of the Bank in March 2005 and was appointed as a member of the Board of ASB Holding Company at the same time. In May 2005, he was appointed as President and Chief Operating Officer of ASB Holding Company. He will serve in these same capacities as an officer of American Bancorp of New Jersey, Inc. Mr. Kowal was previously Chairman and Chief Executive Officer of Warwick Community Bancorp, Inc. until its merger into Provident Bancorp, Inc. in October 2004. He joined Warwick Community Bancorp, Inc. in 1999 and also served as Chairman of the Board of Directors of The Warwick Savings Bank and as Chairman of the Board, President and Chief Executive Officer of The Towne Center Bank, a de novo commercial bank formed by Warwick Community Bancorp, Inc. in 1999. Prior to joining Warwick, he served as Senior Vice President of First Union National Bank, where he worked for 16 years, and as Senior Vice President of PNC Bank.

     H. Joseph North has been a member of the Board since 1991. Mr. North retired in 1987 as Town Administrator of Bloomfield, New Jersey after 20 years of service as the municipality's chief administrative officer. Mr. North is a past president and a lifetime member of the New Jersey Municipal Management Association and is a former member of the International City Management Association. Mr. North is also a former president of the Bloomfield Lions Club, Bloomfield Fifth Quarter Club and Bloomfield Tennis Federation.

     Stanley Obal has been a member of the Board since 1981. Mr. Obal retired in 1982 and was the owner of Obal's Inn, a tavern and restaurant in Bloomfield, New Jersey.

     W. George Parker has been a member of the Board since 1967 and Chairman since 1990. Mr. Parker is the owner, president and chief executive officer of Adco Chemical Company, located in Newark, New Jersey.

                               ASB Holding Company
                 Director and Senior Management Summary Resumes


     Vincent S. Rospond has been a member of the Board since 1981. He is an attorney and the majority stockholder of the law firm of Rospond, Rospond & Conte, P.A. in Bloomfield, New Jersey. Rospond, Rospond & Conte serves as general counsel to the Bank. Mr. Rospond is the president and a trustee of United Way of Bloomfield, is a member and the former legal counsel of Bloomfield Chamber of Commerce, and is a member and the treasurer of North Jersey Manufacturer's & Businessmen Association. He is also a member of the Cornell Club of New Jersey, the Essex County Bar Association, the Newark Art Museum, the Bloomfield Music Federation and the New Jersey Bar Association.

     James H. Ward, III has been a member of the Board since 1991 and Vice Chairman since 2003. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor.

     Richard M. Bzdek is the Bank's Executive Vice President and Secretary and became Executive Vice President and Secretary of the ASB Holding Company upon its formation in June 2003. He will serve in these same capacities as an officer of American Bancorp of New Jersey, Inc. He has been employed by the Bank since 1975. Mr. Bzdek is the former president and a current director of the Bloomfield Chamber of Commerce. He is a member of the Financial Managers Society and serves as Vice Chairman on the Operations and Technology Committee of the New Jersey League of Community Bankers. He is also the treasurer and a trustee of United Way of Bloomfield and is a director and co-founder of the Bloomfield Center Alliance.

     Eric B. Heyer has served as Senior Vice President, Treasurer and Chief Financial Officer for the Bank since 1997 and was appointed to these same positions for ASB Holding Company upon its formation in June 2003. He will serve in these same capacities as an officer of American Bancorp of New Jersey, Inc. Mr. Heyer has been employed by the Bank since 1993. He was previously the chief financial officer of Monarch Savings Bank in Kearny, New Jersey, where he was employed from 1986 to 1993. Mr. Heyer is a member of the Financial Managers
Society. He has previously served as a trustee of Kingston United Methodist Church and currently serves as vice chairman of the stewardship and finance committee of Princeton United Methodist Church. Mr. Heyer also serves as a board member of the Mental Health Clinic of Passaic in Clifton, New Jersey.

     Catherine M. Bringuier has been the Bank's Senior Vice President and Chief Lending Officer since January 2003. Ms. Bringuier has been employed by the Bank since 1990. She has previously held the positions of compliance officer, Vice President and Lending Officer for commercial, residential and consumer lending. She is an Assistant Den Leader for Cub Scouts Pack 103 of Cranford, NJ and is a member of the Sunny Acres Civic and Improvement Association of Crawford, NJ.

                                  EXHIBIT IV-6

                               ASB Holding Company
                       Pro Forma Regulatory Capital Ratios

                                  EXHIBIT IV-6

                               ASB Holding Company
                       Pro Forma Regulatory Capital Ratios




                                                                              Pro Forma at March 31, 2005
                            Actual, as of      -----------------------------------------------------------------------------------
                            March 31, 2005           Minimum                 Midpoint          Maximum        Maximum As Adjusted
                        ---------------------  --------------------   ------------------- ------------------- --------------------
                                     Percent               Percent               Percent             Percent              Percent
                          Amount    of Assets  Amount     of Assets   Amount    of Assets Amount    of Assets  Amount    of Assets
                          ------ ------------  ------  ------------   ------ ------------ ------ ------------  -------------------
                                                                      (Dollars in thousands)
Capital and Retained
Earnings Under Generally
Accepted Accounting
Principles               $33,941      7.76%   $57,528        12.49% $61,751      13.28%   $65,974      14.06%  $70,831      14.94%
                         =======      ====    =======        =====  =======      =====    =======      =====   =======      =====

Tangible Capital.......  $34,856      7.96%   $58,443        12.66% $62,666      13.45%   $66,889      14.23%  $71,746      15.10
Requirement............    6,571      1.50      6,925         1.50    6,989       1.50      7,052       1.50     7,125       1.50
                         -------     -----    -------        -----  -------      -----    -------      -----   -------     -----
Excess.................  $28,285      6.46%   $51,517        11.16% $55,677      11.95%   $59,837      12.73%  $64,621      13.60%
                         =======      ====    =======        =====  =======      =====    =======      =====   =======      =====

Tier 1 Capital
  (Leverage)...........  $34,856      7.96%   $58,443        12.66% $62,666      13.45%   $66,889      14.23%  $71,746      15.10%
Requirement............   17,524      4.00     18,467         4.00   18,636       4.00     18,805       4.00    18,999       4.00
                         -------     -----    -------        -----  -------      -----    -------      -----   -------     -----
Excess.................  $17,332      3.96%   $39,975        8.66%  $43,030       9.45%   $48,084      10.23%  $52,747      11.10%
                         =======      ====    =======        =====  =======      =====    =======      =====   =======      =====
Total Risk-Based
  Capital..............  $36,545     15.34%   $60,132        24.06% $64,355      25.53%   $68,578      26.98%  $73,435      28.62%
Risk-Based Requirement.   19,053      8.00     19,997         8.00   20,166       8.00     20,335       8.00    20,529       8.00
                         -------     -----    -------        -----  -------      -----    -------      -----   -------     -----
Excess.................  $17,492      7.34%   $40,135        16.06% $44,189      17.53%   $48,243      18.98%  $52,906      20.62%
                         =======      ====    =======        =====  =======      =====    =======      =====   =======      =====

Tier 1 Risk-Based......  $34,856     14.64%   $58,443        23.38% $62,666      24.86%   $66,889      26.32%  $71,746     27.96%
Tier 1 Risk-Based
  Requirement..........    9,527      4.00      9,998         4.00   10,083       4.00     10,167       4.00    10,264      4.00
                         -------     -----    -------        -----  -------      -----    -------      -----   -------     -----
Excess.................  $25,329     10.64%   $48,444        19.38% $52,583      20.86%   $56,722      22.32%  $61,481     23.96%
                         =======      ====    =======        =====  =======      =====    =======      =====   =======      =====

Net Proceeds After Exp. Infused (50%)         $31,237               $36,810               $42,383              $48,792
Less: ESOP                                     (5,100)               (6,000)               (6,900)              (7,935)
Less: MRP                                      (2,550)               (3,000)               (3,450)              (3,968)
                                              -------               -------               -------              -------
Pro Forma Increase                            $23,587               $27,810               $32,033              $36,890
                                              =======               =======               =======              =======

                                  EXHIBIT IV-7
                            PRO FORMA ANALYSIS SHEET
                   ASB Holding Company, Bloomfield, New Jersey
                            Prices as of May 31, 2005

                                  EXHIBIT IV-7
                            PRO FORMA ANALYSIS SHEET
                   ASB Holding Company, Bloomfield, New Jersey
                            Prices as of May 31, 2005


                                                                  Peer Group              New Jersey Companies       All Public
                                                   Subject     ------------------        ---------------------    ------------------
   Valuation Midpoint Pricing Multipl Symbol   at Midpoint         Mean   Median            Mean     Median         Mean    Median
   ---------------------------------- ------   -----------         ----   ------            ----     ------         ----    ------
   Price-earnings multiple=            P/E          47.94 x       18.25x   15.27x          19.14x     14.46x       19.35x    16.28x
   Price-core earnings mul=iple        P/CE         50.42 x       18.09x   15.52x          21.07x     19.30x       20.28x    18.32x
   Price-book ratio       =            P/B        103.59%         148.97   146.14          163.97     161.04       151.48    144.00
   Price-tangible book rat=o           P/TB       103.59%         153.57   149.16          178.11     180.91       169.40    157.83
   Price-assets ratio     =            P/A         21.20%          12.97    13.36           14.64      15.68        14.51     14.26


   Valuation Parameters                                                                                Adjusted         Stated
   --------------------                                                                                --------         ------

   Pre-Conversion Earnings (Y)  $2,295,000 (12 Mths 3/05)  ESOP Stock (% of Offering + Foundation)(E)     8.00%          8.00%
   Pre-Conversion Core Earnings $2,185,090 (12 Mths 3/05)  Cost of ESOP Borrowings (S)                    0.00%
   Pre-Conversion Book Value (B$38,911,000                 ESOP Amortization (T)                          10.00 Years
   Pre-Conv. Tang. Book Value ($38,911,000                 Stock Program (% of Offering + Foundation     (4.00%          4.00%
   Pre-Conversion Assets (A)  $440,954,000                 Stock Programs Vesting (N)                      5.00 Years
   Reinvestment Rate (R)             3.35%                 Fixed Expenses                              $800,000
   Tax rate (TAX)                   39.94%                 Variable Expenses                              1.00%
   After Tax Reinvest. Rate (R)      2.01%                 Percentage Sold (PCT)                       70.0000%
   Est. Conversion Expenses (1)(X)   1.97%                 MHC Assets                                  $100,000
   Insider Purchases            $1,000,000                 Options as % of Offering (O1)                 10.00%
   Price/Share                      $10.00                 Estimated Option Value (O2)                   47.20%
   Foundation Cash Contribution (FC) 0.00%                 Option Vesting Period (O3)                      5.00 years
   Foundation Stock Contribution (FS)0.00% Shares          % of Options taxable (O4)                     25.00%
   Foundation Tax Benefit (FT)          $0


   Calculation of Pro Forma Value After Conversion
   -----------------------------------------------
   1. V=                                     P/E * (Y)                                               V= $107,142,853
         ---------------------------------------------------------------------------------------
         1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

   2. V=                                   P/Core E * (YC)                                           V= $107,142,853
         --------------------------------------------------------------------------------------------
         1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

   3. V=                   P/B  *  (B+FT)                                                            V= $107,142,853
          ---------------------------------------------
                1 - P/B * PCT * (1-X-E-M-FC-FS)

   4. V=                  P/TB  *  (B+FT)                                                            V= $107,142,853
          ---------------------------------------------
              1 - P/TB * PCT * (1-X-E-M-FC-FS)

   5. V=                        P/A * (A+FT)                                                         V= $107,142,853
          ------------------------------------------------------------
                        1 - P/A * PCT * (1-X-E-M-FC-FS)


   Shares
   ------
                                    2nd Step            Full        Plus:    Total Market
                       2nd Step     Exchange      Conversion   Foundation  Capitalization  Exchange
   Conclusion      Offering Shares    Shares          Shares       Shares          Shares     Ratio
   ----------      ---------------    ------          ------       ------          ------     -----
   Supermaximum       9,918,750     4,250,892     14,169,642        0         14,169,642    2.55102
   Maximum            8,625,000     3,696,428     12,321,428        0         12,321,428    2.21828
   Midpoint           7,500,000     3,214,285     10,714,285        0         10,714,285    1.92894
   Minimum            6,375,000     2,732,143      9,107,143        0          9,107,143    1.63960


   Market Value
   ------------
                                       2nd Step           Full                  Total Market
                         2nd Step      Exchange     Conversion   Foundation   Capitalization
   Conclusion      Offering Value  Shares Value        $ Value        Value          $ Value
   ----------      --------------  ------------        -------        -----          -------
   Supermaximum       $99,187,500   $42,508,923   $141,696,418       $0       $141,696,418
   Maximum            $86,250,000   $36,964,281   $123,214,286        0       $123,214,286
   Midpoint           $75,000,000   $32,142,853   $107,142,853        0       $107,142,853
   Minimum            $63,750,000   $27,321,425    $91,071,430        0       $ 91,071,430

   (1) Estimated offering expenses at midpoint of the offering.

                                  EXHIBIT IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                           At the Minimum of the Range

                                  Exhibit IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                           At the Minimum of the Range

1. Fully Converted Value and Exchange Ratio
         Fully Converted Value                                                                                $91,071,430
         Exchange Ratio                                                                                           1.63960

         2nd Step Offering Proceeds                                                                           $63,750,000
          Less: Estimated Offering Expenses                                                                     1,376,500
                                                                                                              -----------
         2nd Step Net Conversion Proceeds (Including Foundation)                                              $62,373,500


2. Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                                $62,373,500
           Less: Cash Contribution to Foundation                                                                       (0)
           Less: Stock Contribution to Foundation                                                                       0
           Less: ESOP Stock Purchases (1)                                                                      (5,100,000)
           Less: MRP Stock Purchases (2)                                                                       (2,550,000)
                                                                                                              -----------
       Net Proceeds to be Reinvested                                                                          $54,723,500
       Estimated after-tax net incremental rate of return                                                            2.01%
                                                                                                                     ----
       Earnings Increase                                                                                       $1,101,042
           Less: Estimated cost of ESOP borrowings                                                                      0
           Less: Amortization of ESOP borrowings(3)                                                              (306,306)
           Less: Stock Programs Vesting (3)                                                                      (306,306)
           Less: Option Plan Vesting (4)                                                                         (541,710)
                                                                                                                 --------
       Net Earnings Increase                                                                                     ($53,280)

                                                                                              Net
                                                                          Before            Earnings              After
3. Pro Forma Earnings                                                  Conversion           Increase           Conversion
                                                                       ----------           --------           ----------

       12 Months ended March 31, 2005 (reported)                       $2,295,000           ($53,280)          $2,241,720
       12 Months ended March 31, 2005 (core)                           $2,185,090           ($53,280)          $2,131,810

                                                        Before       Net Addition        Tax Benefit             After
4. Pro Forma Net Worth                                Conversion      to Equity         of Foundation          Conversion
                                                      ----------      ---------         -------------          ----------

       March 31, 2005                                $38,911,000      $54,723,500                 $0          $93,634,500
       March 31, 2005 (Tangible)                     $38,911,000      $54,723,500                 $0          $93,634,500

                                                        Before           Net Cash          Tax Benefit           After
5. Pro Forma Assets                                   Conversion         Proceeds        of Foundation         Conversion
                                                      ----------         --------        -------------         ----------

       March 31, 2005                               $440,954,000      $54,723,500                 $0         $495,677,500


(1)  Includes ESOP purchases of 8% of the second step offering.
(2)  Includes MRP purchases of 4% of the second step offering.
(3)  ESOP amortized over 10 years,  MRP amortized over 5 years, tax effected at:
     39.94%
(4) Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

                                  EXHBIIT IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                          At the Midpoint of the Range

                                  Exhibit IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                          At the Midpoint of the Range

1. Fully Converted Value and Exchange Ratio
        Fully Converted Value                                                                                 $107,142,853
        Exchange Ratio                                                                                             1.92894

        2nd Step Offering Proceeds                                                                             $75,000,000
         Less: Estimated Offering Expenses                                                                       1,480,000
                                                                                                               -----------
        2nd Step Net Conversion Proceeds (Including Foundation)                                                $73,520,000


2. Estimated Additional Income from Conversion Proceeds

      Net Conversion Proceeds                                                                                  $73,520,000
          Less: Cash Contribution to Foundation                                                                         (0)
          Less: Stock Contribution to Foundation                                                                         0
          Less: ESOP Stock Purchases (1)                                                                        (6,000,000)
          Less: MRP Stock Purchases (2)                                                                         (3,000,000)
                                                                                                               -----------
      Net Proceeds to be Reinvested                                                                            $64,520,000
      Estimated after-tax net incremental rate of return                                                              2.01%
                                                                                                                      ----
      Earnings Increase                                                                                         $1,298,149
          Less: Estimated cost of ESOP borrowings                                                                        0
          Less: Amortization of ESOP borrowings(3)                                                                (360,360)
          Less: Stock Programs Vesting (3)                                                                        (360,360)
          Less: Option Plan Vesting (4)                                                                           (637,306)
                                                                                                                ----------
      Net Earnings Increase                                                                                       ($59,877)

                                                                                                    Net
                                                                                Before           Earnings          After
3. Pro Forma Earnings                                                         Conversion         Increase       Conversion
                                                                              ----------         --------       ----------
      12 Months ended March 31, 2005 (reported)                               $2,295,000         ($59,877)      $2,235,123
      12 Months ended March 31, 2005 (core)                                   $2,185,090         ($59,877)      $2,125,213

                                                               Before          Net Cash        Tax Benefit        After
4. Pro Forma Net Worth                                       Conversion        Proceeds       of Foundation     Conversion
                                                             ----------        --------       -------------     ----------

      March 31, 2005                                        $38,911,000      $64,520,000               $0     $103,431,000
      March 31, 2005 (Tangible)                             $38,911,000      $64,520,000               $0     $103,431,000

                                                              Before          Net Cash         Tax Benefit        After
5. Pro Forma Assets                                          Conversion        Proceeds       of Foundation     Conversion
                                                             ----------        --------       -------------     ----------

      March 31, 2005                                       $440,954,000      $64,520,000               $0     $505,474,000


(1)  Includes ESOP purchases of 8% of the second step offering.
(2)  Includes MRP purchases of 4% of the second step offering.
(3)  ESOP amortized over 10 years,  MRP amortized over 5 years, tax effected at:
     39.94%
(4) Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

                                  EXHIBIT IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                           At the Maximum of the Range

                                  Exhibit IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                           At the Maximum of the Range

1. Fully Converted Value and Exchange Ratio
         Fully Converted Value                                                                            $123,214,286
         Exchange Ratio                                                                                        2.21828

         2nd Step Offering Proceeds                                                                        $86,250,000
          Less: Estimated Offering Expenses                                                                  1,583,500
                                                                                                           -----------
         2nd Step Net Conversion Proceeds (Including Foundation)                                           $84,666,500


2. Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                             $84,666,500
           Less: Cash Contribution to Foundation                                                                    (0)
           Less: Stock Contribution to Foundation                                                                    0
           Less: ESOP Stock Purchases (1)                                                                   (6,900,000)
           Less: MRP Stock Purchases (2)                                                                    (3,450,000)
                                                                                                           -----------
       Net Proceeds to be Reinvested                                                                       $74,316,500
       Estimated after-tax net incremental rate of return                                                         2.01%
                                                                                                                  ----
       Earnings Increase                                                                                    $1,495,255
           Less: Estimated cost of ESOP borrowings                                                                   0
           Less: Amortization of ESOP borrowings(3)                                                           (414,414)
           Less: Stock Programs Vesting (3)                                                                   (414,414)
           Less: Option Plan Vesting (4)                                                                      (732,902)
                                                                                                            ----------
       Net Earnings Increase                                                                                  ($66,475)


                                                                                               Net
                                                                          Before             Earnings          After
3. Pro Forma Earnings                                                   Conversion           Increase       Conversion
                                                                        ----------           --------       ----------
       12 Months ended March 31, 2005 (reported)                        $2,295,000           ($66,475)      $2,228,525
       12 Months ended March 31, 2005 (core)                            $2,185,090           ($66,475)      $2,118,615

                                                             Before      Net Cash       Tax Benefit        After
4. Pro Forma Net Worth                                     Conversion    Proceeds      of Foundation     Conversion
                                                           ----------    --------      -------------     ----------

       March 31, 2005                                     $38,911,000   $74,316,500                $0     $113,227,500
       March 31, 2005 (Tangible)                          $38,911,000   $74,316,500                $0     $113,227,500

                                                             Before        Net Cash       Tax Benefit       After
5. Pro Forma Assets                                        Conversion      Proceeds      of Foundation   Conversion
                                                           ----------      --------      -------------   ----------

       March 31, 2005                                    $440,954,000   $74,316,500                $0     $515,270,500


(1)  Includes ESOP purchases of 8% of the second step offering.
(2)  Includes MRP purchases of 4% of the second step offering.
(3)  ESOP amortized over 10 years,  MRP amortized over 5 years, tax effected at:
     39.94%
(4) Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

                                  Exhibit IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                            At the Supermaximum Value

                                  Exhibit IV-8
                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            ASB Holding Company, Inc.
                            At the Supermaximum Value

1. Fully Converted Value and Exchange Ratio
         Fully Converted Value                                                                               $141,696,418
         Exchange Ratio                                                                                           2.55102

         2nd Step Offering Proceeds                                                                           $99,187,500
          Less: Estimated Offering Expenses                                                                     1,702,525
                                                                                                              -----------
         2nd Step Net Conversion Proceeds (Including Foundation)                                              $97,484,975


2. Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                                $97,484,975
           Less: Cash Contribution to Foundation                                                                       (0)
           Less: Stock Contribution to Foundation                                                                       0
           Less: ESOP Stock Purchases (1)                                                                      (7,935,000)
           Less: MRP Stock Purchases (2)                                                                       (3,967,500)
                                                                                                              -----------
       Net Proceeds to be Reinvested                                                                          $85,582,475
       Estimated after-tax net incremental rate of return                                                            2.01%
                                                                                                                     ----
       Earnings Increase                                                                                       $1,721,928
           Less: Estimated cost of ESOP borrowings                                                                      0
           Less: Amortization of ESOP borrowings(3)                                                              (476,576)
           Less: Stock Programs Vesting (3)                                                                      (476,576)
           Less: Option Plan Vesting (4)                                                                         (842,837)
                                                                                                               ----------
       Net Earnings Increase                                                                                     ($74,062)


                                                                                                  Net
                                                                             Before             Earnings                After
3. Pro Forma Earnings                                                      Conversion           Increase              Conversion
                                                                           ----------           --------              ----------

       12 Months ended March 31, 2005 (reported)                           $2,295,000           ($74,062)             $2,220,938
       12 Months ended March 31, 2005 (core)                               $2,185,090           ($74,062)             $2,111,029

                                                              Before           Net Cash          Tax Benefit            After
4. Pro Forma Net Worth                                     Conversion          Proceeds         of Foundation         Conversion
                                                           ----------         --------         -------------           ----------

       March 31, 2005                                     $38,911,000     $85,582,475                 $0            $124,493,475
       March 31, 2005 (Tangible)                          $38,911,000     $85,582,475                 $0            $124,493,475

                                                             Before          Net Cash          Tax Benefit               After
5. Pro Forma Assets                                        Conversion        Proceeds         of Foundation           Conversion
                                                           ----------        --------         -------------           ----------

       March 31, 2005                                    $440,954,000     $85,582,475                 $0            $526,536,475


(1)  Includes ESOP purchases of 8% of the second step offering.
(2)  Includes MRP purchases of 4% of the second step offering.
(3)  ESOP amortized over 10 years,  MRP amortized over 5 years, tax effected at:
     39.94%
(4) Option valuation based on Black-Scholes model, 10 year vesting, and assuming 25% taxable.

                                  Exhibit IV-9

                       Peer Group Core Earnings Analysis

                                  Exhibit IV-9

                       Peer Group Core Earnings Analysis


                               [GRAPHIC OMITTED]

                                  Exhibit V-1

                              RP(R) Financial, LC.
                         Firm Qualifications Statement


                                   [OMITTED]